ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is made and entered into as of August 2, 1999, among Eaton Corporation, an Ohio corporation (the "Seller"), each of the Seller Subsidiaries (as hereinafter defined), Borg-Warner Automotive, Inc., a Delaware corporation (the "Buyer"), and each of the Buyer Subsidiaries (as hereinafter defined).

                                      RECITALS:

     A. The Seller is engaged in the design, manufacture and marketing of fan clutches, viscous fan drives, plastic molded fans, water pumps and water pump impellers for engine cooling systems (the "Business") by and through the Seller's Fluid Power Division (the "Division"); and

     B. The Seller, directly and indirectly through Eaton MDH Company, Inc., a Delaware corporation ("Eaton MDH"), Eaton GmbH, a corporation organized under the laws of Germany ("Eaton GmbH"), Eaton ETN Offshore Ltd., a corporation organized under the laws of the Province of Ontario, Canada ("Eaton ETN"), Eaton Limited (U.K.), a corporation organized under the laws of England and Wales ("Eaton (U.K.)"), Eaton (China) Investments Co., Ltd., a corporation organized under the laws of the People's Republic of China ("Eaton (China)"), and Eaton Ltda., a limited liability company organized under the laws of Brazil ("Eaton Ltda.," and collectively with Eaton MDH, Eaton GmbH, Eaton ETN, Eaton (U.K.) and Eaton (China) the "Seller Subsidiaries"), owns or leases the assets used in the conduct of the Business of the Division, including, without limitation, trade accounts receivable, inventory, land, buildings, fixtures, machinery and equipment, contract rights, customer and supplier lists, records and related information, patents, trade secrets and trademarks; and

     C. The Seller desires to sell, and to cause the Seller Subsidiaries to sell, and the Buyer desires to purchase, and shall cause HERKULES AchtunddreiBigste Verwaltungsgesellschaft mbH, a corporation organized under the laws of Germany, registered in the Commercial Register kept at the Lower Court of Frankfurt am Main under HRB 46323, which is a wholly-owned indirect Subsidiary of the Buyer ("HERKULES"), to purchase, substantially all of the assets of the Division and assume certain liabilities of the Division described herein with respect to its German operations, shall cause Borg-Warner Automotive South Asia Corporation, a Delaware corporation ("Borg South Asia"), to purchase the ESACO Interest (as hereinafter defined), and shall cause Lacom Schwitzer Equipamentos Ltda, a limited liability company organized under the laws of Brazil ("Lacom," and collectively with HERKULES and Borg South Asia, the "Buyer Subsidiaries"), to purchase, substantially all of the assets of the Division and assume certain liabilities of the Division described herein with respect to its Brazilian operations in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the payments herein provided for and the covenants herein contained, the parties hereby agree as follows.


                                      ARTICLE 1

                                     DEFINITIONS

     Unless elsewhere defined herein, the following terms shall have the meanings set forth in this Article 1.

"Accounts Receivable" means all of the Division's trade and other accounts receivable including all accounts receivable, if any, that are owed by the Seller or by any Subsidiary or Affiliate of the Seller and which relate to the Division.

"ADR" has the meaning set forth in Section 22.2.

"Affiliate" shall mean, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms " controlling," "controlled by" and" under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

"Agreement" means this Asset Purchase Agreement.

"Approval Authority" has the meaning set forth in Section 7.12(a).

"Asset Transfer Date" has the meaning set forth in Section 10.4(f).

"Assumed Liabilities" has the meaning set forth in Section 3.1.

"Assumption Agreement" has the meaning set forth in Section 3.1.

"Authorized Individuals" has the meaning set forth in Section 22.1.

"Bonuses" has the meaning set forth in Section 5.28.

"Breaching Party" has the meaning set forth in Section 20.2(b).

"Business" has the meaning set forth in Recital A.

"Buyer" has the meaning set forth in the first paragraph of this Agreement.

"Buyer Obligations" has the meaning set forth in Section 9.7(a).

"Buyer's Pension Plan" has the meaning set forth in Section 10.4(a).

"Buyer's Pension Trust" has the meaning set forth in Section 10.4(a).

"Buyer's Retirement Savings Plan" has the meaning set forth in Section 10.6(a).

"Buyer Subsidiaries" has the meaning set forth in Recital C.

"Buyer's Welfare Benefit Plans" has the meaning set forth in Section 10.3(a).

"CAA" means the Clean Air Act, 42 U.S.C. SS 7401, et seq., as amended.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. SS 9601, et seq., as amended by, among other things, the Superfund Amendments and Reauthorization Act of 1986.

"Closing" means the closing of the transactions contemplated by this Agreement.

"Closing Balance Sheet" has the meaning set forth in Section 4.3(a).

"Closing Date" has the meaning set forth in Section 15.1.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including the rules and regulations promulgated thereunder.

"Contracts" means all purchase orders, sales orders, distributor agreements, franchise agreements, sales representation agreements, warranty agreements, service agreements, employment and consulting agreements, guaranty agreements, confidentiality agreements and other agreements, contracts and commitments of any sort whatever.

"Corresponding Exhibit" means an exhibit which is numbered, captioned or named to correspond to the number, caption or name of the section of this Agreement which refers to that exhibit.

"Corresponding Schedule" means a schedule which is numbered, captioned or named to correspond to the number, caption or name of the section of this Agreement which refers to that schedule.

"CWA" means the Federal Water Pollution Control Act, 33 U.S.C. SS 1251, et seq., as amended.

"Defense Rejection Notice" has the meaning set forth in Section 19.5(a).

"Division" has the meaning set forth in Recital A.

"Division Employees" means all persons employed (including persons who are temporarily absent from active employment by reason of disability, illness, injury, workers' compensation, military leave, approved leave of absence or layoff ("Inactive Employees")) by the Seller or a Seller Subsidiary in the conduct of the Business.

"Division U.S. Retirees" has the meaning set forth in Section 10.3(b).

"Dual Purpose Proprietary Technology" has the meaning set forth in Section 2.4.

"Eligible Claim" has the meaning set forth in Section 19.3.

"Employee Benefit Plan" means each employee bonus, retirement, pension, profit sharing, stock option, stock appreciation, stock purchase, incentive, deferred compensation, hospitalization, medical, dental, vision, life and other health and disability (whether provided by insurance or otherwise), severance, termination and other plan, program, arrangement, policy or payroll practice providing any remuneration or benefits (other than current cash compensation), including, without limitation, each ERISA Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) which is both (a) (i) maintained by the Seller or any Seller Subsidiary or any Person that would be aggregated with, or treated as the same employer as, the Seller for any purpose under the Tax Code or ERISA (an "ERISA Affiliate") or (ii) to which the Seller or any ERISA Affiliate contributes or has contributed and (b) one under which any Division Employee or former Division Employee participates or had accrued any rights or under which the Seller is liable in respect of a Division Employee or former Division Employee with respect to his employment with the Division.

"Environmental Agreement" has the meaning set forth in Section 9.9.

"Environmental Condition" means the presence of any Regulated Substance in any environmental medium (air, water, soil, sediments, subsurface strata or groundwater) (i) on, in or under any Owned Real Property, or (ii) at any other location arising from the operation of the Business.

"Environmental Damages" has the meaning set forth in Section 12.3.

"Environmental Laws" means all laws, ordinances, regulations, rules, orders, permits, approvals, decisions or decrees, and any common law rules, orders, permits, approvals, decisions or decrees, and any common or civil law relating to the pollution or protection of the ambient environment or concerning the subject of the introduction, emission, discharge or release of pollutants or contaminants into the air, soil, or surface or ground water; the transportation, handling, use, storage, treatment or disposal of waste materials; or the remediation or investigation of contamination of air, soil, or surface or ground water by pollutants, contaminants or waste materials; or exposure to hazardous substances, hazardous waste, or toxic substances; including, but not limited to, CERCLA, RCRA, CWA, SWDA, CAA, TSCA, and EPCRA, and similar state, provincial, territorial, local, municipal and foreign laws, but will not include laws, ordinances, regulations, rules, orders, permits, approvals, decisions or decrees, and any common law concerning primarily worker health or safety, including, but not limited to, OSHA and similar state, provincial, territorial, local, municipal and foreign laws.

"EPCRA" means the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss 11001, et seq., as amended.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations promulgated thereunder.

"ERISA Plan" has the meaning set forth in section 3(3) of ERISA with respect to Employee Benefits Plans which are subject to ERISA.

"ESACO" has the meaning set forth in Section 2.1(n).

"ESACO Closing" has the meaning set forth in Section 7.12(c).

"ESACO Default" has the meaning set forth in Section 7.12(b).

"ESACO Interest" has the meaning set forth in Section 7.12(a).

"Excluded Assets" has the meaning set forth in Section 2.2.

"Excluded Proprietary Rights" has the meaning set forth in Section 2.2(b).

"Facilities" means the Owned Real Property, the Leased Real Property, ESACO's facility located at Xiaying Township, Ying County, Ningbo, Zhejiang, PR China 315104, the Division's facility at Rodovia Presidence Dutra km 156, 12.240-420
S o Jose Dos Campos, Brazil, ESACO's new facility located at Central District, Ying County, Ningbo, 315192 PR China, the Division's sales office at 26101 Northwestern Highway, Southfield, Michigan 48037 and the Division's headquarters and sales office at 19218 B Drive South, Marshall, Michigan 49068.

"Financial Statements" means each of the pro forma unaudited balance sheets for each of the three fiscal years of the Business most recently completed prior to the date of this Agreement, the pro forma statement of income for each of the years ended on the date of each of the balance sheets and an interim pro forma balance sheet of the Business as of April 30, 1999, and the pro forma income statement of the Business for the interim period then ended.

"Final Net Assets" has the meaning set forth in Section 4.3(a).

"Fletcher, North Carolina Facility" has the meaning set forth in Section 2.1(b).

"GAAP" means generally accepted accounting principles in the United States of America.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder.

"Inactive Employees" has the meaning set forth in the definition of "Division Employees".

"Indemnified Losses" has the meaning set forth in Section 19.1.

"Indemnified Party" has the meaning set forth in Section 19.3.

"Indemnifying Party" has the meaning set forth in Section 19.4.

" Independent Accountant" has the meaning set forth in Section 4.3(d).

"Integral Component" has the meaning set forth in Section 7.11.

"Intellectual Property" means

     (a) all inventions (whether patentable or unpatentable, and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and invention disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, divisions, and reexaminations thereof;

     (b) all trademarks and service marks (whether common law or registered), trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

     (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith;

     (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

     (e) computer software, including source code to the extent assignable, disks, documentation, operating manuals, related systems data, source programs, record layouts, program libraries, and any other documentation in those application areas that may pertain to any data processing system or operation; and

     (f) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

"Inventory" means all of the Division's inventory of raw materials, work-in-process, finished goods, packaging, supplies and spare parts, whether in the Seller's or a Seller Subsidiary's possession, in transit to or from the Seller or a Seller Subsidiary or held by any third party.

"Investment Plan Participant" has the meaning set forth in Section 10.5.

"IRS" has the meaning set forth in Section 10.4(h).

"Joint Venture Contract" has the meaning set forth in Section 7.12.

"Knowledge" means, except as otherwise provided in Section 5.11(a), the actual knowledge after due inquiry of the individuals set forth on the Corresponding Schedule and any other Division management personnel with compliance responsibility.

"Leased Real Property" has the meaning set forth in Section 2.1(c).

"Lien" means any lien, mortgage, deed of trust, charge, pledge, security interest, construction or mechanics lien, restriction on transferability, easement, defect of title or other claim, encroachment or other encumbrance of any nature whatsoever on any Real Property or Personal Property or property interest.

" Litigation Condition" has the meaning set forth in Section 19.5(a).

"Local Agreements" has the meaning set forth in Section 9.7.

"Markdorf, Germany Facility" has the meaning set forth in Section 2.1(b).

"Material Adverse Effect" means (a) any effect that is materially adverse to the value of the Transferred Assets taken as a whole or materially adverse to the Business, the condition (financial or otherwise), or results of operations of the Business in each case taken as a whole, or (b) any effect that would, individually or in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of the Seller or the Buyer, as the case may be, to effect the Closing, to perform any of their material obligations under this Agreement or any of the Related Agreements, or to receive all material benefits of the transactions contemplated by this Agreement.

"Material Contracts" has the meaning set forth in Section 5.9(b).

" Neutral" has the meaning set forth in Section 22.3.

"New ESACO Facility" means ESACO's new facility located at Central District, Ying County, Ningbo, 315192 PR China.

"Non-Breaching Party" has the meaning set forth in Section 20.2(b).

"Non-Transferable Assets" has the meaning set forth in Section 2.3(a).

"OSHA" means the Occupational Safety and Health Act of 1970, 29 U.S.C. SS 651, et seq.

"Owned Real Property" has the meaning set forth in Section 2.1(b).

"Party" means the Buyer, the Buyer Subsidiaries, the Seller or the Seller Subsidiaries, referred to individually, and "Parties" means the Buyer, the Buyer Subsidiaries, the Seller and the Seller Subsidiaries referred to collectively.

"PBO" has the meaning set forth in Section 10.4(c)(ii)(A).

"Permits" has the meaning set forth in Section 2.1(j).

"Person" means an individual, corporation, limited liability company, partnership, association, estate, trust, unincorporated organization, governmental or quasi-governmental agency or body or other entity or organization.

"Personal Property" means all of the Division's personal property including, without limitation, all machinery, equipment, computer hardware, vehicles, tools, dies, repair and replacement parts, and office furniture, fixtures and equipment owned by the Seller or the Seller Subsidiaries, except to the extent disposed of in the ordinary course of business prior to the Closing Date, and such additional items as are acquired in the ordinary course of business prior to the Closing Date, in each case consistent with the terms and conditions of this Agreement.

"Personal Property Leases" means all leases covering any Personal Property.

"Personal Property Permitted Exceptions" has the meaning set forth in Section
5.7.

"Prime Rate" means the rate per annum equal to the publicly announced prime commercial lending rate of KeyBank National Association (or any successor thereof) in effect from time to time, changing as such publicly announced rate changes, effective as of the date KeyBank National Association publicly announces each change.

"Property Taxes" has the meaning set forth in Section 4.5.

"Proprietary Rights" has the meaning set forth in Section 2.1(h).

"Purchase Price" has the meaning set forth in Section 4.1.

"RCRA" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. SS 6901, et seq., as amended.

"Real Property" means the Owned Real Property and the Leased Real Property, collectively.

"Real Property Permitted Exceptions" has the meaning set forth in Section
5.6(a).

"Regulated Substance" means any hazardous or extremely hazardous chemical, any pesticide, hazardous substance, hazardous or special waste (or waste requiring special handling), industrial or mixed waste, oil, petroleum or petroleum products or residue, pollutant or contaminant, radioactive substances or agents, noise, odor, smoke, wastewater or toxic substance, all as defined or regulated under any of the applicable Environmental Laws.

"Related Agreements" means the written related agreements contemplated by this Agreement including those attached to this Agreement as Corresponding Exhibits.

"Retained Liabilities" has the meaning set forth in Section 3.2.

"Safety Laws" has the meaning set forth in Section 5.22.

"Sale Confidentiality Agreements" has the meaning set forth in Section 7.13.

"Seller" has the meaning set forth in the first paragraph of this Agreement.

"Seller's Accounting Principles" has the meaning set forth in Section 5.3(c).

" Seller Obligations" has the meaning set forth in Section 9.7(b).

" Seller Subsidiaries" has the meaning set forth in Recital B.

" Seller's Investment Plan" has the meaning set forth in Section 10.5.

" Seller's U.S. Pension Plan" has the meaning set forth in Section 10.4(b)(v).

"Seller's U.S. Pension Trust" has the meaning set forth in Section 10.4(c).

"Seller Welfare Plans" has the meaning set forth in Section 10.3(a).

"Seller's 1999 Incentive Plans" has the meaning set forth in Section 10.7.

"Services Agreements" has the meaning set forth in Section 9.1.

"Settlement Date" has the meaning set forth in Section 4.3(f).

"Shenglong Group" has the meaning set forth in Section 7.12.

"Significant Contract" has the meaning set forth in Section 7.1(e).

"Software" means computer software, including source code, disks, documentation, operating manuals, related systems data, source programs, record layouts, program libraries, and any other documentation in those application areas that may pertain to any data processing system or operation.

"Specified Products" has the meaning set forth in Section 7.11.

"Subsidiary" means any corporation, the capital stock of which represents more than 50% of the general voting power under ordinary circumstances of such corporation, which is directly or indirectly owned or controlled by another corporation.

"Survey" has the meaning set forth in Section 11.1(b).

"SWDA" means the Solid Waste Disposal Act, 42 U.S.C. SS 6901, et seq., as amended.

"Systems" has the meaning set forth in Section 5.24.

"Tax Code" means the Internal Revenue Code of 1986, as amended.

"Tax Documents" has the meaning set forth in Section 8.4(b).

"Tax Document Period" has the meaning set forth in Section 8.4(b).

"Termination Date" means 90 days after the date of this Agreement.

"Third Party" means any Person not a signatory to this Agreement.

"Third Party Claim" has the meaning set forth in Section 19.5(a).

"Threshold Amount" has the meaning set forth in Section 19.3.

"Title Company" has the meaning set forth in Section 11.1(a).

"Transferred Assets" has the meaning set forth in Section 2.1.

"Transferred Employees" has the meaning set forth in Section 10.1.

"Transferred Employee Participants" has the meaning set forth in Section
10.4(a).

"TSCA" means the Toxic Substances Control Act, 15 U.S.C. SS 2601, et seq., as amended.

"U.S. Title Policy" has the meaning set forth in Section 11.1(a).

"Year 2000 Compliant" has the meaning set forth in Section 5.24.

                                      ARTICLE 2

                             SALE AND PURCHASE OF ASSETS

     2.1 Transferred Assets. On the terms and subject to the conditions of this Agreement, and for the consideration set forth in Article 4, the Seller shall, and shall cause the Seller Subsidiaries to, on the Closing Date, sell, transfer and convey to the Buyer or the Buyer Subsidiaries, free and clear of all Liens, other than the Assumed Liabilities, the Real Property Permitted Exceptions and the Personal Property Permitted Exceptions, all of the Seller's and the Seller Subsidiaries' respective rights, titles and interests in and to the assets that are used primarily to operate the Business as currently operated by the Seller or the Seller Subsidiaries, wherever such assets are located and whether real, personal or mixed, tangible or intangible, with such changes to such assets as may occur from the date hereof to the day immediately prior to the Closing Date consistent with the terms and conditions of this Agreement, subject in each case to Section 2.2 and Section 2.3 (the "Transferred Assets"), including, without limitation, the following:

     (a)  Accounts Receivable.  All of the Accounts Receivable;

     (b) Owned Real Property. All of the real property owned by the Seller or the Seller Subsidiaries as described on the Corresponding Schedule A, including land, buildings, structures and improvements thereon or appurtenances thereto, such real property being located at Fletcher, North Carolina (the "Fletcher, North Carolina Facility"), and the real estate registered in the Land Register of Markdorf, Germany kept at the Lower Court of uberlingen, folio 1421, which is described in more detail in Corresponding Schedule A and which is owned by Eaton GmbH (the "Markdorf, Germany Facility," which together with the Fletcher, North Carolina Facility may be referred to hereinafter as the "Owned Real Property"), it being the intent of the Parties that the Markdorf, Germany Facility will be purchased by HERKULES;

     (c) Leased Real Property. All real property leased by the Seller or any of the Seller Subsidiaries as described on the Corresponding Schedule B (the "Leased Real Property");

     (d) Personal Property. All Personal Property identified on the Corresponding Schedule C and Personal Property Leases, including those automobiles identified on the Corresponding Schedule C;

     (e)  Inventory.  All Inventory;

     (f) Contracts. All rights and claims of the Division under all Contracts including those identified on the Corresponding Schedule A to Section 5.9;

     (g) Lists and Records. All of the Seller's and the Seller Subsidiaries' books and records, customer and supplier lists, sales, cost and shipping records and other lists and documents to the extent related primarily to the Division, other than the corporate minute books, stock books and stock transfer ledgers of the Seller and the Seller Subsidiaries and other than tax records, litigation files and any records related to Excluded Assets or Retained Liabilities;

     (h) Patents, Trademarks, Intellectual Property, etc. All of the Intellectual Property to the extent primarily used in the Business as conducted as of the date of this Agreement, including all engine cooling system Intellectual Property relating to (i) water pumps, (ii) water pump impellers,
(iii) fans, (iv) fan drive systems (with or without a clutch), including (A) viscous systems, (B) magneto-rheological ("MR") fluid fan drive devices (but excluding the MR fluid used in such devices), (C) electric motor driven systems, and (D) only those hydraulic fan drive systems wherein the vehicle power steering pump drives both the fan motor and the power steering assist actuator, and (v) those items identified on the Corresponding Schedule D (the "Proprietary Rights");

     (i)  Prepaid Items.  All of the Division's prepaid expenses and deposits;

     (j) Governmental Permits and Licenses. All of the permits, licenses, certifications, approvals, consents, and other governmental authorizations (the "Permits") issued to the Seller or the Seller Subsidiaries and used in the Business, subject to Section 2.3;

     (k) Vendor Payment Identification Numbers, and UPC Codes. All UPC codes or the similar vendor payment identification numbers used by the Division for remittances from customers;

     (l) Supplier Rebates. All rebates from suppliers or similar payments earned by the Seller and the Seller Subsidiaries in connection with the operation of the Division prior to the Closing Date but received after the Closing Date;

     (m) Claims Against Third Parties. All claims, actions, suits, proceedings or choses in action, except those relating to Excluded Assets or the Retained Liabilities related primarily to the Division; and

     (n) ESACO Joint Venture Interest. All of Eaton (China)'s 70% interest in Eaton Shenglong Automobile Components (Ningbo) Co. Ltd. ("ESACO").

     2.2 Excluded Assets. Notwithstanding the foregoing, the following assets (collectively, the "Excluded Assets") shall be retained by the Seller or the Seller Subsidiaries, as the case may be, and shall not be included in the Transferred Assets:

     (a) all cash, cash equivalents and marketable securities (other than petty cash located at the Facilities and all cash, cash equivalents and marketable securities owned by ESACO);

     (b) the Intellectual Property owned, licensed or otherwise used by the Seller or any of the Seller Subsidiaries which is not used primarily in the conduct of the Business, including, without limitation, the Dual Purpose Proprietary Technology, any patents or pending applications, trade secrets, the trade names and trademarks "Eaton" and "Eaton Corporation" and any other trade names, trademarks, corporate names and logos incorporating in any way the foregoing names (the "Excluded Proprietary Rights");

     (c) all claims and rights of, relating to or arising from any of the Excluded Assets or the Retained Liabilities;

     (d) all rights, properties and assets of the Division which shall have been transferred or disposed of by the Seller or a Seller Subsidiary prior to the Closing Date in transactions occurring in the ordinary course of the Business and consistent with the terms of this Agreement;

     (e) except as provided in Article 10, all assets held by or on behalf of the Seller or any Seller Subsidiary in trust, reserve or otherwise, in respect of Employee Benefit Plans or any other obligations pertaining to Division Employees;

     (f) all rights to the refund of any tax, of any kind, paid by the Seller or any of the Seller's Subsidiaries prior to the Closing Date; and

     (g) all assets, whether or not used primarily in the conduct of the Business, specifically identified on the Corresponding Schedule or identified on the Corresponding Schedule A to Section 5.23 as property owned by a customer or other Third Party.

     2.3  Non-Transferability of Certain Assets.

     (a) To the extent any Contract or Permit included among the Transferred Assets or the Seller's interest in ESACO is not assignable without the consent or approval of Persons other than the Seller or a Seller Subsidiary ("Non-Tran-sferable Assets"), and such consents or approvals are not obtained by the Closing Date, this Agreement and the Closing shall not constitute an assignment or agreement to assign or transfer such assets or, in the case of ESACO, any contracts, agreements and arrangements among the Seller or any of its Affiliates and ESACO or any ESACO Affiliates, without such consent or approval. All Material Contracts and Permits requiring the consent or approval of Persons other than the Seller or a Seller Subsidiary to assign or transfer such Material Contracts or Permits to the Buyer or the Buyer Subsidiaries are listed on Corresponding Schedule A to Section 5.13(a).

     (b) For a reasonable period following the Closing Date, the Seller agrees to cooperate in good faith with the Buyer to enter into any reasonable arrangement (other than an arrangement under which the Seller or a Seller Subsidiary would incur or retain any financial obligation with respect to the Non-Transferable Assets) designed to provide the Buyer the benefit of such Non-Transferable Assets, including the enforcement for the benefit and at the expense of the Buyer of any rights previously enjoyed by the Seller or a Seller Subsidiary in connection with any such assets. Provided that the Seller so cooperates and proceeds diligently and in good faith to obtain such consents and provide such arrangements, the Seller shall not be deemed to be in breach of any of its obligations under this Agreement by reason of the failure to obtain any consent or approval. Except as reimbursed by the Buyer, in no event shall compliance by the Seller with this Section 2.3 be deemed to require that the Seller or any of the Seller Subsidiaries incur any obligation or pay any monies to Third Parties in connection with such efforts.

     (c)  To the extent that the Buyer is provided the benefits pursuant to this
Section 2.3 of any Permit or approval or the like or any contract, lease, license or other agreement, the Buyer shall perform the obligations of the Seller or a Seller Subsidiary under or in connection with such Permit or approval or the like or any contract, lease, license or other agreement, but only to the extent such obligations would be Assumed Liabilities if such assets were not Non-Transferrable Assets.

     (d) The Seller and each of the Seller Subsidiaries will (i) comply with the provisions set forth in Section 7.4, and (ii) obtain all such consents and approvals marked with an asterisk on Corresponding Schedule A to Section 5.13(a) (the "Required Consents"), if any.

     2.4 Certain Excluded Proprietary Rights. With respect to the Excluded Proprietary Rights, including the item identified on the Corresponding Schedule ("Dual Purpose Proprietary Technology") but excluding the trade names and trademarks "Eaton" and "Eaton Corporation" and any other trade names, trademarks, corporate names and logos incorporating in any way the names "Eaton" and "Eaton Corporation", the Seller hereby grants to the Buyer, effective as of the Closing Date, a worldwide, non-exclusive, perpetual, royalty-free, irrevocable license to make, have made, import, use and sell, for use in engine cooling systems, (A) fan clutches, (B) viscous fan drives, (c) fans, (D) water pumps, (E) water pump impellers, (F) MR fluid fan drive devices and MR fluid used therein, and (G) only those hydraulic systems wherein the vehicle power steering pump drives both the fan motor and the power steering assist actuator, utilizing any patents, patent applications, know-how and technical information owned by the Seller that is both (i) related to the Excluded Proprietary Rights, and (ii) in existence as of the Closing Date.

                                      ARTICLE 3

                                     LIABILITIES

     3.1 Assumption of Liabilities. Upon the transfer of the Transferred Assets on the Closing Date in accordance with this Agreement, the Buyer shall, by an Assumption Agreement, including the Guaranty attached thereto, in the form set forth on the Corresponding Exhibit (the "Assumption Agreement"), assume and agree to pay, discharge or perform, as appropriate, only the following liabilities and obligations, whether absolute or contingent, of the Seller and the Seller Subsidiaries related to the Business (the "Assumed Liabilities"):

     (a) all liabilities and obligations of the Seller and the Seller Subsidiaries to the extent reflected on the Closing Balance Sheet;

     (b) all liabilities and obligations of the Seller and the Seller Subsidiaries in respect of the Contracts which are Transferred Assets, the leases for the Leased Real Property, the Personal Property Leases and the Permits which are Transferred Assets which arise on or after the Closing Date or which are reflected on the Closing Balance Sheet, except for liabilities or obligations arising out of a breach or violation by the Seller or a Seller Subsidiary of the foregoing Contracts, leases for the Leased Real Property, Personal Property Leases and Permits, and except to the extent any of the foregoing Contracts, leases for the Leased Real Property, Personal Property Leases and Permits are not assigned to the Buyer or any Buyer Subsidiary and the Buyer or any Buyer Subsidiary is not afforded the benefits of the foregoing pursuant to Section 2.3(b);

     (c) all liabilities and obligations of the Seller and the Seller Subsidiaries in respect of customer returns and customer warranty claims for products sold by the Seller or the Seller Subsidiaries prior to the Closing Date, but only to the extent of warranty reserves included in the Closing Balance Sheet;

     (d) product liability and similar claims for injury to person or property (including death), in connection with any products sold by the Seller or any of the Seller Subsidiaries prior to the Closing Date, but only to the extent of the reserves for such liabilities or claims included in the Closing Balance Sheet;

     (e) all liabilities and obligations that comprise Buyer's Environmental Responsibility as set forth in Article 12; and

     (f)  all liabilities and obligations assumed by the Buyer pursuant to
Article 10.

Notwithstanding anything to the contrary set forth in this Agreement or in the Corresponding Schedules with respect to the liabilities and obligations of the Division prior to the Closing Date, the Assumed Liabilities shall be the only liabilities and obligations of the Division assumed by the Buyer and the Buyer Subsidiaries pursuant to this Agreement.

     3.2 Retained Liabilities. The Seller or the Seller Subsidiaries, as the case may be, shall retain and shall pay and timely discharge without liability to the Buyer or the Buyer Subsidiaries, all the liabilities and obligations of the Seller or the Seller Subsidiaries other than the Assumed Liabilities (the "Retained Liabilities"), including, without limitation, the following:

     (a) any liability or obligation under or in connection with the Excluded Assets and any liability or obligation of the Seller or any of the Seller Subsidiaries with respect to any Retained Liability;

     (b) any federal, state, local, provincial or other foreign income, capital gain or other tax payable with respect to the Business, the Transferred Assets or the Assumed Liabilities for any period prior to effectiveness of the Closing;

     (c) any liabilities or obligations resulting from any governmental workers compensation or similar law which arise from injuries which occurred in their entirety prior to the Closing Date;

     (d) any indebtedness of the Seller or any of the Seller Subsidiaries or any Affiliate of the Seller for borrowed money (other than indebtedness of any Affiliates of the Seller which are included among the Transferred Assets);

     (e) any liability for the failure to comply with the bulk sales laws of any jurisdiction, except any such liability arising out of the failure of the Buyer to pay any Assumed Liability;

     (f) any fees and expenses incurred by the Seller or any Seller Subsidiary in connection with negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees, disbursements and expenses for the Seller's investment bankers, attorneys, accountants and consultants;

     (g) subject to Section 9.8(a), all liabilities and obligations in respect of customer returns and customer warranty claims for products sold by the Seller or any of the Seller Subsidiaries prior to the Closing Date which are in excess of the reserve for such liabilities included in the Closing Balance Sheet, provided that the Buyer's charges against such reserve on or after the Closing Date (i) are consistent with the Division's practices and policies with respect to customer returns and customer warranty claims in effect prior to the Closing, and (ii) supported by appropriate investigation by the Buyer and documentation provided by the Buyer to the Seller to reasonably substantiate such charge;

     (h) product liability and similar claims for injury to person or property (including death), in connection with any products sold by the Seller or any of the Seller Subsidiaries prior to the Closing Date which are in excess of the reserve for product liability and similar claims included in the Closing Balance Sheet;

     (i)  all liabilities and obligations retained by the Seller pursuant to
Article 10; and

     (j) all liabilities relating to the Non-Transferable Assets, except as otherwise provided in Section 2.3(c).

     3.3 Reimbursement for Certain Payments. If the Seller or any of the Seller Subsidiaries pay any of the Assumed Liabilities, then the Buyer shall reimburse the amount of such payment to the Seller or the appropriate Seller Subsidiary by wire transfer within two business days of receipt by the Buyer of a demand for reimbursement, together with corresponding documentation of such payment. If the Buyer or any of the Buyer Subsidiaries pay any of the Retained Liabilities, then the Seller shall reimburse the amount of such payment to the Buyer or the applicable Buyer Subsidiary by wire transfer within two business days of receipt by the Seller of a demand for reimbursement, together with corresponding documentation of such payment.

                                      ARTICLE 4

                                    PURCHASE PRICE

     4.1 Purchase Price. The aggregate purchase price for the Transferred Assets shall be Three Hundred Ten Million Dollars ($310,000,000) (the "Purchase Price"), subject to any adjustment as provided for in Section 4.3 and Section 7.12, and the assumption by the Buyer of the Assumed Liabilities.

     4.2 Payment at Closing. At the Closing, the Buyer shall wire transfer the Purchase Price, to the Seller and/or the Seller Subsidiaries as may be designated in writing to the Buyer by the Seller prior to the Closing, in immediately available funds to a bank account or bank accounts designated by the Seller in writing prior to the Closing.

     4.3  Adjustment to Purchase Price.

     (a) Following the Closing Date, the Seller, with review by and assistance from the Buyer, shall prepare or cause to be prepared, at its sole expense, a balance sheet of the Business dated as of the Closing Date (the "Closing Balance Sheet") setting forth the net book value of the Transferred Assets and the Assumed Liabilities as of the Closing Date (the "Final Net Assets") determined in accordance with the Seller's Accounting Principles except as set forth on the Corresponding Schedule. The Seller shall deliver the Closing Balance Sheet to the Buyer within 90 days after the Closing.

     (b) The Buyer and its representatives, at the Buyer's sole expense, shall have the right to observe the work performed by the Seller or its representatives in connection with the preparation of the Closing Balance Sheet and shall have the right to examine and make copies of the work papers used in connection with the preparation of the Closing Balance Sheet; provided, however, that to the extent such work papers are prepared by outside independent auditors, the Buyer shall have the right to examine, but not make copies of, such work papers, unless otherwise permitted by applicable accounting standards.

     (c) The Buyer shall have 30 days after the delivery of the Closing Balance Sheet to review the Closing Balance Sheet. If within said 30-day period, the Buyer notifies the Seller in writing that it is unwilling to accept any item(s) on the Closing Balance Sheet, specifically identifying the item(s) and amount(s) in dispute and the basis for such dispute, the Parties shall use their reasonable efforts to reach agreement within the 30 days following the delivery of the Buyer's notice of dispute, or such longer period as may be agreed upon by the Parties, with respect to such disputed item(s). Any items on the Closing Balance Sheet not identified in writing as a disputed item within the foregoing 30-day period as provided above shall be deemed to have been accepted by the Buyer and not subject to any further review or change.

     (d) If the Parties fail to reach a mutually agreeable determination with respect to the Closing Balance Sheet within the foregoing 30-day period, or such longer period as may have been agreed upon, the disputed item(s) shall be submitted to a partner having relevant expertise and practicing at the Detroit, Michigan office of PriceWaterhouseCoopers LLP (the "Independent Accountant") for resolution. The Independent Accountant's determination shall be made using the Seller's Accounting Principles, shall be final and binding on both Parties, and judgment on such determination may be entered in any court having jurisdiction, in accordance with Section 23.14. The costs and expenses of the Independent Accountant will be paid by the Party against whom the disputed item(s) are resolved, or shall be prorated between the Parties by the Independent Accountant to the extent disputed item(s) are resolved in favor of each Party based on their relative degree of success and shall be paid promptly following the Settlement Date.

     (e) The resolution of any disputed item(s) shall be combined with the undisputed items from the Closing Balance Sheet to re-calculate the Closing Balance Sheet. The Parties shall request that such determination by the Independent Accountant be resolved as promptly as possible.

     (f) Upon the later of the expiration of the 30-day period referred to above, during which time the Buyer may notify the Seller of any disputed item(s) in the Closing Balance Sheet, or, in the event the Buyer provides the Seller with written notice of disputed item(s) in accordance with the foregoing, the final determination of such disputed item(s), either by agreement of the Parties or a final determination by the Independent Accountant (the "Settlement Date"), the Parties shall make the adjustments, if any, to the Purchase Price provided for in subsections (g) and (h) below. Between the Closing Date and the Settlement Date, the Buyer shall, during regular business hours, afford the Seller and its representatives reasonable access to all relevant books, records, correspondence, files, financial statements, operating data, and all other information with respect to the Business, and shall provide to the Seller and its representatives such operating and financial data and any other information with respect to the Business as it or they may from time to time reasonably request for the purpose(s) of preparing the Closing Balance Sheet and resolving any disputed item(s). The Buyer shall cause the personnel of the Buyer to perform those measures as are reasonably necessary to prepare the Closing Balance Sheet. The Seller and its representatives shall be provided with offices at the Business and telephones, facilities, office equipment and miscellaneous office supplies, as the Seller reasonably requests subsequent to the Closing Date until the Settlement Date. The Buyer shall make reasonably available during regular business hours the appropriate officers and employees of the Business after the Closing for purposes of the Seller or its representatives interviewing the same in connection with the preparation of the Closing Balance Sheet and resolving any disputed item(s). During the 30-day period following the initial delivery of the Closing Balance Sheet to the Buyer by the Seller, the Seller shall make reasonably available during regular business hours its relevant officers and employees to address questions regarding the preparation of the Closing Balance Sheet.

     (g) If the Final Net Assets exceed $62,058,000, the Buyer shall pay to the Seller within three business days following the Settlement Date the amount of the excess, with interest (net of applicable withholding, if any) on such amount calculated at the Prime Rate accruing from the Closing Date through the Settlement Date by wire transfer of immediately available funds to an account designated in writing to the Buyer by the Seller.

     (h) If the Final Net Assets are less than $62,058,000, the Seller shall pay to the Buyer within three business days following the Settlement Date the amount of the deficit, with interest (net of applicable withholding, if any) on such amount calculated at the Prime Rate accruing from the Closing Date through the Settlement Date by wire transfer of immediately available funds to an account designated in writing to the Seller by the Buyer.

     (i) The Parties agree and acknowledge that the Closing Balance Sheet shall be prepared solely for the purpose of determining the value of the Final Net Assets of the Business and the final Purchase Price to be paid to the Seller and/or the Seller Subsidiaries, and that such valuations do not reflect or indicate the price to be paid for any, or any class or category, of the Transferred Assets.

     4.4 Allocation of the Purchase Price. The Buyer and the Seller shall use their reasonable efforts to agree upon an allocation of the Purchase Price to the Transferred Assets, including an allocation by country in which such Transferred Assets are located, prior to the Closing and, in the event that such allocation is not agreed upon prior to the Closing, after the Closing Date. In the event that the Buyer and the Seller do not agree upon such allocation prior to the date which is sixty (60) days prior to the date upon which the U.S. federal tax return reflecting the transactions contemplated by this Agreement is due (assuming that the due date for the filing of such tax return is extended as may be permitted by applicable law), the allocation shall be submitted to, and determined by, a partner having relevant expertise and practicing at the Detroit, Michigan office of the Independent Accountant for resolution. The Independent Accountant's determination shall be final and binding upon the Parties and such allocation shall be used for all purposes, including preparation and filing of Internal Revenue Service Form 8594 and any other domestic or any foreign income tax returns with respect to the transactions contemplated hereby, and no Party hereto shall take or assert any position inconsistent therewith. The Buyer and the Seller shall cooperate in connection with the preparation, execution and filing with the Internal Revenue Service of all necessary information returns required by Section 1060 of the Tax Code and comparable provisions under applicable foreign law relating to the allocation of the consideration for the Transferred Assets. The Buyer and the Seller shall each bear one-half of any expenses of the Independent Accountant incurred in connection with the procedures set forth in this Section 4.4.

     4.5 Prorations of Property Taxes. At the Closing, all real and personal property taxes ("Property Taxes") which are past due or have become due upon any of the Transferred Assets before the Closing Date will be paid by the Seller, together with any penalty or interest thereon, or, at the Seller's option, credit for such amount will be given to the Buyer against the Purchase Price. Current Property Taxes including, without limitation, installments of special assessments, will be prorated and adjusted between the Buyer and the Seller as of the Closing Date on a basis consistent with local custom taking into account whether such Property Taxes are paid in advance or in arrears. If current tax bills are unavailable at the Closing Date, the prior year's tax bills will be used for proration purposes.


                                      ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF THE SELLER

     As of the date hereof and, subject to updates to the Corresponding Schedules pursuant to Section 7.10, as of the Closing Date, the Seller and each of the Seller Subsidiaries makes the following representations and warranties to the Buyer.

     5.1 Organization, Existence and Standing of the Seller. Each of the Seller and the Seller Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate or limited liability company power and authority to own or lease the Transferred Assets owned or leased by it, to carry on the Business as it is now conducted by it and to consummate the transactions contemplated by this Agreement and the Related Agreements. Each of the Seller and the Seller Subsidiaries is duly qualified to do business in all of the jurisdictions in which the nature of the Transferred Assets owned or leased by it, or the conduct of the Business conducted by it, requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

     5.2 Organization Authority. The entering into and the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by requisite action of the Seller and prior to the Closing Date will have been duly and validly authorized by requisite corporate or limited liability company action of each of the Seller Subsidiaries, and (b) constitutes or (with respect to the Seller Subsidiaries) will constitute the legal, valid, and binding obligation of the Seller and each of the Seller Subsidiaries (to the extent a party to this Agreement and/or any of the Related Agreements), enforceable against it in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and no additional corporate or shareholder authorization or consent is or (with respect to the Seller Subsidiaries) will be required.

     5.3  Financial Statements.

     (a) Copies of the Financial Statements have been delivered to the Buyer and are attached to the Corresponding Schedule. The Financial Statements
(i) have been prepared from information contained in the books and records of the Seller, (ii) present fairly, in all material respects, the net book value of the Division as of the date shown, and the results of the Division's operations (as the same are set forth on the Corresponding Schedule) for the periods then ended, and (iii) have been prepared in accordance with the Seller's Accounting Principles, except as disclosed on the Corresponding Schedule A.

     (b) The exceptions listed on the Corresponding Schedule A are the same exceptions to GAAP as have been employed by the Division during the periods covered by the Financial Statements in calculating net book value.

     (c) "Seller's Accounting Principles" means the accounting principles currently used by the Seller in preparing the Financial Statements, which principles, except as set forth on the Corresponding Schedule B, are in accordance with GAAP.

     5.4 Accounts Receivable. All accounts receivable relating to the Business reflected on the April 30, 1999 balance sheet of the Business included in the Financial Statements (a) represent valid obligations arising from sales actually made or services actually performed, (b) have arisen in the ordinary course of business of the Business, and (c) will be collected in full in the ordinary course of business, subject to collection procedures normally followed by the Seller and the Division's reserve for bad debts reflected in the April 30, 1999 balance sheet of the Business included in the Financial Statements.

     5.5 Inventory. Except as otherwise disclosed in the Corresponding Schedule, the Seller or the Seller Subsidiaries own all Inventory of the Business. All such Inventory is valued on the books of the Division in accordance with the Seller's Accounting Principles, except as disclosed on the Corresponding Schedule to Section 5.3. All such Inventory is of a quality and quantity usable and salable in the ordinary course of business of the Business, within 12 months after the Closing Date, except for obsolete items and items of below-standard quality, all of which have been written off or written down to their net realizable value in the April 30, 1999 Financial Statements or will be written down to their net realizable value in the Closing Balance Sheet. All Inventories not written off have been priced at the lower of cost or market on a first-in-first-out basis in accordance with GAAP, except as disclosed on the Corresponding Schedule to Section 5.3.

     5.6  Real Property.

     (a) Owned Real Property. Except as set forth on the Corresponding Schedule A, the Seller, with respect to the Fletcher, North Carolina Facility, and Eaton GmbH, with respect to the Markdorf, Germany Facility, each have good and marketable fee simple title to such Owned Real Property free and clear of all Liens, except (i) Liens for real estate taxes and assessments, both general and special, not yet due and payable or which are being contested in good faith and for which reasonably appropriate reserves will be included in the Closing Balance Sheet, (ii) easements for electricity, water, gas and telephone lines serving only the Owned Real Property and the business conducted thereon and easements of record, (iii) any Liens based on laws, regulations or ordinances (including, but not limited to, those related to or affecting zoning, building and environmental matters) adopted or imposed by any governmental authority or agency and based on facts or circumstances arising after the Closing Date,
(iv) workmen's or other similar Liens imposed by law and arising or incurred in the ordinary course of business, (v) public or private rights, if any, in such portion of the Owned Real Property as may be presently used, laid out or dedicated in any manner whatsoever, for street, roadway and/or alley purposes, and (vi) Liens which do not materially detract from the value of the Owned Real Property or materially restrict its use in the Business. The exceptions set forth in clauses (i) through (v) above (A) do not materially detract from the value of the Owned Real Property or materially restrict its use in the Business, and (B) shall be referred to as the "Real Property Permitted Exceptions."

     (b) Leased Real Property. The Seller or a Seller Subsidiary, as applicable, has good and valid leaseholds as to the Leased Real Property, free and clear of all Liens except Real Property Permitted Exceptions. Each of the leases for the Leased Real Property is in full force and effect, and the Seller has provided the Buyer with complete copies of all such leases. Except as disclosed on the Corresponding Schedule B, each of the Seller and the Seller Subsidiaries who are parties to the leases has in all material respects performed and is performing all obligations required to be performed by it under the leases, and neither the Seller or any of the Seller Subsidiaries who are parties to the leases, nor, to the best of the Seller's Knowledge, any other party thereto, is in default of any material obligation under any of the leases.
Except as disclosed on the Corresponding Schedule B, none of the Seller or any of the Seller Subsidiaries which are a party to any Real Property Lease has received any written notice of default under any such lease nor, to the best of the Seller's Knowledge, has any event occurred which with notice or lapse of time or both would constitute a default by the Seller or any of the Seller Subsidiaries, as applicable, under the leases for the Leased Real Property.

     (c) Real Property. Except as described on the Corresponding Schedule C, the Real Property constitutes all of the real estate used exclusively or primarily by the Seller or any Seller Subsidiary in connection with the conduct of the Business. There are no pending or, to the best of the Seller's Knowledge, threatened condemnation or eminent domain proceedings involving the Real Property or any portion thereof, or for a sale in lieu thereof. The buildings and improvements located on the Owned Real Property are structurally sound and in good operating condition and repair (normal wear and tear excepted). With respect to the Markdorf, Germany Facility, the Seller and the Seller Subsidiaries further represent and warrant that (i) Eaton GmbH has fulfilled its obligation to develop the real estate as provided for in Clause 3, para. 3 of the purchase contract between the City of Markdorf as seller and Eaton GmbH as purchaser dated August 27, 1997; (ii) Eaton GmbH has as of the date hereof created at least the 25 new jobs in the Markdorf, Germany Facility as agreed with the City of Markdorf in Clause 3, para. 6 of the aforementioned purchase contract; (iii) Eaton GmbH will make its best efforts to have prior to the Closing Date the priority notice (Auflassungsvormerkung) registered in favor of the City of Markdorf in connection with Eaton GmbH's obligation to develop the land de-registered (geloscht); (iv) for the Markdorf, Germany Facility (x) all local improvement assessments within the meaning of Section 127(1) Construction Act (Baugesetzbuch), public charges within the meaning of Section 127(4) Construction Act or other adjoining property charges (Anliegerbeitrage) including cost reimbursement claims under the Municipal Tax Code and the related municipal constitutions (together, the "Real Estate Charges") that have been levied upon Eaton GmbH prior to the Closing Date shall be borne by Eaton GmbH
(y) all Real Estate Charges levied after the Closing Date and relating solely to local improvement work or other work carried out after the Closing Date or relating solely to public charges due for periods after the Closing Date shall be borne by HERKULES, and (z) all Real Estate Charges levied after the Closing Date, but relating also to local improvement work or other work carried out prior to the Closing Date respectively to public charges relating also to periods prior to the Closing Date shall be equally split between HERKULES and Eaton GmbH.

     5.7 Title to Personal Property. Except as set forth on the Corresponding Schedule, the Seller has or the Seller Subsidiaries have, as the case may be, good and marketable title to all of the Personal Property included in the Transferred Assets, free and clear of all Liens, except for (a) Personal Property subject to Personal Property Leases, (b) Liens for taxes not yet due and payable or which are being contested in good faith, and (c) other matters that do not materially impair the operation of the Business as presently conducted or that would not otherwise have a Material Adverse Effect. The exceptions set forth in subsections (a), (b) and (c) above shall be referred to as the "Personal Property Permitted Exceptions."

     5.8  Condition and Sufficiency of Transferred Assets.

     (a) Except as set forth on the Corresponding Schedule, the Transferred Assets used in the operation of the Business are in good repair and good operating condition, reasonable wear and tear excepted.

     (b) The Transferred Assets constitute (i) all of the assets, except for the Excluded Assets, required for the Buyer to operate the Business in substantially the same manner as currently operated, (ii) all of the assets required to allow the Buyer to comply with all Permits, and (iii) together with the Excluded Assets, all of the assets owned by the Seller and the Seller Subsidiaries used in the Business.

     5.9  Contracts.

     (a) Except as set forth on the Corresponding Schedule A, neither the Seller nor any Seller Subsidiary is a party to or bound by any agreement or contract, whether written or oral, of the following types that involve the Business, the Transferred Assets or the Assumed Liabilities nor are any such agreements or contracts presently being negotiated or discussed:

     (i) Any contract, lease, agreement, plan, Permit or arrangement (other than purchase orders from customers and supply agreements, in each such case entered into in the ordinary course of business) involving commitments to others to make capital expenditures or purchases or sales involving $50,000 or more in any one case or $100,000 in the aggregate in any period of 12 consecutive months other than such contracts, leases, agreements, plans, Permits or arrangements which are cancelable by the Seller or the Seller Subsidiaries, without penalty, on less than 90 days prior written notice and which involve capital expenditures or purchases or sales of $500,000 or less;

     (ii) Any contract, lease, agreement, plan or arrangement relating to any direct or indirect indebtedness for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $50,000 in any one case or $100,000 in the aggregate in any period of 12 consecutive months other than such contracts, leases, agreements, plans or arrangements which are not cancelable by the Seller or the Seller Subsidiaries, without penalty, on less than 90 days prior written notice and which involve capital expenditures or purchases or sales of $500,000 or less;

     (iii) Any contract, lease, agreement, plan or arrangement between the Division and the Seller or any Seller Subsidiary or any Affiliate of the Seller or any Seller Subsidiary or related party in their respective individual capacities;

     (iv) Any employment, consulting or management services contract or any confidentiality or proprietary rights agreements with any employee of the Seller or any Seller Subsidiary or any Third Party;

     (v) Any contract containing covenants limiting the freedom of the Seller or any Seller Subsidiary to compete in any line of business with any Person or in any area or territory;

     (vi) Any license agreement, either as licensor or licensee, or any other agreement or arrangement of any type relating to any patent, trademark or trade name;

     (vii) Any contract, agreement or arrangement of any kind whatsoever, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

     (viii) Any contract or arrangement of any kind whatsoever which requires the payment of royalties;

     (ix) Any prime contract with any government or any agency or instrumentality thereof;

     (x) Any joint venture, partnership or other cooperative arrangement or any other such agreement involving a sharing of profits;

     (xi) Any material contract, lease, agreement, plan, Permit or arrangement relating to the Real Property;

     (xii) Any contract, lease, agreement, plan or arrangement granting a power of attorney;

     (xiii) Any contract or arrangement of any kind whatsoever relating to warranties on products sold by the Division; and

     (xiv) Any other legally binding contract, agreement, plan or arrangement (other than purchase orders from customers and supply agreements, in each such case entered into in the ordinary course of business) not of the type covered by any of the other items of this Section
     5.9 involving money or property having an obligation in excess of $50,000 in any one case or $100,000 in the aggregate in any period of 12 consecutive months which are not cancelable by the Seller or the Seller Subsidiaries, without penalty, on less than 90 days prior written notice.

     (b) "Material Contracts" shall mean those contracts listed on the Corresponding Schedule A. All of the Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms as to (i) the Seller or the Seller Subsidiaries who are parties thereto, as the case may be, and (ii) to the best of the Seller's Knowledge, the other parties to such Material Contracts. Except as disclosed on the Corresponding
Schedule B, each of the Seller and the Seller Subsidiaries who are parties to the Material Contracts has in all material respects performed and is performing all obligations required to be performed by it under the Material Contracts, and neither the Seller or any of the Seller Subsidiaries who are parties to the Material Contracts, nor, to the best of the Seller's Knowledge, any other party thereto, is in default of any material obligation under any of the Material Contracts. Except as disclosed on the Corresponding Schedule B, none of the Seller or any of the Seller Subsidiaries who are parties to the Material Contracts has received any written notice of default under any of the Material Contracts, nor has any event occurred which with notice or lapse of time or both would constitute a default by the Seller or any of the Seller Subsidiaries, as applicable, thereunder.

     (c) To the Seller's Knowledge, no party thereto has terminated or canceled any Material Contract and no written demand for adequate assurance of performance under any Material Contract has been received by the Seller or any of the Seller Subsidiaries. The Seller has made available for inspection by the Buyer true, correct and complete copies of all written Material Contracts. Any unwritten Material Contracts and unwritten real or personal property leases are accurately described in the Corresponding Schedule A.

     5.10 Proprietary Rights. The Seller and the Seller Subsidiaries are the sole owners of all of the Proprietary Rights listed as "owned" on Corresponding Schedule D to Section 2.1(h), and the Seller or the Seller Subsidiaries have the right, under valid, binding and subsisting license, technology or similar agreements to employ or otherwise use the Proprietary Rights listed as "licensed" on Corresponding Schedule D to Section 2.1(h). Except as disclosed on the Corresponding Schedule:

     (a) Neither the Seller or any of the Seller Subsidiaries or, to the best of the Seller's Knowledge, any other party thereto is in default of any material obligation under any such license, technology or similar agreement;

     (b) None of the Seller or the Seller Subsidiaries has granted any right or interest to any Person in connection with any of the Proprietary Rights;

     (c) None of the Seller or any of the Seller Subsidiaries is obligated to pay any amount, whether as a royalty, license fee or other payment, pursuant to any intellectual property rights of any Person in order to conduct the Business or with regard to the ownership or use of the Transferred Assets;

     (d) The Seller and the Seller Subsidiaries have acquired sole and exclusive ownership of all owned Proprietary Rights (except with respect to the Software for which the Seller and the Seller Subsidiaries have been granted standard form end-user licenses) and applications thereof (whether or not patentable) and have the right to use or license the use of the Proprietary Rights on the products or services on, or in respect of which, they are now being used and all of such patents and registrations and applications therefor are free and clear of any Liens; and

     (e) Except with respect to the Software for which the Seller and the Seller Subsidiaries have been granted standard form end-user licenses and for routine patent prosecution of patent applications, to the best of the Seller's
Knowledge: (i) none of the Proprietary Rights and none of the applications therefor set forth on the Corresponding Schedule to Section 2.1(h) are subject to any pending or threatened challenge, claim or dispute; (ii) none of the Proprietary Rights and none of the applications therefor set forth on the Corresponding Schedule to Section 2.1(h) have during the prior five years been the subject of any challenge, claim or dispute; (iii) the operation of the Business and the ownership of the Transferred Assets does not infringe upon or otherwise violate any right of any Third Party; (iv) none of the Proprietary Rights is being infringed by any Third Party; (v) there are no impediments to the ability of the Seller or the Seller Subsidiary, as the case may be, to maintain and, where lawful, to renew the Proprietary Rights; (vi) none of the Proprietary Rights is subject to any outstanding order, decree, judgment or stipulation; (vii) none of the Seller or the Seller Subsidiaries has received any notice of conflict with asserted proprietary rights of others; and (viii) the products planned or being considered for commercial production or currently under development by the Division, the sales of which, in each case, are included in the sales projections provided by the Seller to the Buyer, will not, assuming no changes from the product, plan, design or configuration, intended use or development proposals as in effect as of the Closing Date, infringe on any intellectual property rights of any Third Party.

     5.11 Tax Matters.

     (a) The Seller and each of its current and former subsidiaries, on or prior to the Closing Date, have filed all tax returns and tax reports required to be filed by them with respect to the Business or the Transferred Assets, including, without limitation, those returns and reports pertaining to federal, state, provincial, local, foreign or other income taxes, gross receipt taxes, ad valorem taxes, transfer taxes, excise taxes, sales and use taxes, payroll taxes, withholding taxes, occupation taxes, property taxes, accumulated earnings taxes, alternative minimum taxes, estimated taxes and franchise taxes, all such tax returns and tax reports are correct and complete to the best of the Knowledge of the Seller and the Seller Subsidiaries (provided that, for purposes of this Section 5.11(a), the definition of "Knowledge" shall be deemed to additionally include the personnel of the Seller or the Seller Subsidiaries responsible for the preparation of tax returns or payment of taxes on behalf of the Seller and/or the Seller Subsidiaries), and all taxes, interest and penalties shown or claimed to be due thereon have been paid. There are no Liens for taxes (other than for current real and personal property taxes not yet due and payable) on the Transferred Assets or with respect to the Business.

     (b) None of the Transferred Assets, directly or indirectly, secures any debt the interest on which is tax-exempt under Section 103(a) of the Tax Code. None of the Transferred Assets is "tax-exempt use property " within the meaning of Section 168(h) of the Tax Code.

     (c)  The Seller is not a "foreign person" (as defined in Section 1.1445-2
(b)(i) of the Treasury Regulations).

     5.12 Environmental Matters. Except as set forth on the Corresponding Schedule as updated by the results of the Compliance Audit pursuant to the Environmental Agreement provided for by Section 9.9 hereof:

     (a) To Seller's Knowledge, the Seller and the Seller Subsidiaries hold, and are in substantial compliance with, all Permits required by Environmental Laws for the Seller and the Seller Subsidiaries to conduct the Business, and, with respect to the Business, the Seller and the Seller Subsidiaries are otherwise in, or have in place a program to return to, substantial compliance with all applicable Environmental Laws and none of these programs individually exceeds $50,000;

     (b) The operations of the Business at the Marshall, Michigan, and Sao Jose dos Compos, Sao Paulo, Brazil, campuses are in substantial compliance at the Closing Date with applicable Environmental Laws;

     (c) ESACO has made adequate provision for the relocated operations at the New Esaco Facility to operate in substantial compliance with all applicable Environmental Laws at start-up and upon the Closing Date;

     (d) None of the Seller or any of the Seller Subsidiaries has received any written request for information, notice of claim, demand or notification, and to Seller's Knowledge none is pending or threatened, related to the Business or the Real Property, that it is or may be a potentially responsible party under any Environmental Laws with respect to any on-site or off-site location;

     (e) None of the Seller or any of the Seller Subsidiaries is subject to any unsatisfied judgment, decree or order relating to compliance with, or the investigation or remediation of Regulated Substances under, any applicable Environmental Laws related to the Business or the Real Property;

     (f) There are no pending or, to Seller's Knowledge, threatened suits, proceedings or claims by any Third Parties for damages, costs, penalties, fines or injunctive relief arising out of the presence of any Regulated Substances on or off the Real Property caused, directly or indirectly, by the Seller or any of the Seller Subsidiaries in the operation of any Facility by the Division.

     5.13 No Breach of Contract, No Violations of Law, No Prior Approval.

     (a) Neither the execution and delivery of this Agreement nor compliance with its terms and provisions will conflict with, result in the breach or violation of, or constitute a default under, any of the terms, conditions or provisions of (i) the Seller's or any of the Seller Subsidiaries' Articles of Incorporation or Regulations (or comparable charter documents); (ii) without regard to the provisions of Section 2.3, any Material Contract or Permit except as identified on the Corresponding Schedule A; or (iii) any law applicable to the Seller, any Seller Subsidiary or any of the Transferred Assets, other than, in the case of clauses (ii) and (iii) of this Section 5.13(a), conflicts, breaches, violations or defaults which would not have a Material Adverse Effect and, in the case of (iii) of this Section 5.13(a), those matters described in
Section 5.13(b) or set forth on the Corresponding Schedule B. Except as identified on the Corresponding Schedule A, neither the execution and delivery of this Agreement nor compliance with its terms and provisions will result in the creation or imposition of any Lien upon any of the Transferred Assets or cause the acceleration of any Material Contract. All Material Contracts or Permits requiring the consent or approval of a Third Party to transfer or assign such Material Contract or Permit to the Buyer or a Buyer Subsidiary are set forth on the Corresponding Schedule A.

     (b) Other than the filing of a pre-merger notification report under the HSR Act and comparable laws of foreign jurisdictions, and those filings, Permits, authorizations, consents and approvals identified on the Corresponding Schedule B or addressed in Section 5.12, no filing with, or Permit, authorization, consent or approval of, any domestic or foreign government authority is required for the consummation by the Seller of the transactions contemplated by this Agreement, except for any filings, Permits, authorizations, consents or approvals the failure to make, file, give or obtain which would not have a Material Adverse Effect.

     5.14 Litigation. Except as set forth on the Corresponding Schedule or on the Corresponding Schedule to Section 5.12, there is no pending or, to the best of the Seller's Knowledge, threatened claim, litigation, proceeding or order of any court or governmental agency or arbitrator or governmental investigation relating to the Business or any of the Transferred Assets. Except as set forth on the Corresponding Schedule or on the Corresponding Schedule to Section 5.12, no claim, litigation, proceeding or order listed on the Corresponding Schedule would, if adversely determined, have a Material Adverse Effect, and there is no existing or, to the best of the Seller's Knowledge, threatened order, judgment or decree of any court, governmental agency or arbitrator that specifically applies to the Business or the Transferred Assets.

     5.15 Finders, Brokers and Investment Bankers. Other than Goldman, Sachs & Co. whose fees will be the responsibility of the Seller, no finder, broker or investment banker acting or who has acted on behalf of the Seller or the Seller Subsidiaries in connection with the transactions contemplated by this Agreement is entitled to receive any commission or finder's fee in connection with such transactions, and, to the best of the Seller's Knowledge, no other Person is entitled to receive any commission or finder's fee from the Seller or any Seller Subsidiary in connection with such transactions.

     5.16 No Material Adverse Change. Except as disclosed on the Corresponding Schedule, since April 30, 1999, the Seller and the Seller Subsidiaries have conducted the Business in the ordinary course and there has not occurred:

     (a)  any Material Adverse Effect;

     (b) any damage to, destruction or loss of any Transferred Asset that could reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate;

     (c) any material revaluation by the Seller or the Seller Subsidiaries of any of the Transferred Assets, including, without limitation, writing down the value of Inventory or writing off notes or Accounts Receivable other than in the ordinary course of business;

     (d) any other action or event that would have required the consent of the Buyer pursuant to Section 7.1 had such action or event occurred after the date of this Agreement; or

     (e) any sale or transfer of a material amount of the Transferred Assets, other than sales of Inventory in the ordinary course of business.

     5.17 Governmental Permits and Licenses; Compliance with Laws. Except for matters which would not have a Material Adverse Effect on the Business, the Transferred Assets or the Assumed Liabilities and except for those matters addressed by Section 5.12: (a) the Seller and the Seller Subsidiaries have all of the Permits required to own the Transferred Assets and to carry on the Business as presently conducted, and, assuming proper action by the other party thereto or by the issuer thereof, all such Permits are valid and in effect; and
(b) neither the ownership of the Transferred Assets by the Seller or the Seller Subsidiaries, nor the operation of the Business by the Seller or the Seller Subsidiaries as it is presently conducted, violates any applicable order, law, ordinance, code or regulation. Except for those matters set forth on the Corresponding Schedule or on the Corresponding Schedule to Section 5.12, the Seller has not received any written notice from any governmental authority of any such violation.

     5.18 Insurance. The Seller has adequately insured all of the Transferred Assets against loss or damage resulting from fire or other risks insured against by extended coverage and public liability insurance of a kind and in an amount customarily obtained by similar businesses. The Seller has not received any written notice (i) of any threatened suspension, revocation, materially adverse modification or cancellation of any material insurance policy that relates to the Transferred Assets or the Business or a material increase in any premium in connection therewith, or (ii) that an existing insurer will not provide a material portion of existing coverage on substantially similar terms as currently in effect, with the exception in any such case of increases in premiums generally applicable to customers of such insurer.

     5.19 Employees; Labor Relations.

     (a) The Corresponding Schedule A sets forth, as of the dates indicated thereon, the names, positions and pay rates for all Division Employees, including Inactive Employees. The Seller and the Seller Subsidiaries have paid in full or accrued in the Financial Statements all wages, salaries, commissions, bonuses, benefits, and other compensation due to any Division Employee or otherwise arising under any employment related policy, practice, agreement, plan, program, statute or law.

     (b) With respect to the Business, neither the Seller nor any Seller Subsidiaries have received any notice of any unfair labor practice complaints or any other action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation pending before the National Labor Relations Board or other comparable labor relations boards or bureaus in foreign jurisdictions where Division Employees are employed or any other agency having jurisdiction thereof and, to the best of the Seller's Knowledge, no such complaint has been threatened. Neither the Seller nor any Seller Subsidiaries have received any written notice of any activities or proceedings of any labor union (or representatives thereof) to organize any non-union Division Employees, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any Division Employees of the Seller and, to the best of the Seller's Knowledge, within the twenty-four (24) months prior to the date of this Agreement, no such activities or proceedings are or were underway nor have the Seller or the Seller Subsidiaries been the subject of any strikes, slowdowns, work stoppages, lockouts or threats thereof. With respect to the Division Employees, except as set forth on the Corresponding Schedule B, there are no material unsatisfied claims, grievances, arbitration proceedings, workers' compensation proceedings other than standard employee medical, temporary total, permanent partial and applications for increase in permanent partial disability benefits currently covered by the Seller's or the Seller Subsidiaries' past and present workers compensation insurance. Neither the Seller nor any Seller Subsidiary is a party to or otherwise bound by, any consent decree with, or citation by, any government agency relating to any Division Employee or employment practices, wages, hours, and terms and conditions of employment with respect to the Business.

     5.20 Employee Benefits.

     (a) The Corresponding Schedule lists or describes all material Employee Benefit Plans maintained by the Seller. Each Employee Benefit Plan has been maintained in all material respects in accordance with its terms and with applicable law. The Corresponding Schedule sets forth all Employee Benefit Plans maintained by the Seller which are intended to be qualified within the meaning of Section 401 (a) of the Tax Code.

     (b)  Each Employee Benefit Plan and any trust created thereunder:

          (i) is, and has been in compliance with all the applicable requirements of ERISA in all material respects;

          (ii) has satisfied all of the applicable material provisions of the Code;

          (iii) has not incurred any accumulated funding deficiency under ERISA and the Code or any funding liability to the PBGC; and

          (iv) is not a "multiemployer plan" as defined in Section 3(37) or
     Section 4001(a)(3) of ERISA.

     (c) The Seller hereby represents that the Eaton Corporation Severance Allowance Plan provides that severance will not be paid if the operation for which an individual works is divested or restructured but such individual is offered a job or employed by the new owner and/or management of such operation.


     5.21 Liabilities. Except as set forth and adequately reserved for in the Financial Statements or as set forth on the Corresponding Schedule or the Corresponding Schedule to Section 5.12, to the best of the Seller's Knowledge, the Seller and the Seller Subsidiaries have no outstanding claims, liabilities or indebtedness, absolute or contingent, or obligations of any nature, whether accrued, absolute, contingent, threatened or otherwise, whether due or to become due, with respect to the Business, other than (a) liabilities incurred in the ordinary course and conduct of the Business since April 30, 1999 which do not involve borrowings, and (b) claims, liabilities or indebtedness of the type not required to be disclosed in the Financial Statements or notes thereto in accordance with GAAP, but in no event in excess of $50,000.

     5.22 Employee Safety. Except as set forth on the Corresponding Schedule, during the past three years neither the Seller nor any Seller Subsidiary in connection with the Business (a) is or has been subject to an investigation by the U.S. Department of Labor or similar state, provincial or other foreign or local agencies over compliance with OSHA or any similar state, provincial, foreign or local statute and the rules and regulations promulgated thereunder ("Safety Laws"), (b) have received or have paid any fine, penalty or citation relating to or arising out of a violation or alleged violation of any Safety Laws, (c) have violated any Safety Laws with respect to the Business, and (d) no condition exists as of the Closing Date with respect to the Business which with the passage of time or the giving of notice, or both, will result in a violation of any Safety Laws except for, in the case of subsections (c) and (d), such violations or conditions which would not, either individually or in the aggregate, result in a Material Adverse Effect.

     5.23 Customer Assets; Location of Assets.

     (a) Except as disclosed on the Corresponding Schedule A, no material Personal Property owned by a customer of the Business or owned by any other Third Party currently is located in a Facility. To the best of the Seller's Knowledge, there are no impediments to the ability of the Seller or a Seller Subsidiary to use the Personal Property identified on the Corresponding Schedule A in the manner in which it is currently being used in the Business.

     (b) Except as disclosed on the Corresponding Schedule B, all Personal Property owned by the Seller and included in the Transferred Assets is located in a Facility, except for immaterial Personal Property the aggregate value of which is not in excess of $50,000.

     5.24 Year 2000 Compliance. Except as disclosed on the Corresponding Schedule, to the best of the Seller's Knowledge, all hardware, software and embedded systems ("Systems") required by the Seller to operate the Business are currently "Year 2000 Compliant" or will be Year 2000 Compliant by December 31, 1999 without extraordinary effort or expense. For the purposes of this Agreement, "Year 2000 Compliant" means that the Systems will consistently and accurately process date information before, during and after January 1, 2000, and between dates before and after January 1, 2000.

     5.25 Motor Vehicles. Each motor vehicle included in the Transferred Assets has current registrations and licenses required under applicable laws to operate such motor vehicle as presently operated in connection with the Business.

     5.26 Stay Bonuses. The Corresponding Schedule sets forth all retention or "stay" bonuses to be paid to employees of the Business arising out of the transactions contemplated by this Agreement ("Bonuses"). All Bonuses have been or shall be paid by the Seller.

     5.27 Customers and Suppliers. The Corresponding Schedule lists the ten largest customers and ten largest suppliers to the Division during the six month period ended June 30, 1999. Except as set forth on the Corresponding Schedule, neither the Seller nor any Seller Subsidiary has any Knowledge that any supplier or customer of the Division intends to cease dealing with the Division or intends to decrease in any material respect the amount of such supplier's or customer's transactions with the Division from the levels in effect during the previous twelve months, or that any such person would decrease in any material respect such dealings in the event of the consummation of the transactions contemplated by this Agreement, in any such case other than the loss of such customers or suppliers or decrease in transactions with the Division which would not result in a Material Adverse Effect.

     5.28 Books and Records. The Seller has maintained the Division's books and records in accordance with prudent business practices and all books and records of the Division accurately reflect the Division's activities and operations.

     5.29 Products Liability; Warranties. Except as set forth in Corresponding Schedule and for such items which would not, either individually or in the aggregate, result in a Material Adverse Effect, to the Knowledge of the Seller and the Seller Subsidiaries, none of the products sold by the Business during the three year period ending on the Closing Date (i) have been the subject of customer complaints, (ii) have been rejected by customers, or (iii) have been the subject of products liability claims against the Seller or the Seller Subsidiaries. Except as set forth in the Corresponding Schedule, to the Seller's and the Seller's Subsidiaries' Knowledge, the Seller and the Seller Subsidiaries have no reason to believe that any of the products sold by the Business through the Closing Date will be the subject of any products liability claims, except for such claims which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     5.30 Disclosure. To the Knowledge of the Seller and the Seller Subsidiaries, no statement by the Seller or a Seller Subsidiary set forth in this Agreement, the items set forth in the Corresponding Schedule to this
Section 5.30, the Corresponding Schedules to this Agreement, the Related Agreements or any certificate furnished by the Seller or any Seller Subsidiary in connection with the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements contained herein or therein not misleading.

     5.31 Disclaimer; Corresponding Schedules.

     (a)  EXCEPT FOR REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN
ARTICLE 5 OF THIS AGREEMENT, THE SELLER HAS MADE AND MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL SUCH WARRANTIES BEING EXPRESSLY DISCLAIMED, AND THE BUYER HAS NOT RELIED ON ANY SUCH REPRESENTATIONS AND WARRANTIES, EXCEPT FOR THOSE MADE BY THE SELLER IN ARTICLE 5 OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE COVERED BY THE WARRANTIES PROVIDED BY ARTICLE 2 OF THE UNIFORM COMMERCIAL CODE OR ANY SIMILAR LAWS OF ANY JURISDICTION. THIS PROVISION SHALL NOT IN ANY WAY AFFECT OR DIMINISH ANY AGREEMENT OR COVENANT CONTAINED IN ANY OTHER SECTION OF THIS AGREEMENT.

     (b) Information to be disclosed in any one Corresponding Schedule herein referred to may be supplied in any Corresponding Schedule by cross reference to such other Corresponding Schedule. All attachments to the Corresponding Schedules are incorporated into and made a part thereof by reference. Capitalized terms used in the Corresponding Schedules not otherwise defined therein have the meanings given them in this Agreement.

                                      ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF THE BUYER

     As of the date hereof and as of the Closing Date, the Buyer and each of the Buyer Subsidiaries makes the following representations and warranties to the Seller.

     6.1 Organization, Existence and Standing of the Buyer. Each of the Buyer and the Buyer Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own or lease its assets, to carry on its business as it is now conducted and to consummate the transactions contemplated by this Agreement and the Related Agreements.

     6.2 Corporate Authority. The entering into and the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by requisite corporate action of the Buyer and prior to the Closing Date will have been duly and validly authorized by requisite corporate action of each of the Buyer Subsidiaries, and (b) constitutes the legal, valid, and binding obligation of the Buyer and each of the Buyer Subsidiaries (to the extent a party to this Agreement and/or any of the Related Agreements), enforceable against it in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and no additional corporate or stockholder authorization or consent is or will be required.

     6.3  No Breach of Contract, No Violations of Law, No Prior Approval.

     (a) Neither the execution and delivery of this Agreement nor compliance with its terms and provisions will conflict with, result in the breach or violation of, or constitute a default under, any of the terms, conditions, or provisions of (i) the Buyer's or Buyer Subsidiaries' Certificate of Incorporation or By-laws (or comparable charter documents); (ii) any agreement or instrument to which the Buyer or any Buyer Subsidiary is a party or by which the Buyer or any Buyer Subsidiary is bound; or (iii) any law applicable to the Buyer or any Buyer Subsidiary, other than, in the case of clauses (ii) and (iii) of this Section 6.3(a), conflicts, breaches, violations or defaults which would not have a Material Adverse Effect.

     (b) Other than the filing of a pre-merger notification report under the HSR Act and comparable laws of foreign jurisdictions, no filing with, or Permit, authorization, consent or approval of, any domestic or foreign government authority is required for the consummation by the Buyer of the transactions contemplated by this Agreement.

     6.4 Litigation. There is no pending, or to the best of the Buyer's knowledge, threatened claim, litigation, proceeding or order of any court or governmental agency or arbitrator or governmental investigation relating to the Buyer or any Buyer Subsidiary, their business or their assets which, if adversely determined, would, individually or in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of the Buyer to effect the Closing, or to perform any of its material obligations under this Agreement or any of the Related Agreements.

     6.5 Finders, Brokers and Investment Bankers. Other than Credit Suisse First Boston, whose fees will be the responsibility of the Buyer, no finder, broker or investment banker acting or who has acted on behalf of the Buyer or the Buyer Subsidiaries in connection with the transactions contemplated by this Agreement is entitled to receive any commission or finder's fee in connection with such transactions, and to the best of Buyer's Knowledge, no other Person is entitled to receive any commission or finder's fee from the Buyer or any Buyer Subsidiary in connection with such transactions.

     6.6 Financing. The Buyer has, and on the Closing Date and on the date of payment, if any, required by the Buyer on the Settlement Date will have, sufficient funds available to it to pay to the Seller and/or the Seller Subsidiaries, as the case may be, the Purchase Price and to otherwise satisfy all of its obligations under this Agreement and the Related Agreements.

     6.7 Disclosure. To the Knowledge of the Buyer and the Buyer Subsidiaries, no statement by the Buyer or a Buyer Subsidiary set forth in this Agreement, the Related Agreements or any certificate furnished by the Buyer or any Buyer Subsidiary in connection with the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements contained herein or therein not misleading.

     6.8  Disclaimer.    EXCEPT FOR REPRESENTATIONS AND WARRANTIES MADE BY THE
BUYER IN ARTICLE 6 OF THIS AGREEMENT, THE BUYER HAS MADE AND MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, AND THE SELLER HAS NOT RELIED ON ANY REPRESENTATIONS AND WARRANTIES EXCEPT FOR THOSE MADE BY THE BUYER IN ARTICLE 6 OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE COVERED BY THE WARRANTIES PROVIDED BY
ARTICLE 2 OF THE UNIFORM COMMERCIAL CODE OR ANY SIMILAR LAWS OF ANY JURISDICTION. THIS PROVISION SHALL NOT IN ANY WAY AFFECT OR DIMINISH ANY AGREEMENT OR COVENANT CONTAINED IN ANY OTHER SECTION OF THIS AGREEMENT.


                                      ARTICLE 7

                 COVENANTS OF THE SELLER AND THE SELLER SUBSIDIARIES

     The Seller and each of the Seller Subsidiaries covenant and agree with the Buyer as follows.

     7.1 Conduct of Business to Closing Date. Except upon the written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, the Seller and the Seller Subsidiaries shall, from and after the date hereof until the Closing Date:

     (a) Carry on the Business in substantially the same manner as it has heretofore been conducted;

     (b) Maintain and keep the Transferred Assets in at least as good condition and repair, reasonable wear and tear excepted, as the condition and repair the Transferred Assets are in as of the date hereof;

     (c) Not sell, lease, pledge, mortgage or otherwise dispose of or encumber any of the Transferred Assets except for (i) the sale or disposal of any of the Transferred Assets, including Inventory, in the ordinary course of business which would not, individually or in the aggregate, be material to the operation of the Business, (ii) the disposal of any obsolete, unusable or unsalable Inventory (as determined in accordance with the Seller's Accounting Principles), or (iii) any sale or disposal of any of the Transferred Assets in the ordinary course of business that would not have a Material Adverse Effect;

     (d) Perform all of their material obligations under the Material Contracts and the Permits;

     (e) Not, except as set forth on the Corresponding Schedule, with respect to the Business (i) enter into any Significant Contract; (ii) enter into any Contract outside the ordinary course of business, (iii) materially modify or change any Contract, (iv) cancel any material debts or waive any material claims or rights, or (v) make any loan to, or enter into any business transaction, agreement, arrangement or understanding of any other nature with, any employee of the Business or any officer or director of the Seller or any Seller Subsidiary or any Affiliate or associate of any such officer or director. For the purposes of this Section 7.1, a "Significant Contract" shall mean a "Material Contract" as described in Section 5.9(a), except that the amounts $50,000 and $100,000 in subsections 5.9(a)(i), (ii) and (xiv) shall be changed to $500,000 for the purposes of the definition of " Significant Contract";

     (f) Not (i) grant any increases in wages, salaries or benefits of any of the Division Employees except increases in the ordinary course of business in accordance with the Seller's or the applicable Seller Subsidiaries' existing policies, (ii) enter into any employment agreements with respect to any employees of the Business, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any officer or employee of the Business, whether past or present, or (iv) with respect to the Division Employees, commit to any additional pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any Division Employee, or to terminate or amend any of such plans or any of such agreements in existence on the date of this Agreement;

     (g) Use their reasonable efforts to maintain satisfactory relationships with all of the existing customers and suppliers of the Business;

     (h) Not take any action that would prevent the transfer of the Transferred Assets to the Buyer and the Buyer Subsidiaries pursuant to the terms of this Agreement free and clear of all Liens, other than Assumed Liabilities, Real Property Permitted Exceptions and Personal Property Permitted Exceptions;

     (i) Maintain their books, accounts and records with respect to the Business and the Transferred Assets in the usual, regular and ordinary manner, and comply with all laws, the enforcement of which, if the Seller or the Seller Subsidiaries were not in compliance, would have a Material Adverse Effect;

     (j) Keep and maintain all Permits in full force and effect, continue their business pursuant to such Permits and take all steps necessary to meet requirements on pending applications for Permits, to obtain timely renewal, re-issuance, extension or similar actions concerning Permits, to provide for timely compliance with Permits and to obtain new Permits which are necessary based on the past conduct of the Business, except where the lapse of any such Permits or the failure to take such action would not have a Material Adverse Effect; and

     (k) Maintain insurance policies covering the Transferred Assets in substantially similar amounts and types of coverage to those policies in effect as of the date hereof; and

     (l) Not take any action, with the intent of avoiding their obligations under this Agreement, or which is likely (i) to result in any of their representations and warranties under this Agreement to not be true and correct in all material respects after such action, or (ii) to render any condition or covenant of the Seller or any of the Seller Subsidiaries incapable of being performed prior to the Termination Date.

     7.2  Access by the Buyer to Properties and Records; Furnishing Information.

     (a) Following the date hereof, authorized representatives of the Buyer shall have reasonable access during normal business hours to all premises, properties, books, contracts and documents of the Seller and the Seller Subsidiaries relating to the Business, the Transferred Assets and the Assumed Liabilities. Such access shall be arranged through a representative designated in writing by the Seller and shall be coordinated in such a manner to not materially interfere with the Seller's or any Seller Subsidiaries' operations. In order to assist the Buyer, the Seller's designated representatives at each location may attend all meetings held between the Buyer or its authorized representatives and any officers and employees or customers and suppliers of the Seller or any representatives thereof. At no time prior to the Closing shall the Buyer contact any of the Seller's customers or suppliers or employees (other than the Seller's designated representatives) with respect to any matters related to the content of this Agreement or the transactions contemplated hereby, unless accompanied by a representative of the Seller or upon the written consent of the Seller.

     (b) From and after the Closing Date, the Seller will make available to the Buyer, from time to time as the Buyer may reasonably request, copies of such of the records retained by the Seller or the Seller Subsidiaries relating to the Business, the Transferred Assets and the Assumed Liabilities as may be reasonably required to enable the Buyer to defend against or assert claims related to or arising from ownership of the Transferred Assets, the assumption of the Assumed Liabilities or the conduct of the Business by the Seller and the Seller Subsidiaries prior to the Closing Date and to handle tax and financial audits involving the Division or the Business thereof and to comply with any law, order or Permit; provided, however, that the Buyer agrees to hold such records in confidence, except to the extent required to defend or assert such claims and to handle such audits, and to return the same to the Seller promptly upon the conclusion of their use by the Buyer for the purposes herein spec-ified.
The Seller and/or each Seller Subsidiaries shall retain and preserve all records relating to the Business, the Division and the Transferred Assets which are not part of the Transferred Assets for a period of time consistent with the Seller's policies for the retention of its own records.

     7.3 Compliance with Conditions. The Seller and each of the Seller Subsidiaries shall reasonably cooperate with the Buyer to cause the conditions in Article 14 to be satisfied at or prior to the Closing Date.

     7.4 Third-Party Consents. The Seller and each of the Seller Subsidiaries shall use its reasonable efforts to obtain and diligently pursue, on or prior to the Closing Date, all consents and approvals of Third Parties and will use their reasonable efforts to obtain and diligently pursue for a reasonable period of time such consents and approvals which are not obtained on or prior to the Closing Date.

     7.5 Notification to the Buyer of Damage or Destruction of Transferred Assets or Material Changes. The Seller and each of the Seller Subsidiaries shall give the Buyer written notice promptly upon becoming aware of any damage or destruction of any material portion of the Transferred Assets.

     7.6 Transfer of Warranties. In the event that any of the Transferred Assets are under any warranty or vendor's indemnification agreement from the manufacturer or the original seller thereof, the Buyer shall be entitled to the benefit of the warranty or vendor's indemnification agreement to the extent that the warranty or vendor's indemnification agreement is available to the transferee, and the Seller and any of the Seller Subsidiaries, as applicable, shall execute such instruments as may be required to transfer the warranty to the Buyer or, in the event that any such warranty or vendor's indemnification agreement is not available to the Buyer, will cooperate with the Buyer in any reasonable arrangement to provide the Buyer with the benefit of any such warranties to the extent they cannot be transferred to the Buyer; provided, however, that the Seller shall not be required to incur any liability or out of pocket expenses with respect to providing the Buyer with the benefit of any such warranties.

7.7  HSR Act Filing; Other Governmental Filings.

     (a) Promptly, but in no event later than five days after the date hereof, the Seller will submit to the United States Department of Justice and the Federal Trade Commission all of the requisite forms and information applicable to this transaction under the HSR Act. Following such submission, the Seller shall respond promptly to any appropriate request by any of such agencies or authorities for additional information or data and shall take such other reasonable actions as may be required or necessary in order to comply with such laws.

     (b) The Seller shall also comply with the laws of any country and province which are applicable to the transactions contemplated by this Agreement and pursuant to which governmental notification and/or approval of such transactions is required. The Seller and the Buyer shall cooperate in providing any requisite information and data regarding the Seller or the Buyer, as the case may be, and making such filings as may be required in any such jurisdictions in connection with obtaining any required governmental approval or providing any required notice and shall take such other reasonable actions as may be required or necessary in order to comply with such laws.

     7.8 Transitional Use of Trade Names, Trademarks and Logos. The Buyer and the Seller recognize that certain Inventory and labels and containers therefor, as well as promotional material relating to the Division, being sold to the Buyer under this Agreement may bear the trade names "Eaton Corporation" or "Eaton," and may bear logos or marks associated therewith, which trade names, logos and marks are not being assigned or licensed to the Buyer. The Seller agrees that the Buyer shall be permitted to sell such Inventory and use such labels, containers and promotional material for a period not exceeding six months after the Closing Date; provided, however, that internal storage and material handling containers that bear such trade names, logos or marks and that remain within a Facility may continue to be used only by the Buyer or a Buyer Subsidiary beyond such six month period until such time as the internal storage and material handling containers are replaced, provided that the Buyer removes the tradenames, logos or marks or covers the tradenames, logos or marks such that they cannot be viewed or seen. In no event shall the Buyer be entitled to the use of the trade names and untransferred logos and trademarks in advertising such Inventory. The Buyer shall remove the Seller's and its Affiliate's trade names and untransferred logos and trademarks from signage no later than three months from the Closing Date and from tooling or other Transferred Assets used in production, including tooling or Transferred Assets used to stamp or mold the Seller's tradenames, logos or marks on product, no later than twelve months from the Closing Date, provided that the Buyer shall use its reasonable efforts to remove such trade names and untransferred logos and trademarks from such tooling or other Transferred Assets earlier than twelve months from the Closing Date.

     7.9 Negotiations with Third Parties. From the date hereof through the Closing Date, neither the Seller nor any of the Seller Subsidiaries or any of their respective officers, directors, agents or employees will initiate or solicit proposals or conduct negotiations for the sale, transfer or other disposition of the Division with any prospective purchasers other than the Buyer; provided, however, that nothing contained in this Section 7.9 shall prohibit the Board of Directors of the Seller from furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal in writing to acquire all or a substantial portion of the assets or issued and outstanding stock of the Seller, it being expressly understood that the Division does not represent a substantial portion of the assets of the Seller, if, and only to the extent that, the Board of Directors of the Seller determines in good faith upon written advice from outside counsel to the Seller that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders of the Seller imposed by law and, provided, further, that the Seller shall enter into a confidentiality agreement with any such Person with respect to confidential information related to the Division.

     7.10 Update of Schedules. The Seller shall promptly notify the Buyer, prior to the Closing Date, of any changes in the information contained in the Corresponding Schedules or Corresponding Exhibits or in any document or information supplied to the Buyer pursuant to a Corresponding Schedule. Such information shall be deemed to amend such Corresponding Schedules, and, to the extent the amendment to the Corresponding Schedule does not result in a Material Adverse Effect, shall not be deemed a breach of this Agreement.

     7.11 Covenant Not to Compete. The Seller agrees that for a period of five years after the Closing Date, neither it, the Seller Subsidiaries, nor any Affiliate shall, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business whether in corporate, proprietorship or partnership form or otherwise as more than a five percent owner in such business where such business is engaged in the design, manufacture and marketing of Specified Products for use in transportation applications other than aerospace and marine transportation applications; provided, however, that in no event shall the Seller, the Seller's Subsidiaries or any of their Affiliates be prohibited from the manufacture, design or sale of a component of a Specified Product, other than an Integral Component, or a replacement for a component of a Specified Product, other than an Integral Component, and, provided further, that in no event shall the Seller, the Seller Subsidiaries or their Affiliates be prohibited from purchasing or otherwise acquiring any entity which derives less than fifteen percent of its annual consolidated gross sales revenue and less than $100 million of its annual consolidated gross sales revenue (in each case as determined based on such entity's most recent fiscal year end prior to such acquisition) from the sale of Specified Products for use in transportation applications other than aerospace and marine transportation applications. In the event that the Seller, the Seller Subsidiaries or any of their Affiliates acquires an entity which derives greater than fifteen percent of its annual consolidated gross sales revenue or greater than $100 million of its annual consolidated gross sales revenue from the sale of Specified Products for use in transportation applications other than aerospace and marine transportation applications, such entity or entities shall, for a period of three months after such acquisition, give the Buyer a right of first offer to buy the portion of the acquired business which violates the provisions of this Section 7.11 and, in the event that the parties are unable to agree on an appropriate price and terms for such sale within such three month period, then the entity or entities making such acquisition shall sell the portion of the business which violates the provisions of this Section 7.11 within fifteen months after the expiration of the period during which the Buyer had a right of first offer and shall provide the Buyer with notice of such disposition. The Seller specifically acknowledges and agrees that the remedy at law for any breach of this Section 7.11 will be inadequate and that the Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 7.11 should ever be deemed to exceed the limitation provided by applicable law, then the Parties agree that such provisions shall be reformed to set forth the maximum limitations permitted. Notwithstanding anything to the contrary set forth in this Agreement, there shall be no limitation, either express or implied, on the right of the Seller or any of its subsidiaries or Affiliates to design, manufacture and sell hydraulic systems and related components other than (i) hydraulic fan drive systems wherein the vehicle power steering pump drives both the fan motor and the power steering assist actuator, and (ii) hydraulic fan drive systems used in passenger cars and truck Classes I, II, III and IV for highway applications. For purposes of this Agreement, "Specified Products" means any of the following products or systems when used in engine cooling systems: (A) fan clutches, (B) fan drives, (c) fans, (D) water pumps, (E) water pump impellers,
(F) MR fluid fan drive devices, (G) hydraulic fan drive systems wherein the vehicle power steering pump drives both the fan motor and the power steering assist actuator, (H) hydraulic fan drive systems used in passenger cars or truck Classes I, II, III and IV for highway applications, (I) electric motor driven fan systems, and (J) any Integral Component of items (A) through (I). For the purposes of this Agreement, "Integral Component" means any component being manufactured by the Division as of the Closing Date or under active development by the Division as of the Closing Date for manufacture by the Division, in each case for any of the products or systems used in engine cooling systems set forth in items (A) through (I) of the immediately preceding sentence.

     7.12 ESACO Joint Venture Interest.

     (a) In accordance with Article 16(b) of the Joint Venture Contract (the "Joint Venture Contract"), dated April 23, 1998, between Eaton (China) and Ningbo Shenglong Group Co., Ltd. (" Shenglong Group"), the Seller shall or shall cause Eaton (China) to provide all required notices to Shenglong Group that Eaton (China) has agreed to sell its 70% interest in ESACO (the " ESACO Interest") to the Buyer for US $6,300,000 and will comply with all other applicable provisions of the Joint Venture Contract. In the event that Shenglong Group does not exercise its right of first refusal with respect to Eaton (China's) interest in ESACO and consents to the contemplated transfer, the Seller shall or shall cause Eaton (China) to seek the consent of the Ningbo Municipality Foreign Economic Relations & Trade Commission (the "Approval Authority") to the contemplated transfer.

     (b) If on or prior to the Closing Date, (i) the Shenglong Group has not provided a written waiver of its right to exercise its right of first refusal option and consented to the transfer of Eaton (China)'s interest in ESACO, and
(ii) the consent of the Approval Authority to the contemplated transfer of ESACO has not been obtained (in any event an "ESACO Default"), the ESACO Interest shall be excluded from the Transferred Assets and the Purchase Price shall be reduced by US $6,300,000.

     (c) In the event of an ESACO Default, the Seller and the Seller Subsidiaries, together with the Buyer, will continue to use their respective reasonable efforts to obtain the consent and wavier of the Shenglong Group and the consent of the Approval Authority with respect to the transfer of the ESACO Interest and the assignment of all related contracts and agreements to the Buyer. The transfer of the ESACO Interest (the "ESACO Closing") shall take place at such time and place as the Buyer and the Seller shall mutually agree following the receipt of the required consents and waivers but in no event later than thirty days following the receipt of the consent of the Approval Authority to the contemplated transfer; provided, however, that the Buyer may terminate its obligation to buy the ESACO Interest from the Seller at any time after the date which is the fifth anniversary of the Closing Date. At the ESACO Closing, in consideration of the Seller's assignment of the ESACO Interest, the Buyer shall deliver to the Seller or Eaton (China), as instructed by the Seller in writing, US $6,300,000 by wire transfer in immediately available funds to a bank account or bank accounts designated in writing by the Seller. Until such time as the ESACO Closing shall be consummated, the Seller and the Buyer shall enter into appropriate agreements that (i) permit the Seller or an Affiliate of the Seller, as the case may be, to provide to ESACO the required technology and other matters to be provided by the Seller or an Affiliate of the Seller, as the case may be, under the Joint Venture Contract and related contracts entered into pursuant to the Joint Venture Contract, and (ii) provide the Buyer with the economic benefit or burden, as the case may be, of the results of operations of ESACO, including, without limitation, distributions, fees and other payments otherwise due to the Seller pursuant to Joint Venture Contract and related agreements, and the same control over ESACO exercised by the Seller prior to the Closing, subject to the consent of the Seller or an Affiliate of the Seller, as the case may be, in the event that the Seller or an Affiliate of the Seller would incur any liability or costs related to ESACO after the Closing Date, which consent shall not be unreasonably withheld or delayed. Such agreement or agreements shall commence on the Closing Date and terminate upon the earliest to occur of the transfer of Eaton (China's) interest in ESACO to the Buyer, the Buyer's termination of its obligation to buy the ESACO Interest from the Seller after the fifth anniversary of the Closing Date, or the termination of the Joint Venture Contract and related contracts entered into pursuant to the Joint Venture Contract; provided, however, that in the event that the Buyer terminates its obligation to purchase the ESACO Interest from the Seller after the fifth anniversary of the Closing Date, the agreements described in clause (i) above shall continue until the termination of the Joint Venture Contract and related contracts entered into pursuant to the Joint Venture Contract.

     7.13 Assignment of Confidentiality Agreements. At Closing, subject to the exceptions set forth below in this Section 7.13, the Seller shall hereby assigns, effective as of the Closing, to the Buyer all of the Seller's right, title and interest in each confidentiality agreement entered into by Seller or its Subsidiaries or Affiliates and each entity (other than Buyer or its Subsidiaries or Affiliates) to whom confidential information was provided in connection with the sale of the Business (collectively, the "Sale Confidentiality Agreements"). Notwithstanding the foregoing, the Seller shall not assign, and shall retain, all right, title and interest in the Sale Confidentiality Agreements as may be necessary or desirable for the Seller to enforce, for its benefit, the provisions of Sections 11, 12, 13 and 14 of each of the Sale Confidentiality Agreements.

     7.14 Execution of Agreement by Seller Subsidiaries. The Seller covenants and agrees that it shall use its best efforts to obtain signatures to this Agreement from an appropriate officer of each Seller Subsidiary within 30 days after the date hereof. The Buyer and each Buyer Subsidiary hereby acknowledge and agree that the failure of any Seller Subsidiary to execute this Agreement as of the date hereof shall not, during the pendency of such 30 day period, constitute a breach of this Agreement by the Seller or any Seller Subsidiary or limit the enforceability of this Agreement against the Buyer and each Buyer Subsidiary.

                                      ARTICLE 8

                  COVENANTS OF THE BUYER AND THE BUYER SUBSIDIARIES

     The Buyer and each of the Buyer Subsidiaries covenants and agrees with the Seller as follows.

     8.1 Compliance with Conditions. The Buyer and each of the Buyer Subsidiaries shall reasonably cooperate with the Seller to cause the conditions in Article 13 to be satisfied at or prior to the Closing Date.

     8.2 Cooperation in Obtaining Consents. The Buyer and each of the Buyer Subsidiaries shall take all steps requested by the Seller which are reasonable and customary in connection with the consummation of transactions similar to the transactions contemplated by this Agreement to help secure the consents and approvals referred to in Section 7.4 hereof.

     8.3  HSR Act Filing; Other Governmental Filings.

     (a) Promptly, but in no event later than five days after the date hereof, the Buyer will submit to the United States Department of Justice and the Federal Trade Commission all of the requisite forms and information applicable to this transaction under the HSR Act. Following such submission, the Buyer shall respond promptly to any appropriate request by any of such agencies or authorities for additional information or data and shall take such other reasonable actions as may be required or necessary in order to comply with such laws.

     (b) The Buyer shall also comply with the laws of any country and province which are applicable to the transactions contemplated by this Agreement and pursuant to which governmental notification and/or approval of such transactions is required. The Seller and the Buyer shall cooperate in providing any requisite information and data regarding the Seller or the Buyer, as the case may be, and making such filings as may be required in any such jurisdictions in connection with obtaining any required governmental approval or providing any required notice and shall take such other reasonable actions as may be required or necessary in order to comply with such laws.

     8.4  Make Records and Personnel Available.

     (a) From and after the Closing Date, the Buyer shall make available to the Seller, from time to time as the Seller may reasonably request, employees of the Business and copies of such of the records transferred to the Buyer by the Seller pursuant to this Agreement as may be reasonably required to enable the Seller to defend against or assert claims related to or arising from ownership of the Transferred Assets or the conduct of the Business by the Seller and the Seller Subsidiaries prior to the Closing Date and to handle tax and financial audits involving the Division or the Business thereof; provided, however, that the Seller agrees to hold such records in confidence, except to the extent required to defend or assert such claims and to handle such audits, and to return the same to the Buyer promptly upon the conclusion of their use by the Seller for the purposes herein specified and the Seller shall reimburse the Buyer or any Buyer Subsidiary for reasonable expenses incurred by any employees of the Buyer or any Buyer Subsidiary who may be made available to the Seller in accordance with the foregoing.

     (b) The Seller agrees to retain all federal and state income tax returns along with any related schedules and workpapers, and all records and other documents relating thereto relating to the Division (collectively, the "Tax Documents") for periods prior to or including the Closing which are in the possession of the Seller or any Seller Subsidiary at the Closing Date until seven years from the taxable year to which such Tax Documents relate (the "Tax Document Period"); provided, however, that the Seller shall only be required to retain those Tax Documents that are relevant to the determination of any federal or state income taxes imposed upon the Buyer or any Buyer Subsidiary. During the Tax Document Period, the Seller will afford duly authorized representatives of the Buyer reasonable access to all such Tax Documents and will permit such representatives, at the expense of the Buyer, to make abstracts from or to take copies of any such Tax Documents.

     8.5 Buyer Qualification. The Buyer and each Buyer Subsidiary shall be qualified under applicable foreign law to accept the portion of the Transferred Assets to be accepted by the Buyer or such Buyer Subsidiary.

     8.6 ESACO Trademark Agreement; Name of ESACO. In the event that the Seller's interest in ESACO is transferred to the Buyer or an Affiliate of the Buyer at any time, (i) the Buyer shall, subject to any Third Party consent or approval requirements, promptly rename ESACO so that ESACO does not use the name "Eaton" or any derivations thereof, and (ii) the Buyer and the Seller shall, directly or through their respective Subsidiaries or Affiliates, terminate or cancel that certain Trademark License Contract dated May 8 1998 between the Seller and ESACO, as amended.

     8.7 Brazilian Regime Automotivo. The Buyer agrees that it shall reasonably cooperate with the Seller in order to minimize or eliminate any amounts which would otherwise be due and payable by Eaton Ltda. pursuant to the Brazilian Regime Automotivo upon the consummation of the transactions contemplated by this Agreement; provided, however, that the Buyer shall not be required to qualify under the Brazilian Regime Automotivo if the Buyer determines in its sole discretion, that such qualification imposes undue restrictions on the Buyer, its Subsidiaries or their respective business in Brazil or the Buyer would incur any liability or out of pocket expenses with respect to such qualification.

     8.8 Execution of Agreement by Buyer Subsidiaries. The Buyer covenants and agrees that it shall use its best efforts to obtain signatures to this Agreement from an appropriate officer of each Buyer Subsidiary within 30 days after the date hereof. The Seller and each Seller Subsidiary hereby acknowledge and agree that the failure of any Buyer Subsidiary to execute this Agreement as of the date hereof shall not, during the pendency of such 30 day period, constitute a breach of this Agreement by the Buyer or any Buyer Subsidiary or limit the enforceability of this Agreement against the Seller and each Seller Subsidiary.

     8.9 FASB 106 Obligations. The Buyer shall pay to the Seller the aggregate sum of $5,623,215 in five equal installments of $1,124,643 each beginning on the day following the Closing Date and continuing on each of the next four anniversaries of such date. In recognition of the payments made under the preceding sentence, neither the Buyer nor any Buyer Subsidiaries shall have any obligation with respect to post-retirement welfare benefits for U.S. Division Retirees. The Buyer's obligations present to this Section 8.9 shall not be subject to the provisions set forth in Section 19.3

                                      ARTICLE 9

                                   MUTUAL COVENANTS

     9.1 Transition Services Agreements. At Closing, the Seller and the Buyer shall enter into Transitional Services Agreements (if required) in the forms set forth on the Corresponding Exhibit A and Corresponding Exhibit B (the "Services Agreements"). Corresponding Exhibit A relates to the provision of certain services by the Seller for the Buyer on an interim basis following the Closing Date, and Corresponding Exhibit B relates to the provision of certain services by the Buyer for the Seller on an interim basis following the Closing Date. The Seller and the Buyer agree to use their reasonable efforts, prior to the Closing Date, to finalize Schedule A to each Service Agreement which provides for the services each party is to provide to the other party pursuant to each Service Agreement.

     9.2 Payments Received. The Seller and the Buyer agree that, after the Closing Date, they shall hold and shall promptly transfer and deliver to the other, from time to time as and when received by them and in the currency received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing Date which properly belongs to the other Party, including, without limitation, any payments of accounts receivable and insurance proceeds, and shall account to the other for all such receipts. From and after the Closing Date, the Buyer shall have the right and authority to endorse without recourse the name of the Seller or any Seller Subsidiary on any check or any other evidences of indebtedness received by the Buyer on account of the Business and the Transferred Assets transferred to the Buyer under this Agreement. In the event of a dispute between the Parties regarding their respective obligations hereunder, the Parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

     9.3 Further Assurances. From time to time after the Closing Date, the Buyer and the Seller shall, and the Seller shall cause the Seller Subsidiaries to, at their own expense, execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer and to make all filings with and to obtain all consents, approvals or authorizations of any governmental or regulatory authority or any other Person under any Permit and take all such other actions as such Party may reasonably be requested to take by the other Party to this Agreement, consistent with the terms of this Agreement, in order to effectuate better the provisions and purposes of this Agreement and the transactions contemplated by this Agreement.

     9.4 Certain Tax Payments and Returns. Each of the Seller and the Buyer shall be responsible for the preparation and filing of any tax returns which it is required by law to file. If either Party receives a refund of taxes that is an asset of the other Party subsequent to the Closing, the receiving Party shall pay such refund to the other Party within two business days after receipt (reduced by the amount of income taxes, if any, imposed on such receiving Party on account of the refund).

     9.5  Covenant Regarding Personnel.

     (a) Except as contemplated by Section 10.1 of this Agreement, the Seller agrees that, for a period of two years after the Closing Date for Transferred Employees employed at the Division's Marshall, Michigan facility immediately prior to the Closing and for a period of eighteen months after the Closing Date for all other Transferred Employees, it shall not, and shall cause its Subsidiaries and Affiliates not to, without first obtaining the written consent of the Buyer, which consent may be withheld for any reason, directly or indirectly solicit or attempt to solicit any Transferred Employee to leave his or her employer or to become an employee of the Seller or any of its Subsidiaries or Affiliates. The foregoing shall not prohibit (i) the Seller or its Subsidiaries or Affiliates from soliciting or employing any individual who has received notice of termination from, or ceases to be employed by, the Buyer or its Subsidiaries or Affiliates prior to the first time such individual discussed with any representative of the Seller or its Subsidiaries or Affiliates employment by such party, and (ii) the Seller or its Subsidiaries or Affiliates from employing an individual who responds to a general solicitation of employment by such party.

     (b) Except as contemplated by this Agreement, the Buyer agrees that, for a period of eighteen months after the Closing Date, it shall not, and shall cause its Subsidiaries and Affiliates not to, without first obtaining the written consent of the Seller, which consent may be withheld for any reason, employ, or offer employment to, any person who is employed by the Division as of the date of this Agreement or as of the Closing Date who does not become a Transferred Employee for any reason, including, without limitation, because of his or her refusal of the Buyer's offer of employment pursuant to Section 10.1. Except with respect to any such Division Employee or former employee of the Business, the foregoing sentence shall not prohibit (i) the Buyer or its Subsidiaries or Affiliates from soliciting or employing any individual who has received notice of termination from, or ceases to be employed by, the Seller or its Subsidiaries or Affiliates prior to the first time such individual discussed with any representative of the Buyer or its Subsidiaries or Affiliates employment by such party, and (ii) the Buyer or its Subsidiaries or Affiliates from employing an individual who responds to a general solicitation of employment by such party.

     9.6 Local Agreements. Between the date hereof and the Closing Date, as and to the extent reasonably required or appropriate under local law outside the United States of America, the Parties will prepare certain asset and joint venture interest purchase agreements (the "Local Agreements") providing for the orderly transfer as of the Closing Date of the assets and/or joint venture interests and Assumed Liabilities of the Business held or attributable to operations outside of the United States of America. The Local Agreements shall not alter in any material respect the economic or other substantive terms of the transactions set forth in this Agreement or any Related Agreement and shall be subordinate to and consistent in all respects therewith (it being understood and acknowledged by the Parties that this Agreement is the "global" or "master" agreement for the transfer by the Seller of the Business to the Buyer). The Local Agreements will conform to the customs and requirements of local practice and laws in the jurisdictions where the transfers contemplated by the Local Agreements are to be effected. To the extent that any other performance or obligation covered by this Agreement is delegated or assigned to the respective Subsidiaries or Affiliates of either Party, the Party assigning/delegating shall cause its respective Subsidiaries or Affiliates to do all acts and execute such instruments and agreements as shall be required to carry out such performance in a valid and binding manner; provided, however, that the covenants contained within this Section 9.6 shall not relieve the Parties of being primarily liable hereunder for any performance or obligation so delegated or assigned.

     9.7  Guarantee of Performance.

     (a) The Buyer hereby irrevocably and unconditionally guarantees to the Seller the full, faithful and prompt performance by the Buyer Subsidiaries of all obligations, when due, which are, by this Agreement, obligations of (i) the Buyer Subsidiaries or (ii) the Buyer, but which have been assigned or transferred to the Buyer Subsidiaries, whether such obligations are in the nature of the payment of money, the providing of services or otherwise ("Buyer Obligations"). The obligations of the Buyer hereunder are direct and primary and shall not be discharged until all of the Buyer Obligations have been discharged by the Buyer Subsidiaries or the Buyer, and such obligations of the Buyer hereunder shall not be discharged, released or affected by any bankruptcy, insolvency, dissolution, liquidation, reorganization or similar circumstances of or relating to the Buyer Subsidiaries.

     (b) The Seller hereby irrevocably and unconditionally guarantees to the Buyer the full, faithful and prompt performance by the Seller Subsidiaries of all obligations, when due, which are, by this Agreement, obligation of (i) the Seller Subsidiaries or (ii) the Seller, but which have been assigned or transferred to the Seller Subsidiaries, whether such obligations are in the nature of the payment of money, the providing of services or otherwise ("Seller Obligations"). The obligations of the Seller hereunder are direct and primary and shall not be discharged until all of the Seller Obligations have been discharged by the Seller Subsidiaries or the Seller, and such obligations of the Seller hereunder shall not be discharged, released or affected by any bankruptcy, insolvency, dissolution, liquidation, reorganization or similar circumstances of or relating to the Seller Subsidiaries.

     9.8  Warranty Obligations; Product Liability Claims.

     (a) After the Closing, the Buyer shall honor, for products manufactured and sold by the Seller or any of the Seller Subsidiaries prior to the Closing Date in the conduct of the Business, those warranty claims made in accordance with warranties given by the Seller or any of the Seller Subsidiaries to customers of the Division; provided, however, that in the event that any such warranty claims are expected to exceed, either individually or in the aggregate, $250,000 in any one calendar year, the repair or replacement of the product under warranty or payment of such warranty claim must be approved in advance by the Seller. The Buyer shall make available for inspection by the Seller upon reasonable notice all records relating to the need for such work, the cost of performing such work and the applicability of the Division's warranties to such warranty work. The Buyer shall promptly notify the Seller in writing of any warranty claim or warranty claims which the Buyer expects, in good faith, to cost more than $100,000, either individually or in the aggregate with other claims for the same product, in any one calendar year. If the Seller does not respond in writing to the Buyer within 30 days after receipt of such notification, such claim shall be considered to be approved by the Seller for purposes of this Section 9.8. If the Seller denies liability for such warranty claim, the Buyer may determine to honor or deny such claim without prejudicing any of its rights or obligations hereunder.

     (b) Product liability claims for which the Seller may be liable pursuant to Section 3.2 shall be treated as Third Party Claims subject to the procedures set forth in Section 19.5 regarding the assumption and conduct of the defense of such claims by the Seller.

     9.9 Environmental Agreement. The Parties will cooperate in good faith promptly upon the signing of this Agreement to carry out and complete the Compliance Audits and Phase II Environmental Site Assessments provided by the Environmental Agreement appended as the Corresponding Exhibit to this Section
9.9 (the "Environmental Agreement"). Upon completion of such Audits and Assessments, the results will be placed on the lists to be included in Schedule A and Schedule B to the Environmental Agreement in accordance with the terms of the Environmental Agreement. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement and defined in the Environmental Agreement shall have the meanings given them in the Environmental Agreement.

                                      ARTICLE 10

                           EMPLOYEES AND EMPLOYEE BENEFITS

10.1 Employment. Except for the Division Employees who are both employed by the Seller's Brazilian Subsidiary and identified on the Corresponding Schedule as retained employees, all of the Division Employees, including the Inactive Employees, shall be offered immediate employment at the Closing with the Buyer or a Buyer Subsidiary (so that no period of unemployment shall occur between employment with the Seller or a Seller Subsidiary prior to the Closing Date) and employment with the Buyer or a Buyer Subsidiary on and after the Closing Date. Inactive Employees who, at the Closing, have rights to return to employment under the Seller's or a Seller Subsidiary's policies will be listed on a schedule to be provided by the Seller to the Buyer on the Closing Date. The Buyer or a Buyer Subsidiary shall make each Division Employee an offer of employment at the same current base hourly rate of pay or current base monthly salary, as applicable, that was in effect for such employee immediately prior to the Closing Date. With respect to the Inactive Employees, the Buyer shall make an offer of employment subject to the terms and conditions under which the Seller or a Seller Subsidiary approved the absence or leave. The Division Employees who accept Buyer's offer of employment and become immediately employed on an uninterrupted transferred basis by the Buyer or a Buyer Subsidiary as of the Closing shall be hereinafter referred to as "Transferred Employees."

10.2 Severance.

     (a) The Corresponding Schedule identifies or sets forth a description of the Seller's severance obligations, plans, programs and/or policies as related to the Division Employees of the Business (the "Severance Plans"). Effective as of the Closing Date, the Seller shall provide the Buyer with a list of all Transferred Employees located in the United States and the benefit such individual would be entitled to if employment is terminated as of the Closing Date (the "Severance Plan Amount"). The Seller shall retain all liabilities, responsibilities and obligations for severance payments or other separation benefits to which any Division Employee may be or become entitled or claim to be entitled to under such Severance Plans as a result of the Buyer's acquisition of the Business, including, without limitation, any such claim by a Division Employee because his employment with the Seller or a Seller Subsidiary ceases as a result of the Buyer's acquisition of the Business or by a Transferred Employee because of the transfer of his employment from the Seller or a Seller Subsidiary to the Buyer or a Buyer Subsidiary (a "Severance Claim"), provided however that the Buyer agrees to reimburse Seller up to $100,000.00 of Seller's expense and/or costs with respect to the Severance Claims (in the aggregate).

     (b) Effective as of the Closing Date, the Buyer or a Buyer Subsidiary will establish a severance plan for Transferred Employees located in the United States which shall be substantially similar to the Transitional Income Plan (the "TIP") provided to the Seller's representatives on July 7, 1999. For purposes of TIP, a Transferred Employee's service with the Seller shall be counted as "Continuous Service" under the TIP. The Buyer or a Buyer Subsidiary agrees that the benefit that a Transferred Employee will receive from TIP (including the state unemployment amount) if such individual's employment is terminated by the Buyer or a Buyer Subsidiary within five (5) years of the Closing Date shall be no less than the Severance Plan Amount. The Buyer or a Buyer Subsidiary shall be responsible for any severance claim made by a Transferred Employee because of or relating to any action(s) or inactions taken or not taken by the Buyer or a Buyer Subsidiary on or after the Closing Date, including termination of a Transferred Employee's employment with the Buyer or a Buyer Subsidiary and the level of benefits provided under the TIP (a "Transferred Employee's TIP
Claim").
The Buyer agrees that over and above the reimbursement obligation described in
Section 10.2(a) above, it shall indemnify and hold harmless the Seller and the Seller Subsidiaries from and against any and all expenses, liabilities, obligations and costs of any sort associated with a Transferred Employee's TIP Claim.

     10.3 Welfare Benefit Plans.

     (a) Buyer Welfare Benefit Plans. The Buyer or a Buyer Subsidiary shall establish, effective as of the Closing Date, employee welfare benefit plans which shall provide the Transferred Employees including Inactive Employees (and their eligible dependent(s)) with the opportunity for health, medical, dental, vision, life insurance and disability coverages (the "Buyer's Welfare Benefit Plans"). The Buyer's Welfare Benefit Plans will provide for benefits which, at the discretion of the Buyer or a Buyer Subsidiary, will either be substantially similar to, but not necessarily the same as, those presently offered to the Transferred Employees including the Inactive Employees (and their eligible dependent(s)) by the Seller or a Seller Subsidiary, or provide for benefits substantially similar to, but not necessarily the same as, those offered by the Buyer or a Buyer Subsidiary to its active and inactive salaried employees as described in the "Summary of Current Benefits" provided to the Seller's representative on June 29, 1999 (the "Benefit Summary") or a combination of the above two alternatives. Coverage shall be provided to the Transferred Employees including Inactive Employees (and their eligible dependent(s)) without (i) evidence of insurability if such individual(s) was covered under a similar Seller's Welfare Benefit Plan (as such term is defined hereinafter), and (ii) application of any pre-existing physical or mental condition restrictions other than any such restrictions that are in effect for such individual immediately prior to the Closing Date under the Seller's Welfare Benefit Plans or as set forth in Section 10.3(d) below. The Buyer's Welfare Benefit Plans will provide that Transferred Employees including Inactive Employees shall receive credit for years of service with the Seller or a Seller Subsidiary (and shall recognize original hire dates therewith) prior to the Closing Date for all purposes under the Buyer's Welfare Benefit Plans.

     (b)  Retiree Welfare Benefit Plans.

          (i) Individuals who were employed in the United States by the Seller or a Seller Subsidiary in the conduct of the Business prior to the Closing Date and who retired from employment prior to the Closing Date or who are on long term disability status in the United States with the Division prior to the Closing Date (the "Division U.S. Retirees") are presently provided with the opportunity to be covered under certain medical and group life insurance plans of the Seller (the "Seller's Retiree Plans"). The Division U.S. Retirees and their dependents and/or qualified beneficiaries who are covered under the Seller's Retiree Plans as of the Closing Date are hereinafter referred to as the "Existing Retiree Welfare Plan Participants." The Seller's Retiree Plans also provide such post-retire-
ment coverage for Division Employees employed in the United States who, after satisfying the applicable requirements thereunder, will become eligible for such coverage based upon future retirement (the "Future Retiree Welfare Plan Participants"). The Existing Retiree Welfare Plan Participants and the Future Retiree Welfare Participants shall be collectively referred to hereinafter as "Seller's Retiree Welfare Plan Participants").

          (ii) The Seller's Retiree Plans covering the Seller's Retiree Welfare Plan Participants are listed in the Corresponding Schedule. Prior to the Closing, the Seller will provide the Buyer with a true and correct copy of all of the provisions of the Seller's Retiree Plans and a copy of all actuarial statements and financial documents which set forth the calculation of the Seller's post-retirement benefit liability under the Seller's Retiree Plans for the Seller's Retiree Welfare Plan Participants and the Division Employees pursuant to FASB 106. The Seller has informed the Buyer that the post-retirement benefit obligations of the Seller's Retiree Plans, accrued under FASB 106, with respect to the Existing Retiree Welfare Plan Participants is $4,977,400 million as of January 1, 1998 (the "Existing Retiree Welfare Plan Participant Liability "). The Seller has further informed the Buyer that the post-retirement benefit obligations of the Seller's Retiree Plans accrued under FASB 106 with respect to the Division Employees who are or may be eligible to become Future Retiree Welfare Plan Participants is $5,177,000 million as of January 1, 1998 (the "Future Retiree Welfare Plan Participant Liability ").

          (iii) The $4,977,400 million liability and the $5,177,000 million liability shall collectively be known as the "Post-Retirement Liability." Between the date of this Agreement and the Closing Date, the Seller shall provide the Buyer and its actuary with access to the actuary of the Seller and all documentation with respect to computing the Existing Retiree Welfare Plan Participant Liability and the Future Retiree Welfare Plan Participant Liability. Within thirty (30) days after the Closing Date the Buyer's actuary and the Seller's actuary shall jointly determine the change in the Future Retiree Welfare Plan Participant Liability as of the Closing Date (the "Final Future Retiree Welfare Plan Participant Liability") using the assumptions used by the Seller to compute the Existing Retiree Welfare Plan Participant Liability. If the Final Future Retiree Welfare Plan Participant Liability exceeds the Future Retiree Welfare Plan Participant Liability by $275,000.00 or more, the excess of such liability over $275,000.00 shall be an adjustment decrease to the Purchase Price.

          (iv) The Buyer or a Buyer Subsidiary shall establish effective as of the Closing Date, medical and group life insurance plans covering the Transferred Employees located in the United States who, after satisfying the applicable requirements thereunder, will become eligible for such coverage based upon future retirement (the "Buyer's Future Retiree Welfare Plan Participants") for claims incurred on and after the Closing Date (the "Buyer's Retiree Plans"). The Buyer has provided the Seller with a true and correct copy of the existing summary plan description of the Buyer's Retiree Plans and, prior to the Closing Date, the Buyer will provide the Seller with a true and correct copy of all the provisions of the Buyer's Retiree Plans. The Buyer's Retiree Plans will provide for benefits which, at the discretion of the Buyer or a Buyer Subsidiary, will be substantially similar to, but not necessarily the same as, those presently offered to the Future Retiree Welfare Plan Participants under the Seller's Retiree Plans or provide for benefits substantially similar to, but not necessarily the same as, those offered by the Buyer to its eligible retirees (for this purpose, the Buyer's existing retiree welfare benefit programs for employees hired before January 1, 1995 shall be deemed to be the relevant programs and the medical benefits provided to the eligible retirees of Buyer currently are the same as the medical benefits provided to eligible retirees as described in the Benefit Summary); provided however, that;

          (A) From the Closing Date and until the fifth anniversary of the day before the Closing Date (the "Five Year Post Closing Period") the contribution required to be paid by any Buyer's Future Retiree Welfare Plan Participant for any post-retirement welfare benefit coverage provided under the Buyer's Retiree Plans shall not be increased at a rate greater than the increases, if any, made applicable to other eligible retirees of Buyer (for this purpose, the Buyer's existing retiree welfare benefit programs for employees hired before January 1, 1995 shall be deemed to be the relevant programs).

          (B) For purposes of post-retirement life insurance coverage, the benefits provided to any Future Eligible Retiree (as defined below) who terminates from employment with the Buyer or a Buyer Subsidiary in a Qualifying Retirement (as defined below) shall be of the type currently provided under the Seller's Retiree Plans; and

          (C) For purposes of this Subsection 10.3(b) and for purposes of the Buyer's Retiree Plans, a Buyer's Future Retiree Welfare Plan Participant's service, the attainment of any specific age prior to retirement, the retirement date and the contribution level shall be determined by aggregating the individual's service and employment with the Seller, a Seller's Subsidiary, the Buyer and/or a Buyer Subsidiary.

          (v) Buyer agrees that, notwithstanding Buyer's Retiree Plans existing age 60/15 years of service requirement or any other eligibility requirement in effect under the Buyer's Retiree Plans, any Future Eligible Retiree (as defined below) who terminates from employment with the Buyer or a Buyer Subsidiary in a Qualifying Retirement (as defined below) shall be deemed eligible for post-retirement welfare benefits under the Buyer's Retiree Plans. "Qualifying Retirement" means any termination of employment with the Buyer or a Buyer Subsidiary on or after the Closing Date; provided, however, that for an individual who, at the time of such termination, has neither

          (A)  Attained age sixty-five (65); nor

          (B) Both attained at least age fifty-five (55) and completed at least ten (10) years of service, the individual will not experience a Qualifying Retirement unless his termination of employment from the Buyer or a Buyer Subsidiary is involuntary.

     The term "Future Eligible Retiree" means a Transferred Employee located in the United States who both:

          (A) terminates employment with the Buyer or a Buyer Subsidiary on or after the Closing Date; and


          (B) either (1) as of the Closing Date, either has attained age sixty-five (65) or both has attained age fifty (50) and has completed at least ten (10) years of service or (2) during the Five Year Post-Closing Period and prior to termination of employment from the Buyer or a Buyer Subsidiary either attains age sixty-five (65) or both attains age fifty (50) and has completed at least ten (10) years of service.

          (vi) In the event that a Buyer's Future Retiree Welfare Plan Participant terminates from employment with the Buyer or a Buyer Subsidiary prior to attaining age fifty-five (55) and is, nevertheless, eligible for retiree welfare benefit coverage under the Buyer's Retiree Plans because of the Buyer's agreement to extend such eligibility under Section 10.3(b)(v) (i.e., eligibility due to involuntary termination of the Buyer's Future Retiree Welfare Plan Participant after attainment of age fifty (50) with at least ten (10) years of service, but prior to attainment of age fifty-five
     (55)), the Seller agrees to reimburse the Buyer for fifty-percent (50%) of the increase in the "accumulated postretirement benefit obligation" (as determined by the Buyer's actuaries in a manner consistent with FASB 106) that is directly triggered by such involuntary termination prior to age fifty-five (55)). Reimbursement under the preceding sentence shall not be required unless and until the Seller receives from the Buyer information that is reasonably satisfactory to the Seller as to the circumstances of the involuntary termination and the actuarial determination described in the preceding sentence. Seller shall pay the determined amount to Buyer within sixty (60) days after notification by Buyer to Seller.

          (vii) The Buyer's and the Buyer Subsidiary's obligations hereunder with respect to post-retirement medical benefits coverage for the Buyer's Future Retiree Welfare Plan Participants shall not prevent the Buyer's Retiree Plans from coordinating pre-Medicare benefits such that Buyer's Retiree Plans may claim to be secondary to medical benefits coverage provided to a Buyer's Future Retiree Welfare Plan Participant as an active employee with another future employer or another future employer's retiree medical plans.

          (viii) The Buyer or a Buyer Subsidiary will assume effective as of the Closing Date, all of the obligations, responsibilities and liabilities of the Seller under the Seller's Retiree Plans to provide medical, and life coverage for claims incurred on and after the Closing Date to the Buyer's Future Retiree Welfare Plan Participants. The Buyer will indemnify the Seller with regard to any claim incurred on or after the Closing Date by a Buyer's Future Retiree Welfare Plan Participant relating to its agreements under this Section 10.3(b) or to any change made by the Buyer or a Buyer Subsidiary to the Buyers' Retiree Plans.

     (c) Persons Not Covered Under the Buyer Welfare Benefit Plans. Neither the Buyer or a Buyer Subsidiary shall provide coverage for, nor shall the Buyer or a Buyer Subsidiary have any obligations or liabilities with respect to, welfare benefit plan coverages or COBRA continuation coverage for:

     (i)Former employees (and their eligible dependent(s)) who were employed by the Seller or a Seller Subsidiary at any time prior to the Closing, but who on the date immediately prior to the Closing Date were not employed by the Seller or a Seller Subsidiary,

     (ii) Division Employees (and their eligible dependent(s)) covered under any health, medical, dental, vision, life insurance, disability (including salary continuation) plan and/or related welfare benefit plan of the Seller or a Seller Subsidiary (the "Seller's Welfare Benefit Plans") for claims incurred prior to 12:01 a.m. (Cleveland, Ohio local time) on the Closing Date,

     (iii)Long term disability benefits payable with respect to any disability of a Division Employee which commenced prior to the Closing Date provided such employee does not return to active work with the Buyer or a Buyer Subsidiary; and

     (iv) Existing Retiree Welfare Plan Participants.

     (d) Claims Under The Seller's Welfare Benefit Plans. The Seller shall retain all the obligations and liabilities of any kind arising under or related to claims under its Seller's Welfare Benefit Plans based on charges for covered expenses incurred:

     (i)  By the persons described in subsection (c)(i), (c)(ii), (c)(iii) and
     (c)(iv) above, and

     (ii) By a Transferred Employee prior to becoming a Buyer's Future Retiree Welfare Plan Participant (and his/her eligible dependent(s)), who incurs a claim(s) relating to hospital charges (excluding physician fees) after the Closing Date as a result of an injury or sickness that was treated within twelve
(12) months prior to the Closing Date (a "Pre-Existing Condition"). The Seller shall retain the obligations and liabilities related to such Pre-Existing Condition claim of such an individual until the earlier of (A) the Pre-Existing Condition no longer exists, or (B) January 1, 2001, and, provided that, the individual is not confined for the Pre-Existing Condition on January 1, 2001.

     (e) Welfare Plan Transitional Arrangements. The Buyer agrees that, to the extent to which a Transferred Employee, and his/her dependents or a Buyer's Future Retiree Welfare Plan Participant has satisfied in whole or in part a deductible amount for calendar year 1999 under any Seller's Welfare Benefit Plan or has paid any out of pocket expenses pursuant to any Seller's Welfare Benefit Plan, such amount shall be counted toward the satisfaction of any applicable calendar year 1999 deductible or out of pocket expense maximum respectively, under any like Buyer's Welfare Benefit Plan. The Buyer further agrees that, if it determines that it will utilize the Seller's administrative services under the Transitional Agreement for administering the Buyer's Welfare Benefit Plans (which option is available to the Buyer for a period of up to six (6) months and shall be on a complete cost pass-through basis) then, for the period of time that such plans are administered by the Seller, the Buyer's Welfare Benefit Plans will be identical to Seller's Welfare Benefit Plans.

     10.4 Pension Plan.

     (a) Buyer Pension Plan. The Buyer presently is the sponsor of the Borg-Warner Automotive, Inc. Retirement Plan (the "Buyer's Pension Plan") which plan is a qualified plan under Section 401(a) of the Tax Code and under the applicable provisions of ERISA. Assets of the Buyer's Pension Plan are held in trust under the Borg-Warner Automotive, Inc. Benefit Plans Investment Trust (the "Buyer's Pension Trust") with The Northern Trust Company (the "Buyer's Pension Plan Trustee") a trust qualified under Section 501(a) of the Tax Code. As soon as practicable after the Closing Date, the Buyer shall amend the Buyer's Pension Plan by adding a Supplement (the "Buyer's Supplement") which shall be effective as of the Closing Date, but subject to receipt by the Buyer's Pension Trust of the Initial Transfer Amount in accordance with Section 10.4(c)(v)(B). Such Buyer's Supplement shall cover those Transferred Employees, including the Inactive Employees, who immediately prior to the Closing Date, are eligible to participate under Appendix A of the Pension Plan for Eaton Corporation Employees ("Seller's U.S. Pension Plan"), hereinafter referred to as (the "Transferred Employee Participants"). Such Buyer's Supplement shall:

     (i) Contain provisions which are the same in all meaningful respects as the Seller's U.S. Pension Plan provisions as in effect as of the Closing Date including, without limitation, provisions regarding credited service, eligibility and vesting service, compensation, computation of benefit levels, eligibility for a benefit and the form and timing of a benefit distribution, early retirement opportunities and subsidies and shall provide that credited service, eligibility and vesting service, compensation and other benefit factors (other than actuarial factors which may change in accordance with applicable law) under the Seller's U.S. Pension Plan shall be recognized as credited service, other service, compensation and other benefit factors (other than actuarial factors which may change in accordance with applicable law) under the Buyer's Supplement;

          (ii) Freeze all credited service for benefit accrual purposes effective as of the Closing Date for all Transferred Employee Participants who have not attained age fifty-five (55) as of the Closing Date;

          (iii) Subject to the completion of the transfer under Section 10.4(c)(v)(F) below, provide for a transfer of the Seller Accrued Benefit Value (as defined in Section 10.4(b)(i)(B)(2) below) of any Transferred Employee Participant who has not attained age fifty-five (55) as of the Closing Date who so elects (pursuant to the existing notice and election requirements under the Buyer's Pension Plan (the "Buyer Election Requirements")) from the Buyer's Pension Plan to an individual account under the Buyer's Retirement Savings Plan (as such term is defined hereinafter), as described in Section 10.4(b)(i)(B)(2); and

          (iv) Subject to the completion of the transfer under Section 10.4(c)(v)(F) below, provide for an additional amount for each Transferred Employee identified in Section 10.4(a)(iii) above (the "Transitional Service Benefit"), which amount shall be determined separately for each such Transferred Employee and transferred to an individual account under the Buyer's Retirement Savings Plan subject to the requirements of the Tax Code and ERISA. The actual dollar amount of each such Transferred Employee's Transitional Service Benefit shall be determined pursuant to
     Section 10.4(b)(ii) below.

The Buyer shall provide the Seller with a copy of the proposed Buyer's Supplement at least fifteen (15) consecutive calendar days prior to the Closing Date. Within fifteen (15) consecutive calendar days of the receipt by the Seller of the proposed Buyer's Supplement, the Seller shall provide the Buyer with comments and corrections with respect to the proposed Buyer's Supplement and, thereafter, will cooperate with the Buyer so as to reach agreement that the Buyer's Supplement satisfies the requirements of this Section 10.4. If the Seller and Buyer cannot reach the agreement contemplated under the preceding sentence within fifteen (15) days following the Buyer's receipt of the Seller's comments and corrections, the points of disagreement shall be submitted to the Seller's actuary and the Buyer's actuary who, within fifteen (15) days of receipt of such points of disagreement, shall jointly resolve the remaining issues.

     (b)  Buyer's Obligations with Respect to Transferred Employee Participants.

     (i) The Buyer will take the following action effective as of Closing Date conditioned upon the completion of the corresponding transfer of assets to the Buyer's Pension Trust in accordance with Section 10.4(c), with respect to the Transferred Employee Participants under the Buyer's Pension Plan:

     (A) For those Transferred Employee Participants who have attained age fifty-five (55) or older as of the Closing Date, the Buyer Supplement will provide continuing benefit accrual through participation in the Buyer's Pension Plan effective as of the Closing Date with accrual of credited service, compensation and benefits under the provisions of the Buyer's Supplement for all service after the Closing Date with the Buyer or a Buyer Subsidiary, consistent with all the requirements of Section 10.4(a)(i) above. Notwithstanding any other provisions of this Agreement, the Buyer hereby agrees that the Buyer's Pension Plan, including the Buyer's Supplement, shall not be amended, terminated or suspended in any way with respect to the Transferred Employee Participants who have attained age fifty-five (55) as of the Closing Date, which effectively decreases the total amount of benefits (including all subsidies) to be provided under the Buyer's Supplement for any such Transferred Employee Participant except that the provisions of this Section 10.4(b)(i)(A): (1) shall not require the continuation of credited service for benefit accrual purposes (as opposed to service for any other purpose such as eligibility for early retirement opportunities and subsidies) after the end of the Five Year Post Closing Period;
(2) shall not prevent the Buyer from adopting or changing actuarial factors to the extent permitted under applicable law and universally applicable to participants under the Buyer's Pension Plan; and (3) shall not apply to changes required by law or regulation to ensure continued compliance with the Tax Code and/or ERISA.

     (B) For all of the Transferred Employee Participants who have not attained age fifty-five (55) as of the Closing Date who have their credited service for benefit accrual purposes frozen under the Buyer's Supplement as of the Closing Date, the Buyer will offer such Transferred Employee Participants the following options:

          (1) To continue participation in the benefits provided under the Buyer's Supplement consistent with all the requirements of Sections 10.4(a)(i) and (ii) above, including, without limitation, the continuing ability to satisfy the applicable age/service requirements for early retirement opportunities and subsidies during employment with the Buyer and/or a Buyer Subsidiary from and after the Closing Date, except that (1) no such Transferred Employee Participant shall be required to be provided with any credited service (under the benefit formula) after the Closing Date; (2) no compensation increases are required to be recognized after the Closing Date; and (3) the provisions of this Section 10.4(b)(i)(B)(1) shall not apply to changes required by law or regulation to ensure continued compliance with the Tax Code and/or ERISA; or

          (2) Subject to the requirements of the Tax Code and ERISA, to transfer the Seller Accrued Benefit Value and the Transitional Service Benefit from the Buyer's Pension Plan to an individual account under the Buyer's Retirement Savings Plans, subject to compliance with the Buyer Election Requirements. For purposes of this Section 10.4, the term "Seller Accrued Benefit Value" for any individual properly electing this option of
     Section 10.4(b)(i)(B)(2) means the sum of the individual's Initial Deferred Liability Amount, as defined in Section 10.4(c)(ii)(B) (as adjusted pursuant to Section 10.4(c)(iv)), and the individual's Additional Rollover Liability Amount as defined in Section 10.4(c)(v)(C).

          (ii) For each Transferred Employee Participant eligible for the transfers described in Section 10.4(b)(i)(B)(2) above, the Buyer's actuary shall determine the individual's Transitional Service Benefit pursuant to the methodology and assumptions described on the Corresponding Schedule, subject to approval by the Seller's actuary as described below. Within
     (20) consecutive calendar days of the receipt by the Buyer's actuary from the Seller or the Seller's actuary of the information necessary to compute the individual Transitional Service Benefit, the Buyer's actuary shall provide the Seller's actuary with a proposed schedule of such individual Transitional Service Benefit together with the work papers used to compute the amounts. If the Seller's actuary shall dispute the correctness of such schedule, it shall notify the Seller, the Buyer and the Buyer's actuary in writing fifteen (15) consecutive calendar days following receipt of the proposed schedule as to the specifics of the dispute. The Seller and the Buyer shall attempt to reach an agreement as to the specific amounts within ten (10) consecutive calendar days following notification of such disagreement (the "TSB Resolution Period"). If the dispute still exists at the expiration of the TSB Resolution Period, it shall then be submitted to an impartial actuarial firm (to be jointly selected by the Buyer's actuary and the Seller's actuary) within seven (7) consecutive calendar days following the end of the TSB Resolution Period. The third party actuarial firm shall be promptly supplied all relevant information and shall make a decision on the dispute within fifteen (15) consecutive days following receipt of the notice of dispute.

          (iii) The Buyer will provide the Seller as soon as practicable following the Closing Date with the names of those Transferred Employee Participants who have properly elected to have their Seller Accrued Benefit Value as of the Closing Date transferred to the Buyer's Retirement Savings Plan.

          (iv) Not later than sixty (60) consecutive calendar days immediately following the Buyer's receipt of the Seller's approval as to the Buyer's Supplement to Buyer's Pension Plan, the Buyer shall or shall cause the Buyer Subsidiaries to apply for a determination by the Internal Revenue Service ("IRS") that Buyer's Pension Plan (as amended pursuant to Section 10.4(a)) and Buyer's Pension Trust qualify under Sections 401(a) and 501(a), respectively, of the Tax Code. The Buyer further agrees to act immediately to revise and/or amend the Buyer's Pension Plan as may be required by the IRS for the purpose of obtaining such qualification and shall provide Seller with such required revisions and/or amendments.
     Copies of the IRS filing by the Buyer or a Buyer Subsidiary shall be furnished by the Buyer to the Seller when first made and a copy of the determination letter shall be furnished by the Buyer to the Seller within a reasonable period of time following the receipt of such letter by the Buyer or a Buyer Subsidiary.

          (v) The Buyer and the Seller acknowledge that the initial transfer of assets and liabilities respectively from the separate trust account for Seller's U.S. Pension Plan which exists under Seller's master pension trust, as established through Mellon Bank N.A. (the "Seller's U.S. Pension Trust") and the Seller's U.S. Pension Plan to the Buyer's Pension Trust and the Buyer's Pension Plan, as provided for in Section 10.4(c)(v)(B), may occur prior to the Buyer's receipt of a favorable determination letter from the IRS with respect to the further tax qualification of the Buyer's Pension Plan and the Buyer's Pension Trust pursuant to Section 401(a) and
     Section 501 (a) respectively of the Tax Code. Accordingly, the Buyer hereby represents and warrants that the Buyer's Pension Plan and the Buyer's Pension Trust, as established and maintained by the Buyer, will receive such favorable determination letter, effective retroactively to the Closing Date, and the Buyer agrees to indemnify the Seller for any liabilities which the Seller may incur as a result of such transfer of assets and/or liabilities to the Buyer's Pension Trust or the Buyer's Pension Plan, respectively, if the IRS determines that the Buyer's Pension Plan or the Buyer's Pension Trust are not tax-qualified.

     (c) Seller's Obligations with Respect to the Seller's U.S. Pension Plan and the Transferred Employee Participants. The Seller will take the following action with respect to the Transferred Employee Participants:

          (i) Seller shall not amend Appendix A of the Seller's U.S. Pension Plan in any manner specific to the Transferred Employee Participants between the date of the execution of this Agreement and the Closing Date, except as may be required by law or regulation to ensure continued compliance with the Tax Code and ERISA.

          (ii) Prior to or as of the Closing Date, the Seller shall instruct the actuaries for the Seller's U.S. Pension Plan to compute the Seller's U.S. Pension Plan initial liability for all Transferred Employee Participants on the following basis:

          (A) For each Transferred Employee Participant who has attained age fifty-five (55) or older as of the Closing Date, the liability shall be determined on a Projected Benefit Obligation ("PBO") basis including the early retirement supplements and recognition of post-Closing Date compensation. The PBO is the projected benefit obligation as defined in Statement of Financial Accounting Standards No. 87. The PBO shall be determined using the actuarial methods and assumptions adopted by the Seller for the Seller's U.S. Pension Plan for purposes of the measurements required for the Seller's annual financial statements, as of the measurement date coincident with or immediately preceding the Closing Date, except for the following:

     (1) The discount rate shall be the reported yield of the Merrill Lynch AAA-AA Corporate Bond Index (15+ years) as of the last day of the month coincident with or preceding the Closing Date, such rate being rounded to the nearest one-quarter percent.

     (2) The assumed annual rate of increase for salaries and the social security wage base shall be increased (decreased) by the same amount as the discount rate in (1) is higher (lower) than the discount rate used for purposes of such annual financial statements.

     The amounts determined under this Section 10.4(c)(ii)(A) shall be referred to as the "Ongoing Liability Amount."

     (B) For each Transferred Employee Participant who has not attained age fifty-five (55) or older as of the Closing Date, the liability shall be determined on an Accrued Benefit Obligation ("ABO") basis including the early retirement supplements, but without recognition of post-Closing compensation. The ABO is the accumulated benefit obligation as defined in Statement of Financial Accounting Standards No. 87. The ABO shall be determined using the actuarial methods and assumptions adopted by the Seller for the Seller's U.S. Pension Plan for purposes of the measurements required for the Seller's annual financial statements, as of the measurement date coincident with or immediately preceding the Closing Date, except that the discount rate shall be the reported yield of the Merrill Lynch AAA-AA Corporate Bond Index (15+ years) as of the last day of the month coincident with or preceding the Closing Date, such rate being rounded to the nearest one-quarter percent. The amounts determined under this Section 10.4(c)(ii)(B) shall be referred to as the "Initial Deferred Liability Amount."

     (iii) As soon as practicable after the Closing Date but not more than fifteen (15) consecutive calendar days following the Closing Date, the Seller shall estimate the Ongoing Liability Amount and the Initial Deferred Liability Amount (the "Estimated Initial Transfer Amount") as defined above and direct the Trustee of the Seller's U.S. Pension Trust on the Closing Date to treat and account for that amount in the Seller's U.S. Pension Trust as if it were invested in a Short Term Investment Fund from the Closing Date.

     (iv) As soon as practicable following the Closing Date, but not more than ninety (90) consecutive calendar days following the Closing Date, the Seller's actuary shall inform the Seller, the Buyer and the Buyer's actuary of the Ongoing Liability Amount and the Initial Deferred Liability Amount (collectively, the "Initial Transfer Amount"), and provide the Buyer's actuary with the work papers used to compute the amounts. If the Buyer's actuary shall dispute the correctness of the Initial Transfer Amount it shall notify the Buyer, the Seller and the Seller's actuary in writing within fifteen (15) consecutive calendar days following its receipt of the computation of the Initial Transfer Amount as to the specifics of the dispute. The Buyer and the Seller shall attempt to reach an agreement as to the specific amount within ten
(10) consecutive calendar days following notification of such disagreement (the "ITA Resolution Period"). If Buyer fails to submit such list of points of disagreement with respect to such actuarial computations within such ten (10) consecutive calendar days, the Initial Transfer Amount and actuarial computations shall be deemed accepted by the Buyer. If the dispute still exists, it shall then be submitted to an impartial third party actuarial firm (to be jointly selected by the Buyer's actuary and the Seller's actuary) within seven (7) consecutive calendar days following the end of the ITA Resolution Period. The third party actuarial firm shall make a decision on the dispute within fifteen (15) consecutive calendar days following its receipt of notice of such dispute, and determine if any additional amounts are due to Buyer's Pension Plan (the "Additional Initial Transfer Amount").

     (v) The Estimated Initial Transfer Amount shall be accounted for and adjusted as follows:

     (A) As of and after the Closing Date, but prior to the Initial Asset Transfer Date as defined in Subsection 10.4(c)(v)(B) below, the Seller shall direct the trustee of the Seller's U.S. Pension Trust to deduct benefits due under the Buyer's Pension Plan and Supplement from the Estimated Initial Transfer Amount to, or on behalf of, any Transferred Employee Participant who becomes entitled thereto under the Buyer's Pension Plan during such period, with such payments to be made in accordance with instructions furnished by the Buyer to the Seller from time to time; subject, however, to Seller's reasonable audit and approval of the proper computation of such benefit.

     (B) If the Initial Transfer Amount and/or the Additional Initial Transfer Amount is greater or less than the Estimated Initial Transfer Amount, the Seller shall direct the trustee as soon as practicable, but not more than ten (10) consecutive calendar days following the final determination of such amounts to account for a corresponding adjustment to the Initial Estimated Transfer Amount with interest from the Closing Date. As soon as practicable, but not more than fifteen (15) consecutive calendar days following the final determination of the Initial Transfer Amount and (if any) the Additional Initial Transfer Amount, such amounts shall then be transferred to the Buyer's Pension Trust by wire transfer, with the Estimated Initial Transfer Amount to be adjusted to reflect such transfer.

     (C) Upon receipt of the information from the Buyer pursuant to Section 10.4(b)(iii), the Seller shall instruct the actuaries for the Seller's U.S. Pension Plan to compute the Seller's U.S. Pension Plan additional liability for each of the individual Transferred Employee Participants who elect to transfer their Seller Accrued Benefit Value as of the Closing Date to the Buyer's Retirement Savings Plan pursuant to Section 10.4(b)(i)(B)(2) using the methodology and assumptions described on the Corresponding Schedule. The amounts determined under this Section 10.4(c)(v)(C) shall be referred to as the "Additional Rollover Liability." As soon as practicable , but not more than fifteen (15) consecutive calendar days after the Additional Rollover Liability Amount is determined, the Seller shall direct the trustee to account for a corresponding adjustment (i.e., addition) to the Initial Estimated Transfer Amount with interest, from the Closing Date.


     (D) In the event that the transfer of the Initial Transfer Amount, Additional Transfer Amount (if any) and Additional Rollover Liability Amount, combined, is not sufficient to satisfy the requirements of Section 414(1) of the Tax Code, an additional amount shall be added to the Estimated Initial Transfer Amount in the amount necessary to, in combination with such other amounts, satisfy such requirements. For purposes of determining the liability under
Section 414(1) of the Tax Code, the Seller's actuary shall determine such liability using the assumptions used by the Pension Benefit Guaranty Corporation to determine sufficiency with respect to plan terminations occurring on the Closing Date. The Seller or the Seller's actuary shall provide the Buyer with such information as is reasonably requested by the Buyer to complete its filing obligations with the IRS concerning the transfers described in this Section 10.4(c)(v).

     (E) The Estimated Initial Transfer Amount Account shall be decreased by the amount of any benefit payments due and made to or on behalf of any Transferred Employee Participants identified in Subsection 10.4(c)(v)(A) above from the Seller's U.S. Pension Trust during the period between the Closing Date and the Final Asset Transfer Date (as defined below), and any other disbursements on a prorated basis, including any applicable fees and expenses, which have been charged to Seller's U.S. Pension Trust, provided, however, that no fees and expenses incurred by the Seller's U.S. Pension Trust with respect to the undertakings of this Section 10.4 shall be charged to any transfer amount.

     (F) Within ten (10) consecutive calendar days after the Seller has received from the Buyer both the information required to be provided under
Section 10.4(b)(ii) and (iii); and the copy of the favorable IRS determination letter relating to the Buyer's Pension Plan and the Buyer's Supplement (including those provisions consistent with the transfer of the Seller Accrued Benefit Value and the Transitional Service Benefit), the Seller will instruct the trustee of the Seller's U.S. Pension Trust to perform a final accounting and reconciliation of the Estimated Initial Transfer Amount, as added to and subtracted from pursuant to the foregoing provisions of this Section 10.4(c)
(v).
As soon as practicable, but not more than ten (10) consecutive calendar days, after receipt of such final accounting and reconciliation, the resultant net amount shall be transferred (with interest credited through a date preceding the transfer by no more than ten (10) consecutive calendar days) by wire transfer from the Seller's U.S. Pension Trust to the Buyer's Pension Trust to complete the pension plan transfers contemplated under this Section 10.4 (the "Final Asset Transfer Date").

     (d) Assumption of Liabilities and Obligations. The Buyer agrees that upon receipt of the amounts set forth in Section 10.4(c)(v)(B) and (F), respectively, by the Buyer's Pension Plan Trustee, the Buyer will assume the corresponding liabilities and obligations of the Seller's U.S. Pension Plan with respect to the Transferred Employee Participants and the Seller, the Seller's Subsidiaries, the Seller's U.S. Pension Plan, and their respective agents shall be completely discharged of any and all obligations and liabilities with respect to the pension benefits accrued as of the Closing Date by the Transferred Employee Participants under the Seller's U.S. Pension Plan.

     (e) Cooperation. The Seller and the Buyer understand that the undertakings set forth in this Section 10.4 require extensive cooperation among the parties and that each party will make every good faith effort to complete
the matters within the time periods set forth herein.   Further, Buyer and
Seller agree that:

     (i) Any written communication to the Division Employees prior to the Closing Date by either party concerning this Section 10.4 shall be submitted for review by the other party at least two (2) days prior to release to the Division Employees, and

     (ii) Upon receipt of HSR Act approval, representatives of Buyer will be allowed on the Division's U.S. premises to jointly, with the Seller's representatives, communicate with Division Employees concerning the subject matter set forth in Sections 10.4, 10.5 and 10.6, subject to the Seller's reasonable requirements and restrictions.

     (f) In the event that all or some portion of the one-time transfer of the Transitional Service Benefits from the Buyer's Pension Plan, as contemplated under Section 10.4(b)(i)(B)(2), cannot be effected prior to or within five (5) consecutive calendar days after the Final Asset Transfer Date, due to any legal constraint (including, without limitation, the Tax Code and ERISA), the Buyer shall, within fifteen (15) consecutive calendar days after being made aware of such constraint, provide the Seller with one or more proposals that would provide the affected Transferred Employee Participants with additional transfers from the Buyer's Pension Plan or contributions under the Buyer's Retirement Savings Plan so as to provide them with an actuarially equivalent value not less than the value of the Transitional Service Benefit (or portion thereof) that is not transferred under Section 10.4(b)(i)(B)(2), with actuarial equivalence determined using the same actuarial assumptions as were used in determining the Transitional Service Benefit ("Equivalent Value"). The Seller may reject any proposal that is not reasonably satisfactory to the Seller based upon the advice of the Seller's actuaries as to Equivalent Value. If all of the Buyer proposals are rejected as described above, the Buyer must submit one or more additional proposals until such time as a proposal is found to be reasonably satisfactory by the Seller under the foregoing. In no event may the Buyer refuse to provide the affected Transferred Employee Participants with Equivalent Value.

     10.5 Disposition of U.S. Investment Plan Responsibilities. The Seller shall retain all liability and responsibility for the disposition of accounts of the Transferred Employees including the Inactive Employees (the "Investment Plan Participants") who are participants in the Eaton Corporation Share Purchase and Investment Plan ("Seller's Investment Plan") on the Closing Date. Each such Investment Plan Participant shall have his full interest in his account, including without limitation all Company matching contributions (which shall be fully vested, including any contribution made pursuant to the terms of Seller's Investment Plan for 1999) and any earnings thereon, allocated and/or distributed on his behalf as soon as practicable after the Closing Date. Such allocation and distribution shall be governed by the provisions of the Seller's Investment Plan which are applicable to cessation of employment with the Seller on the Closing Date for reasons other than retirement, disability or death, and in connection with the divestiture of a facility and shall be in accordance with the administrative procedures and practices which have been established by the Seller with respect to such allocation and/or distribution. Subject to the Tax Code and ERISA with respect to any such Investment Plan Participant who has an outstanding loan under the Seller's Investment Plan (pursuant to Article IX thereof) as of the Closing Date, at the option of the Investment Plan Participant, the portion of the Investment Plan Participant's account which is eligible for rollover, including the loan shall be transferred in kind (together with a cash transfer of the Investment Plan Participant's other account balances) to the Buyer's Retirement Savings Plan and shall be continued and administered under the Buyer's Retirement Savings Plan.

     10.6 Buyer/Buyer Subsidiary Retirement Savings Plan(s).

     (a) As of the Closing Date and within ninety (90) days thereafter, the Buyer or a Buyer Subsidiary shall establish one or more defined contribution plan(s) to cover the Transferred Employee Participants who will become participants in such Plan pursuant to the provisions of Section 10.4(b) (the "Transferred Retirement Savings Plan Participants") or shall include such group of employees in currently established defined contribution plans (collectively the "Buyer's Retirement Savings Plan"). The Buyer has provided the Seller with a true and correct copy of the existing summary plan description of the Buyer's Retirement Savings Plan and, prior to the Closing Date, the Buyer will provide the Seller with a true and correct copy of all of the provisions of the Buyer's Retirement Savings Plan.

     (b) The Buyer's Retirement Savings Plan shall provide the Transferred Retirement Savings Plan Participants as of the Closing Date, with: (i) a contribution to an account (the "Company Retirement Account") based on a percentage of the Transferred Retirement Savings Plan Participant's compensation (the "Buyer Base Contribution"); (ii) the opportunity to elect to make pre-tax payroll reduction contributions ("Elective Deferral Contributions "); (iii) a matching contribution to an account (the "Employee Retirement Account") based on a portion of the particular Transferred Retirement Savings Plan Participants's Elective Deferral Contributions (the "Matching Contribution"); and (iv) the one-time Transitional Service Benefit subject to Section 10.4(f) above. The Buyer's
Retirement Savings Plan shall provide the Transferred Retirement Savings Plan Participants with credit for service with the Seller or a Seller Subsidiary for purposes of eligibility for participation in the Buyer's Retirement Savings Plan and vesting in all contributions and amounts under the Buyer's Retirement Savings Plan on behalf of any Transferred Retirement Savings Plan Participant, but not for purposes of determining the amount of the Transitional Service Benefit or for purposes of vesting in such Transitional Service Benefit.

     (c) The Buyer shall take all actions as reasonably necessary to complete the enrollment process for Transferred Retirement Savings Plan Participants so that all such Transferred Retirement Savings Plan Participants will be able to commence participation in the Buyer's Retirement Savings Plan, including Elective Deferral Contributions, on the Closing Date, provided, however, that any access to and all opportunities to communicate with the Transferred Employees prior to the Closing Date shall be subject to the provisions of
Section 10.4(e).

     (d) Subject to Section 10.6(f) below, the Transitional Service Benefit shall not be subject to any additional terms and/or conditions, including, without limitation, terms and/or conditions relating to the profitability of the Buyer and/or the Buyer Subsidiaries or the individual Transferred Retirement Savings Plan Participant's level of hours of service or employment status. Any payment or transfer required to be made by the Buyer under Section 10.4(b) and/or Section 10.4(f) representing the Transitional Service Benefit shall not be subject to Section 19.3 or 19.9 and shall be disregarded entirely in applying such sections.

     (e) Subject to the Buyer's Election Requirements, the amount to be transferred pursuant to Subsection 10.4(a)(iii) above, to the Buyer's Retirement Savings Plan from the Buyer's Pension Plan on behalf of individual Transferred Retirement Savings Plan Participants shall be placed in a sub-account in the Company Retirement Account established for such Participant. The transfer of such amount shall occur as soon as practicable, but not more than fifteen (15) consecutive calendar days following the Seller's transfer of the Seller Accrued Benefit Value pursuant to Subsection 10.4(c)(v)(F). That amount shall be fully vested and non-withdrawable and subject to the Buyer's Election Requirements and provisions of the Buyer's Retirement Savings Plan.

     (f) Subject to the Buyer's Election Requirements and Section 10.4(f), the Transitional Service Benefit shall be placed in a sub-account in the Company Retirement Account. That amount will be subject to five (5) year cliff vesting (counting only service with Buyer or Buyer's Subsidiary), be non-withdrawable and subject to the provisions of Buyer's Retirement Savings Plan provided, however, that if a Transferred Employee Savings Plan Participant with an account under this Subsection 10.6(f) is terminated by Buyer or Buyer's Subsidiary involuntarily without cause prior to being fully vested, such Transferred Employee Savings Plan Participant shall be fully vested in the subaccount created for purposes of holding the Transitional Service Benefit.

     (g) Not later than one hundred-eighty (180) consecutive calendar days immediately following the Closing Date, the Buyer shall apply for a determination by the IRS that Buyer's Retirement Savings Plan as applicable to Transferred Retirement Savings Plan Participants and any related trusts qualify under Sections 401(a) and 501(a), respectively, of the Tax Code. The Buyer agrees to act reasonably, promptly to revise and/or amend the Buyer's Retirement Savings Plan as may be required by the IRS for the purpose of obtaining any such qualification. Copies of such filings by the Buyer or a Buyer Subsidiary (with appropriate deletions of confidential information not relevant to Seller's concern for the Transferred Employees) shall be furnished by the Buyer to the Seller when first made, and a copy of the IRS determination letter shall be furnished by the Buyer to the Seller within a reasonable period of time following the receipt of each such letter and acceptances by the Buyer or a Buyer Subsidiary.

     (h) Notwithstanding any other provisions of this Agreement, the Buyer hereby agrees that, through the fifth anniversary of the day before the Closing Date, Buyer's Retirement Savings Plan shall not be terminated or suspended with respect to coverage thereunder of the Transferred Retirement Savings Plan Participants, nor shall any amendment of the Buyer's Retirement Savings Plan be made which contradicts this Section 10.6 or otherwise effectively reduces or eliminates the total value of benefits to be provided under such Plan for any Transferred Retirement Savings Plan Participant during such five (5) year period, or the amount or percentage of the Employer Base Contribution, except as may be required by the applicable governmental agency or by law or regulation to ensure continued compliance with the Tax Code or ERISA.

     10.7 1999 Incentive Compensation. The Corresponding Schedule identifies or sets forth a description of the cash incentive compensation and/or cash bonuses related to the Transferred Employees for 1999 (paid 2000) under the Seller's or the Seller Subsidiary's plans, policies, programs or arrangements immediately prior to the Closing Date. The Buyer shall be responsible for and pay to the Transferred Employees the incentive/bonus amount based on targets reached for the calendar year (the "1999 Bonus Amount") for the entire 1999 calendar year. The 1999 Bonus Amount payable by the Buyer shall not be eligible for deferral. For calendar year 2000 Transferred Employees shall be afforded the opportunity to participate in incentive/bonus plans which are offered by the Buyer or a Buyer Subsidiary to employees of the Buyer or a Buyer Subsidiary with the same job rating or classification.

     10.8 Employment Claims.

     (a) Claims Filed Prior to Closing Date. Seller shall be responsible and liable for any claim, complaint, charge or lawsuit filed prior to the Closing Date which alleges a violation of any federal, state, county, local or governmental law, decree, ordinance or regulation applicable to an act or omission of Seller or the Seller Subsidiaries pertaining to employment, employment practices or labor relations.

     (b) Claims Filed On or After the Closing Date. The Buyer or a Buyer Subsidiary shall be responsible and liable for any claim, complaint, charge or lawsuit filed on or after the Closing Date which alleges a violation of any federal, state, county, local or other governmental law, decree, ordinance or regulation applicable to an act or omission by the Buyer or a Buyer Subsidiary pertaining to employment, employment practices or labor relations except that:

          (i) For any claim, complaint, charge or lawsuit which is filed after the Closing Date by (A) an individual who was employed by Seller prior to the Closing Date, or by a person who was an applicant for employment with Seller (but was not hired) prior to the Closing Date, and (B) alleges a violation of a federal, state, county, local or other governmental law, decree, ordinance or regulation which pertains in part to an act or event that occurred prior to the Closing Date and relates to employment or employment practices, Seller shall be responsible and liable for any monetary damages that are part of a settlement or court order to the extent that such damages are attributable to the period prior to the Closing Date and all attorneys fees and court costs to the same proportional extent. Seller and Buyer or a Buyer Subsidiary shall cooperate in good faith to develop strategies to minimize each party's potential exposure with respect to any such claims, complaints, charges or lawsuits. Buyer or a Buyer Subsidiary shall not consent to any settlement of nor concede any issue regarding such claims, complaints, charges or lawsuits which affects Seller without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed,

          (ii) For any unfair labor practice complaint filed within six months after the Closing Date with respect to an act or event occurring prior to the Closing Date, Seller shall be responsible and liable for any monetary damages that are part of a court order or Arbitrator's award to the extent that such damages are attributable to the period prior to the Closing
Date.
     Seller and Buyer or a Buyer Subsidiary shall cooperate in good faith to develop strategies to minimize each party's potential exposure with respect to such complaints and/or claims, and

          (iii) In the event that the matters contemplated by Section 10.8(b)(i) or (ii) above occur, the Buyer or a Buyer Subsidiary will provide Seller with any information, material or documents which Seller shall request as part of its defense and Seller shall not consent to any settlement nor concede any issue in litigation or arbitration which affects Buyer or a Buyer Subsidiary without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

     10.9 Worker's Compensation Claims and Worker's Occupational Diseases Claim. Seller shall be responsible for the defense and, when it is adjudicated or administratively determined, liable for any claim which may be asserted by any Division Employee which arises under the occupational disease and disablement statutes (or any similar statutes) and regulations thereof of the states or countries where the facilities are located and is based on a reported injury sustained solely while employed by Seller on or prior to the Closing Date. The Buyer or a Buyer Subsidiary shall be responsible for the defense and, when it is adjudicated or administratively determined, liable for any claim arising by a Transferred Employee under the aforementioned occupational disease and disablement statutes (or any similar statutes) and regulations thereof which is based on a reported injury sustained solely on or after the Closing Date. If a claim is asserted on or after the Closing Date by a Transferred Employee under the aforementioned occupational disease and disablement statutes (or any similar statutes) and regulations thereunder and such claim alleges a reported injury sustained in part before the Closing Date and in part on or after the Closing Date, the Buyer or a Buyer Subsidiary shall be responsible for the defense of such claim and if an award is adjudicated or administratively determined for such Transferred Employee, Seller shall be liable for and pay to the Buyer or a Buyer Subsidiary, that percentage of the award which is based on the time period from the determined beginning date of the injury to the Closing Date over that period of time from the determined beginning date to the date of the award. If such pro rata amount cannot be determined, the Buyer or a Buyer Subsidiary and Seller shall in good faith negotiate and agree upon the proration of the award, which shall be in accord with the principles of the preceding sentence.

     10.10 Vacation Responsibilities. The Buyer shall be liable, responsible, and obligated for the payment of all vacation benefits, as determined in accordance with the Seller's vacation practices in effect immediately prior to the Closing Date for Division Employees, and which have not been paid by the Seller prior to the Closing Date, to the Transferred Employees. On and after the Closing Date, the Buyer shall provide each Transferred Employee, on a going-forward basis, with an annual paid vacation entitlement at least equal to the annual paid vacation entitlement available under the Seller's vacation practices as in effect immediately prior to the Closing Date, based upon the Transferred Employee's status and level of service with the Seller and/or a Seller Subsidiary on such day; otherwise, the Buyer is free to adopt vacation policies and entitlements as it sees fit.

     10.11 Other Agreements, Plans, Understandings and Practice. Unless otherwise specifically assumed by Buyer or a Buyer Subsidiary in the above provisions of this Article 10, Seller shall retain any and all obligations or liabilities with respect to any Seller agreement, plan, understanding or practice which provided or promised a payment, benefit, contribution, prerequisite or service to any Division Employee and shall indemnify and hold Buyer and a Buyer Subsidiary harmless from and against all claims related thereto. Buyer and a Buyer Subsidiary shall jointly and severally indemnify and hold Seller harmless from and against any and all claims related in any way to any matter specifically assumed by Buyer and a Buyer Subsidiary in this Article 10 hereof.

     10.12 Foreign Employment Liabilities. Except as otherwise provided on the Corresponding Schedule or as may be provided in the Local Agreements required by the customs and requirements of local practice and laws in the jurisdictions where the transfers contemplated by the Local Agreements are to be effected, the Buyer shall assume all liabilities of the Seller or the Seller Subsidiaries, as the case may be, as an employer in the United Kingdom, Germany and Brazil, including, without limitation, (i) any retirement, welfare or other employee benefit obligation or liability with respect to employees or former employees of the Seller or any of the Seller Subsidiaries which relates to employment with the Division prior to the Closing Date or any plan or arrangement maintained in connection therewith, (ii) liabilities for wages, supplemental unemployment benefits, vacation benefits, severance benefits, retirement benefits, other employee benefits, withholding taxes, workers' compensation or other unemployment compensation premiums, hospitalization or medical claims, occupational disease or disability claims, or other claims attributable in whole or in part to employment by the Seller or the Seller Subsidiaries with respect to the Division or arising out of any labor matter related to the Division prior to the Closing Date, in each such case under clauses (i) and (ii), whether relating to periods or events occurring before, on or after the Closing Date.

     10.13  General.

     (a)  No Limitation on Buyer's Rights.  Except as otherwise provided in this
Article 10, this Article 10 shall not limit or impair the Buyer's or a Buyer Subsidiary's rights to, in any form, amend, modify, alter or terminate any plan or arrangement described in this Article 10.

     (b) The liabilities of the Seller and the Seller Subsidiaries relating to the subject matters of Section 10.7, 10.10 and 10.12 have been accounted for by the Seller in a manner consistent with the Seller's accounting principles.

     (c) No Third-Party Beneficiaries. Neither the Buyer nor the Seller intend that this Article 10 create any rights or interests, except as between the Buyer, the Buyer Subsidiaries, the Seller and the Seller Subsidiaries, and no present or future employees (or any dependents or beneficiaries of such employees) of either Party, or any of their Affiliates (including the Buyer Subsidiaries and the Seller Subsidiaries) will be treated or deemed as Third-Party beneficiaries in or under this Agreement.

                                      ARTICLE 11

                             CERTAIN REAL ESTATE MATTERS

     11.1 Title Commitment; Title Policy.

     (a) As soon as practicable following the date of this Agreement, the Seller shall cause, (i) with respect to the Fletcher, North Carolina Facility, Land America National Commercial Services - Lawyers Title or such other title insurance company as may be reasonably acceptable to the Buyer (the "Title Company") to issue and deliver its commitment for an ALTA extended form owner's policy of title insurance (the "U.S. Title Policy"), together with two copies of all recorded documents referred to therein committing the Title Company to issue such policy at Closing, insuring the Buyer as the holder of a fee simple title to the Fletcher, North Carolina Facility, and with the deletion of the so-called standard permitted exceptions covering the Fletcher, North Carolina Facility, subject only to the Real Property Permitted Exceptions in an amount equal to the portion of the Purchase Price allocated to the Fletcher, North Carolina Facility, and (ii) with respect to the Markdorf, Germany Facility, a certified extract of the Markdorf land register (the "Markdorf Register Extract") pursuant to which Eaton GmbH is the owner of the land on which the Markdorf, Germany Facility is located and pursuant to which there are no encumbrances on such land other than the Real Property Permitted Exceptions. Prior to the Closing, the Seller and the Buyer shall provide for the notarization of this Agreement by a Swiss notary and Eaton GmbH shall grant (bewilligen) to HERKULES a priority notice securing HERKULES' claim to transfer of title to the Markdorf, Germany Facility (Auflassungsvormerkung) in a form reasonably satisfactory to German counsel to the Buyer, and shall take such additional actions that in the reasonable opinion of such German counsel are reasonably required or useful in connection with the registration of such priority notice in the land register.

     (b) Prior to the Closing Date, the Seller shall engage a registered surveyor or professional engineer approved by the Buyer to prepare a current ALTA land title survey of the Fletcher, North Carolina Facility (the "Survey ") in form sufficient to enable the Title Company from the U.S. Title Policy to delete from the U.S. Title Policy the so-called standard exceptions except for matters disclosed by the Survey. In connection with the Markdorf, Germany Facility, prior to the Closing Date the Seller will deliver to the Buyer a copy of the filed "cadastral plan" (the "Cadastral Plan") for such property.

     (c) Subject to Article 20, the cost and expense of the U.S. Title Policy, the Markdorf Register Extract, the Cadastral Plan and any transfer or recording fees or taxes, including any notarial fees or value added taxes, shall be shared equally by the Seller and the Buyer.

     11.2 Objections. The Buyer shall have 20 days after receipt of all of the documents referred to in Section 11.1 to give the Seller written notice of any objections to the conditions or exceptions shown thereon other than Real Property Permitted Exceptions. Failure to object to any additional condition or exception within said period shall constitute an approval of such condition or exception. If the Buyer gives such notice, the Seller shall have the obligation, prior to the Closing, to use their reasonable efforts to remedy or remove the objectionable condition or exception, or to provide the Buyer with evidence reasonably satisfactory to the Buyer that such condition or exception shall be removed or remedied prior to or concurrently with the Closing. If the Seller cannot so remedy or remove such condition or exception prior to or concurrently with the Closing, the Buyer shall have the right to either waive its objection to such condition or exception and proceed towards the Closing or terminate this Agreement without liability.

ARTICLE 12

                                ENVIRONMENTAL MATTERS

     12.1 Seller Environmental Liabilities.  Subject to the terms of this
Article 12, the Seller shall be responsible for and shall cause to be performed, discharged or paid when due any obligation, loss, cost or expense relating to

     (a) Except as otherwise expressly provided in this Article 12, all environmental liabilities arising from the operation of the Business or the use or occupancy of the Facilities prior to the Closing Date, provided that notice is received by Seller prior to the expiration of the relevant survival period, more particularly, liabilities arising from:

          (i) breach of any warranty or representation in Section 5.12, except for subsections (b) and (c) thereof, as to which the Buyer shall give notice to Seller not later than eighteen (18) months after the Closing Date and, with respect to Subsections (b) and (c) of Section 5.12, not later than six (6) months after the Closing Date and, in any event, within sixty
     (60) days after Buyer, through an employee at the site responsible for environmental compliance or reporting matters, discovers the breach;

          (ii) those Non-Compliance Items either listed on Schedule A to the Environmental Agreement as a result of the Compliance Audit or as noticed by the Buyer to the Seller within six (6) months of the Closing, representing failure to comply with Environmental Laws applicable and in effect upon the Closing; and

          (iii) Identified Site Environmental Conditions listed on Schedule B to the Environmental Agreement and for any other Site Environmental Conditions in connection with which Buyer receives a Third Party, including Seller Subsidiary, claim and gives notice thereof to Seller not later than the fifth anniversary of the Closing Date or, in the event Seller decides to conduct no or some Remedial Action for an Identified Site Environmental Condition, Buyer reasonably disagrees and Seller does not predominately prevail on the central issues in an arbitration pursuant to the Environmental Agreement then not later than the tenth anniversary of the Closing Date, in which case Seller shall also remain liable with respect to that Identified Site Environmental Condition during the same 10-year period for incremental costs incurred by Buyer in the normal use and operation of a Facility, consistent with good commercial practice, as a result of Seller's decision not to conduct a Remedial Action.

          (iv) For purposes of this subsection 12.1(a), Site Environmental Condition includes the presence of Regulated Substances on other properties as a result of migration from the Owned Real Property.

     (b) All liabilities arising from the off-site transport from any of the Facilities or otherwise by the Business prior to the Closing Date or the ESACO Closing, as the case may be, of Regulated Substances for treatment, storage or disposal at any location other than the Owned Real Property and, upon the ESACO Closing, the New ESACO Facility, but excluding any transports by migration which are treated as Site Environmental Conditions.

     (c) All liabilities arising from the presence of Regulated Substances on any real property, other than the Owned Real Property and (until five (5) years following the ESACO Closing) the New ESACO Facility, previously owned or operated by the Business.

     (d) The items listed in Subsections 12.1(a) through (c) individually and collectively comprise "Seller's Environmental Responsibility."

     12.2 Buyer Environmental Liabilities. Subject to Section 12.1 hereof, Buyer shall be responsible for and shall cause to be performed, discharged or paid when due any obligations, loss, cost or expense relating to or arising from:

     (a) Except as otherwise expressly provided by this Article 12, all liabilities arising from the operation of the Business or the use or occupancy of the Owned Real Property and (upon the ESACO Closing) the New ESACO Facility, on or after the Closing Date or the ESACO Closing, as the case may be, which are not liabilities of the Seller hereunder, more particularly:

          (i) costs and expense of operating and maintaining the Business and the Transferred Assets and, upon the ESACO Closing, the New ESACO Facility, on and after the Closing Date or the ESACO Closing, as the case may be, including the cost of maintaining compliance with Environmental Laws in the operation of the Business on and after the Closing Date; and

          (ii) any act or omission of Buyer or any Buyer Subsidiary in the operation of the Business on or after the Closing Date and any event that occurs or condition that first arises as a result of Buyer's operation of the Business after the Closing Date.

     (b) Certain and only certain liabilities arising from operation of the Business or the use or occupancy of the Facilities prior to the Closing Date, namely, (i) any Environmental Non-Compliance Item, as defined in the Environmental Agreement, not listed on Schedule A to that Agreement and not noticed to Seller within the relevant time period stated in Section 12.1 above or for which Seller has completed an adequate Compliance Action; provided, however, that under no circumstances shall Buyer be responsible for fines, penalties or other sanctions assessed or imposed for periods prior to the Closing Date; (ii) any Identified Site Environmental Condition or other Site Environmental Condition (A) noticed to Seller as a result of a Third-Party claim within five (5) years of the Closing Date and for which Seller has completed an adequate Remedial Action or (B) for which Seller and Buyer agrees no Remedial Action is required and five (5) years have elapsed since the Closing Date; (iii) any Identified Site Environmental Condition or other Site Environmental Condition for which a Third Party Claim is noticed to Seller within five (5) years of the Closing Date and for which Seller elects to implement no or some Remedial Action, Buyer reasonably disagrees and Seller does not predominately prevail on the central issues in an arbitration pursuant to the Environmental Agreement, and ten (10) years have elapsed since the Closing Date; (iv) any other Site Environmental Condition for which Buyer does not receive a Claim from a Third Party and notify Seller by not later than the fifth anniversary of the Closing Date; and (v) any liability related to the New ESACO Facility not noticed to the Seller within five (5) years after the date of the ESACO
Closing.

     (c) Matters identified in Subsections 12.2(a) and 12.2(b) comprise Buyer's Environmental Responsibility, subject to Section 12.1.

     12.3 Environmental Indemnification by the Seller. Subject to and in accordance with Sections 12.10, 12.11 and 12.12, the Seller agrees to indemnify, defend and hold harmless the Buyer and the Buyer Subsidiaries and their respective shareholders, officers, and directors from and against any liabilities, costs, damages, penalties, fines, claims, judgments or proceedings, including reasonable attorneys' fees (collectively, "Environmental Damages"), that arise from a Seller's Environmental Responsibility. Notwithstanding the foregoing, the Seller shall not be liable to and shall not indemnify any party or otherwise be responsible for any Environmental Damages under this Article 12 to the extent the same are caused, contributed to, or exacerbated by the post-Closing actions or omissions of the Buyer or the Buyer Subsidiaries, and the Buyer will be responsible for that portion of any Environmental Damages attributable to such post-Closing acts or omissions.

     12.4 Environmental Indemnification by the Buyer.  Subject to Sections 12.3,
12.10 and 12.11, the Buyer agrees to indemnify, defend and hold harmless the Seller and the Seller Subsidiaries and their respective shareholders, officers, or directors, and successors and assigns of the Seller or the Seller Subsidiaries, from and against any Environmental Damages that arise from a Buyer's Environmental Responsibility. Notwithstanding the foregoing, the Buyer shall not be liable to and shall not indemnify any party or otherwise be responsible for any Environmental Damages under this Article 12 to the extent that the same are caused, contributed to or exacerbated by the post-Closing actions or omissions of the Seller or the Seller Subsidiaries, and the Seller will be responsible for that portion of any Environmental Damages attributable to such acts or omissions.

     12.5 Release. THE BUYER EXPRESSLY WAIVES AND RELEASES THE SELLER AND THE SELLER SUBSIDIARIES FROM, AND COVENANTS NOT TO SUE THE SELLER OR ANY OF THE SELLER SUBSIDIARIES FOR, ANY CLAIMS, WHETHER PURSUANT TO, OR AS PERMITTED OR PROVIDED BY, THE ENVIRONMENTAL LAWS (EXPRESSLY INCLUDING, BUT NOT LIMITED TO, CERCLA, RCRA, CWA, SWDA, CAA, TSCA, AND EPCRA) OR OTHERWISE WHICH THE BUYER OR ANY BUYER SUBSIDIARY, OR ANY SUCCESSOR IN INTEREST TO THE BUYER WITH RESPECT TO THE REAL PROPERTY, MAY HAVE IN CONNECTION WITH THE RELEASE OR PRESENCE OF ANY REGULATED SUBSTANCE AFTER THE CLOSING DATE. After the Closing Date, the remedies of the Buyer and the Seller provided for under Article 12 shall be the exclusive remedies of the Parties with respect to the matters covered in this
Article 12.

     12.6 Notice of Claim. The Parties agree that they will each promptly, but in no event later than 60 calendar days from the date of their discovery by an employee responsible for environmental compliance or reporting matters of facts that are reasonably likely to give rise to a demand for indemnification pursuant to Section 12.3 or Section 12.4, as the case may be, notify the other in writing of such facts and potential claim. If any legal proceedings are instituted or any claim is asserted in writing by, or on behalf of, a Third Party in respect of which either Party, including any Subsidiary, believes it may be entitled to indemnity hereunder, that Party shall give written notice thereof within 30 days of service of process after institution of the legal proceedings or within 30 days after the assertion of a claim in writing by, or on behalf of, the Third Party asserting the claim. A delay in giving notice required by the preceding two sentences shall relieve the other Party of liability only to the extent that it suffers actual prejudice because of the delay. After notification, the Party notified must within 60 days notify the other that it accepts responsibility for the matters set forth in the notice or the Party so notified will be deemed to have declined to accept responsibility for such matters.

     12.7 Acceptance of Responsibility. If the Party notified accepts responsibility for any Third Party claim under this Article 12:

     (a) that Party may in its sole discretion and at its own expense assume control of, and be responsible for, the defense or settlement of the claim;

     (b) if the Party notified assumes control, the other Party may at its own expense hire counsel to monitor the claim;

     (c) the Party notified shall not, without the prior written consent of the other Party, which consent will not be unreasonably withheld, settle the claim or consent to entry of any judgment relating thereto which does not include as a term thereof the giving by the claimant to the other Party of a release from all liability in respect to the claim; and

     (d) if a claim involves only an injunction or equitable relief, the Party giving notice shall have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of the claim, and the Party notified will not, without the prior written consent of the other Party, which consent will not be unreasonably withheld, settle the claim or consent to entry of any judgment relating thereto.

     12.8 Party Declines Responsibility. Prior to the expiration of the 60-day period under Section 12.4, and if the Party notified does not within that time accept responsibility for any Third Party claim under this Article 12 or declines to assume control:

     (a) the Party giving notice may engage counsel to defend, settle or otherwise dispose of such claim;

     (b) the Party notified may at its own expense hire counsel to monitor the claim;

     (c) the Party receiving notice may notify the other Party at a subsequent time that it is assuming responsibility for the claim, at which time the provisions of Section 12.5 become applicable; and

     (d) the right of either Party to contest the right of the other Party to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished.

     12.9 Cooperation. The Parties will cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party claim under this Article 12, provided, however, that in no event shall either Party have any right to any attorney-client or any attorney work product privileged materials.

     12.10 The Seller's Indemnity and the Buyer's Re-Sale of Real Property. With respect to any Seller's Environmental Responsibility, the Seller shall not be responsible for that portion of any liability that is reasonably attributable to the need to comply with: (i) Environmental Law that first takes effect after the Closing Date; or (ii) more stringent requirements of an Environmental Law in effect as of the Closing Date where the more stringent requirement is first promulgated or first becomes applicable after the Closing Date; provided, however, with reference to both (i) and (ii), that if the Seller elects not to implement a Remedial Action with respect to an Identified Site Environmental Condition listed on Schedule B of the Environmental Agreement, the Buyer reasonably disagrees and the Seller does not predominately prevail on the central issues in an arbitration pursuant to the Environmental Agreement, then and only then, the Seller shall continue to bear the risk of changes in the applicable Environmental Laws and liabilities related to such changes shall be part of Seller's Environmental Responsibilities during the period ending on the tenth anniversary of the Closing Date, but not that of changes in land use initiated voluntarily by the Buyer or by any Affiliate or successor of the Buyer. The Buyer acknowledges and agrees that if a subsequent purchaser or a change in land use requires additional Compliance Action or Remedial Action at the Owned Real Property beyond that which may already have been initiated or completed by the Seller, the Buyer will have the sole responsibility to satisfy those additional requirements. Notwithstanding anything contained in this Agreement to the contrary, the Seller will have no obligation or liability under this Article 12 to any such purchaser; provided, however, that no Affiliate of Buyer shall be deemed a purchaser for purposes of this provision.

     12.11 No Consequential Damages. Notwithstanding anything contained herein to the contrary, in no event will either Party be liable to the other for consequential, special or incidental damages such as, by the way of example and not of limitation, reduction in market value of the Real Property, loss of profits, loss of business opportunity or interruption-of-business losses; provided, however, that Seller will reimburse Buyer for one-half (fifty percent) of its consequential damages caused proximately by Site Environmental Conditions, Environmental Non-Compliance Items, Compliance Actions or Remedial Actions plus the first $10 million in the aggregate of any consequential damages actually incurred by the Buyer as a result of any Environmental Non-Compliance Items, subject to the following conditions and limitations:

     (a) Buyer shall pursue and implement all commercially reasonable measures to avoid, mitigate or limit its damages; and

     (b) Seller shall have no liability for any consequential damages incurred by Buyer or any Buyer Subsidiary after the fifth anniversary of the Closing Date, except in regard to any Compliance Action or Remedial Action that continues in progress, for which Seller's liability with respect to such an item shall extend to the final resolution of that item.

     12.12 Access to the Real Property and Documents. If a Party or its agents request, the other Parties shall provide reasonable access to the property and the books, records and employees of the other Parties relating to the Business or Real Property to the extent reasonably necessary to assist the requesting Party in investigating, assessing, remediating, defending or settling any claim regarding any alleged breach of any warranty or representation in
Section 5.12 or any matter involving Article 12, provided that such access will be sought in such manner so as not to interfere unreasonably with the operation of any Party's business and need not include access to any attorney-client or any attorney work product privileged materials.

     12.13     The Seller's Pursuit of Third Parties.

     (a) If the Seller remediates, or incurs any Environmental Damages with respect to, a matter for which a Third Party may be responsible or liable, subject to reimbursement for their reasonable costs, the Buyer and the Buyer Subsidiaries agree to cooperate with the Seller in pursuing any claim against such Third Party and will use reasonable efforts to assist the Seller in legally asserting such claim and in recovering the Seller's Environmental Damages against such Third Party including, but not limited to, acting as the real party in interest and assigning the Buyer's or the Buyer Subsidiary's rights or any cause of action against any such Third Party relating to such claim or the proceeds thereof to the Seller.

     (b) If the Buyer remediates, or incurs any Environmental Damages with respect to, a matter for which a Third Party may be responsible or liable, subject to reimbursement for their reasonable costs, the Seller and the Seller Subsidiaries agree to cooperate with the Buyer in pursuing such claim against such Third Party and will use reasonable efforts to assist the Buyer in legally asserting such claim and in recovering the Buyer's Environmental Damages against such Third Party, including, but not limited to, acting as the real party in interest and assigning the Seller's or the Seller Subsidiary's rights or any cause of action against any such Third Party relating to such claim or the proceeds thereof to the Buyer.

     12.14 Limitations. The indemnification provisions of this Article 12 shall apply to any breach of a representation or warranty in Section 5.12, any Environmental Non-Compliance Item and any Site Environmental Condition to the exclusion of the provisions set forth in Article 19. In addition to the limitations and conditions on indemnification set forth in this Article 12, the limitations and conditions stated in Sections 19.7, 19.8 and 19.9 shall apply to indemnification under this Article 12.

     12.15     Agency Contact.

     (a) The Buyer agrees that it will not engage in any contact, whether written, verbal, or in person, with any governmental agency or agency representative regarding any condition that it believes may give rise to a Compliance Action or Remedial Action or constitute a breach of any warranty or representation under Section 5.12 unless:

     (i) the contact is required under any Environmental Law and Buyer and Buyer Subsidiaries follow a consistent practice of reporting with respect to other facilities they own or operate under the jurisdiction of that governmental authority;

     (ii) the contact is reasonably necessitated by the ordinary and necessary conduct of business;

     (iii) a governmental agency or agency representative contacts the Buyer regarding that matter; or

     (iv) the Seller has approved the contact, which approval will not be unreasonably withheld.

     (b) If the Buyer believes it is entitled to contact a governmental agency or agency representative regarding any condition that it believes may give rise to a Compliance Action or Remedial Action or constitute a breach of a warranty or representation under Section 5.12, it shall notify the Seller as soon as reasonably possible after it believes it will make the contact, and the Seller shall respond as timely as the circumstances require, but in no event later than ten (10) days from receipt of the Buyer's notice whether it approves the contact and advise the Buyer if the Seller wishes to participate in the contact. In any event, the Seller's failure to approve or disapprove the contact within ten (10) days of receipt of the Buyer's notice of the proposed contact shall be deemed to be approval of the contact.

     (c) Except as provided herein, the Seller will make all reports to governmental agencies or other reports necessary or desirable in connection with any condition or circumstance with respect to which the Buyer asserts pursuant to Section 12.6 any claim for indemnity under Section 12.3; provided, however, that Seller shall furnish Buyer with advance drafts of all such reports and communications, provide Buyer reasonable opportunity to comment, and use best efforts to reflect reasonable comments of Buyer in the final version.

     12.16 Survival. The rights and obligations of the Parties set forth in this Article 12 shall survive the Closing as set forth in Section 18.1 and
Section 18.2.

                                      ARTICLE 13

                        CONDITIONS TO OBLIGATIONS OF THE BUYER

     The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Buyer in its sole discretion by delivery of a written notice to that effect to the Seller which makes specific reference to this Article, which notice shall constitute a release by the Buyer with respect to such condition.

     13.1 HSR Act Compliance. All applicable governmental pre-merger filing requirements under the HSR Act and comparable laws of foreign jurisdictions shall have been satisfied and the applicable waiting period requirements under the HSR Act and comparable laws of foreign jurisdictions shall have terminated or expired.

     13.2 No Litigation. At the Closing Date, no litigation, proceeding, investigation, or inquiry shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or involving any of the Transferred Assets which, if sustained, would have a Material Adverse Effect on the Buyer's right to retain the Transferred Assets or to conduct the Business as it is currently conducted.

     13.3 No Casualty. Prior to the Closing Date, there shall not have occurred any uninsured casualty or casualties in or to any of the Transferred Assets as a result of which the monetary amount of damage or destruction totals $1,000,000 or a lesser amount if such damage or destruction has a Material Adverse Effect, unless the Parties mutually agree to an adjustment in the Purchase Price. To the extent there shall have occurred any uninsured casualty or casualties in or to any of the Transferred Assets which results in monetary damage or destruction equal to or greater than $250,000 but less than $1,000,000 in the aggregate, the Seller shall repair or replace the damaged or destroyed Transferred Asset(s) or, if such Transferred Asset(s) is or are not repairable or replaceable, the Seller shall reimburse the Buyer for the value of such Transferred Asset(s).

     13.4 Truth of Representations and Warranties. The representations and warranties of the Seller contained herein shall, if qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects at and as of the Closing as if made as of the Closing, in each case, except for any violations thereof which, taken as a whole, would not reasonably be likely to have a Material Adverse Effect; provided, that representations and warranties that are made as of a specific date need be true in all material respects only as of such date and provided, further, that representations and warranties with Corresponding Schedules amended pursuant to Section 7.10, if qualified by materiality, be true and correct subject to such amendment and, if not so qualified, be true and correct in all material respects at the Closing as if made as of the Closing subject to such amendment, in each case, except for any violations thereof which, taken as a whole, would not reasonably be likely to have a Material Adverse Effect. The Seller shall furnish the Buyer with an appropriate closing certificate, dated the Closing Date, to that effect.

     13.5 Performance by the Seller. All of the covenants and agreements required by this Agreement to have been performed and complied with by the Seller, if qualified by materiality, shall have been performed and complied with and, if not so qualified, shall have been performed and complied with by the Seller in all material respects prior to or on the Closing Date, in each case except where such nonperformance or noncompliance in the aggregate, taken as a whole, would not reasonably be likely to have a Material Adverse Effect. The Seller shall have delivered to the Buyer an appropriate certificate to that effect dated the Closing Date.

     13.6 Statutory Prohibition. No written or published statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal.

     13.7 No Material Adverse Effect. There shall have not been, since the date hereof, an event or occurrence, either individually or in the aggregate, which results in a Material Adverse Effect.

     13.8 Organization Authority of Seller Subsidiaries. Prior to the Closing Date, this Agreement and, if applicable, the Related Agreements and the consummation of the transactions contemplated hereby or thereby shall have been duly and validly authorized by requisite corporate or limited liability company action of each of the Seller Subsidiaries.

     13.9 Required Consents. The Seller shall have obtained all of the Required Consents, if any, and provided evidence thereof to the Buyer which is reasonably satisfactory to the Buyer.

     13.10 Markdorf, Germany Facility. The Seller or a Seller Subsidiary shall have registered a priority notice (Auflassungsvormerkung) in favor of HERKULES regarding the Markdorf, Germany Facility, provided that there shall be no rights registered in the land register ranking higher than such priority notice, except for charges visible from the land register excerpt dated July 21, 1999 referred to in Corresponding Schedule A to Section 2.1(b).

                                      ARTICLE 14

                       CONDITIONS TO OBLIGATIONS OF THE SELLER

     The obligations of the Seller under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Seller in its sole discretion by delivery of a written notice to that effect to the Buyer which makes specific reference to this Article, which notice shall constitute a release by the Seller with respect to such condition.

     14.1 HSR Act Compliance. All applicable governmental pre-merger filing requirements under the HSR Act and comparable laws of foreign jurisdictions shall have been satisfied and the applicable waiting period requirements under the HSR Act and comparable laws of foreign jurisdictions shall have expired.

     14.2 No Litigation. At the Closing Date, no litigation, proceeding, investigation, or inquiry shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     14.3 Truth of Representation and Warranties. The representations and warranties of the Buyer contained herein shall, if qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects at and as of the Closing as if made as of the Closing, in each case, except for any violations thereof which, taken as a whole, would not reasonably be likely to have a Material Adverse Effect; provided, that representations and warranties that are made as of a specific date need be true in all material respects only as of such date, except for any violations thereof which, taken as a whole, would not reasonably be likely to have a Material Adverse Effect.

The Buyer shall furnish the Seller with an appropriate closing certificate, dated the Closing Date, to that effect.

     14.4 Performance by the Buyer. All of the covenants and agreements required by this Agreement to have been performed and complied with by the Buyer, if qualified by materiality, shall have been performed and complied with and, if not so qualified, shall have been performed and complied with by the Buyer in all material respects prior to or on the Closing Date, in each case, except where such nonperformance or noncompliance, taken as a whole, would not reasonably be likely to have a Material Adverse Effect. The Buyer shall have delivered to the Seller an appropriate certificate to that effect dated the Closing Date.

     14.5 Statutory Prohibition. No written or published statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal.

                                      ARTICLE 15

                                       CLOSING

     15.1 The Closing Date. The Closing shall take place at the offices of the Seller, at Eaton Center, Cleveland, Ohio, at 10:00 a.m., Cleveland, Ohio local time, on October 1, 1999, or, if the conditions specified in Articles 13 and 14 have not been fulfilled or waived by such date, no later than the fifth business day following the fulfillment or waiver of such conditions or at such other place or on such other day as the Buyer and the Seller shall agree upon in writing. Such date is herein called the "Closing Date." Notwithstanding the foregoing, the Closing shall be deemed to be effective as of 12:01 a.m., Cleveland, Ohio local time, on the Closing Date. If all of the conditions specified in Articles 13 and 14 shall have been fulfilled or waived in writing by the Buyer or by the Seller, as the case may be, on or by the Closing Date, then, on the Closing Date, the Buyer and the Seller shall make the following deliveries.

     15.2 Deliveries by the Buyer. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

     (a)  the adjusted Purchase Price required by Section 4.1 of this Agreement;

     (b)  the Assumption Agreement;

     (c)  each of the Services Agreements;

     (d)  all Local Agreements; and

     (e)  the certificates referred to in Section 14.3 and Section 14.4.

     15.3 Deliveries by the Seller. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

     (a) a general assignment and bill of sale in the form set forth on the Corresponding Exhibit;

     (b) assignments of the Seller's ownership rights to each of the Proprietary Rights in form mutually satisfactory to counsel for the Buyer and the Seller hereunder and in recordable form to the extent necessary to assign such rights;

     (c) a general warranty deed of transfer for each of the parcels of real estate included in the Owned Real Property, each in form acceptable for filing with and recording in the records of the appropriate office or land registry office of the township, county, state or province where such real estate is located, and such other documents required to be delivered by the Seller under
Article 11;

     (d)  all of the Required Consents, if any;

     (e)  each of the Services Agreements;

     (f)  all Local Agreements;

     (g)  the certificates referred to in Section 13.4 and Section 13.5;

     (h) separate assignments or other appropriate instruments of transfer to the Buyer of any of the Transferred Assets not appropriately transferred by the documents referred to in clauses (a) through (e) above including, if applicable, with respect to ESACO;

     (i) such other certificates or documents as may be reasonably requested by the Buyer;

     (j) consents and estoppel certificates in forms reasonably acceptable to the Buyer from the landlords of each Leased Real Property; and

     (k) A certified extract from the land register of Markdorf relating to the Markdorf, Germany Facility dated of the latest working day (excluding Saturdays) in Germany prior to the Closing Date from which it transpires to the reasonable satisfaction of German counsel to the Buyer that Eaton GmbH is the owner of the Markdorf, Germany Facility and that, except for a cancellation of encumbrances, no changes have occurred in respect of the Markdorf, Germany Facility compared to the status evidenced by the land register excerpt dated July 21, 1999 and summarized in Corresponding Schedule A.

     15.4 Rights to Possession. The Buyer's right to possession of the Transferred Assets shall commence at the close of business on the Closing Date, and the Buyer or the Buyer Subsidiaries shall take possession of the Transferred Assets at the places they are located on the Closing Date.

     15.5 Deliveries by both Parties In respect of the Markdorf, Germany Facility, Eaton GmbH and HERKULES shall as of the Closing or any other date mutually agreed to by the Parties, enter into an agreement regarding the transfer of title to the Markdorf, Germany Facility (Auflassung) before a German notary, providing for (i) the agreement of the Parties on the transfer of title to the Markdorf, Germany Facility from the Seller to HERKULES, (ii) the Seller's granting (Bewilligung) of the registration of HERKULES as the new owner of the Markdorf, Germany Facility, and (iii) an irrevocable instruction by the applicable Parties to the acting notary to take all actions necessary or desirable in connection with the registration of HERKULES in the Land Register.

ARTICLE 16

                               SALES AND TRANSFER TAXES

     The Seller and the Buyer shall share equally all sales, use, transfer (or stamp duty) and documentary taxes and recording and filing fees, if any, including, without limitation, all provincial land transfer taxes, provincial sales taxes and any other charges applicable to the transfer of the Transferred Assets and the assumption of the Assumed Liabilities provided for by this Agreement.

                                      ARTICLE 17

                                      BULK SALES

     The Buyer hereby waives compliance by the Seller with any applicable bulk sales or bulk transfer law applicable in any jurisdiction where the Transferred Assets are located, and the Seller hereby agrees that the provisions of
Section 19.1 shall apply to any losses, damages, costs, charges or expenses which the Buyer may sustain as a consequence of the Seller not complying with such bulk sales or bulk transfer laws.


                                      ARTICLE 18

                SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     18.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing only for the applicable period set forth in this Article 18. All of the representations, warranties, covenants and agreements of the Seller and the Buyer contained in this Agreement and all unasserted claims and causes of action with respect thereto shall terminate upon expiration of the eighteenth month following the Closing Date, except that:

     (a) the representations and warranties in Section 5.11 (Tax Matters), shall terminate upon the expiration of the applicable statute of limitations;

     (b)  the representations and warranties in subsections (b) and   of
Section 5.12 (Environmental Matters) shall terminate upon the expiration of six
(6) months following the Closing Date; the Seller's undertakings relating to Site Environmental Conditions and Remedial Actions shall terminate upon the earlier of the completion of an adequate Remedial Action with which the Buyer agrees for an Identified Site Environmental Condition or the expiration of five
(5) years following the Closing Date, except for an Identified Site Environmental Condition with respect to which the Seller determines to take no or some Remedial Action, the Buyer reasonably disagrees and the Seller does not predominately prevail on the central issues in an arbitration pursuant to the Environmental Agreement, in which case the Seller's undertaking with respect thereto shall terminate upon the expiration of ten (10) years following the Closing Date; the Seller's undertakings with respect to properties other than the Owned Real Properties and the New ESACO Facility and the Buyer's undertakings with respect to the post-Closing operation of the Business and Site Environmental Conditions shall survive the Closing indefinitely, except that the Seller's undertaking with respect to the New ESACO Facility shall terminate upon the expiration of five (5) years following the ESACO Closing;

     (c) the representations and warranties in Section 5.1 (Organization, Existence and Standing of the Seller), Section 5.2 (Corporate Authority),
Section 5.7 (Title to Personal Property), Section 6.1 (Organization, Existence and Standing of the Buyer), and Section 6.2 (Corporate Authority) shall survive indefinitely;

     (d) the covenants and agreements contained in this Agreement having specific time periods of applicability shall survive the Closing Date for the periods set forth therein; and

     (e) covenants and agreements of the Buyer to assume the Assumed Liabilities and the liabilities assumed by the Buyer under Article 10 and to indemnify the Seller and the Seller Subsidiaries with respect to the Assumed Liabilities and the liabilities assumed by the Buyer under Article 10 as provided for in clause (b) of Section 19.2 and the covenants and agreements of the Seller to retain the Retained Liabilities and the liabilities retained by the Seller under Article 10 and to indemnify the Buyer with respect to the Retained Liabilities and the liabilities retained by the Seller under Article 10 as provided for in clause (c) of Section 19.1 shall (except as otherwise set forth in Article 10) survive indefinitely.

     18.2 Notice of Claim. In the event notice of any claim for indemnification is given (as provided for in Article 12 or Article 19) within the applicable survival period and such claim is not resolved within such period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive until such time as such claim or claims are finally resolved but only with respect to the specific unresolved claim or claims made within the applicable survival period.

                                      ARTICLE 19

                                   INDEMNIFICATION

     19.1 Indemnification of the Buyer. In addition to their indemnification obligations pursuant to Article 12 and subject to Article 18 and to compliance with Sections 19.3, 19.4 and 19.9 of this Agreement, the Seller and each of the Seller Subsidiaries, jointly and severally, agrees to indemnify and hold the Buyer and the Buyer Subsidiaries, and their respective officers, directors, employees, agents, Affiliates, successors and assigns, harmless from any loss, cost, liability, damage, penalty, fine, judgment, claim or expense (including, without limitation, costs and expenses of investigation and litigation and reasonable attorney's fees) (collectively, "Indemnified Losses") arising out of or resulting from (a) any breach of any representation, warranty, covenant or agreement of the Seller or any Seller Subsidiary set forth in this Agreement or in any certificate or other closing document furnished by the Seller pursuant to this Agreement, other than those matters addressed in Article 12, (b) the provision contained in Article 17, (c) the assertion against the Buyer or any Buyer Subsidiary of any liabilities retained or assumed by the Seller under
Article 10, or (d) the failure by the Seller or any Seller Subsidiary to fully pay, perform or satisfy or cause to be paid or satisfied any of the Retained Liabilities when due and payable, irrespective of whether the failure to pay or fully satisfy such Retained Liability results in the breach of any representation, warranty, covenant or agreement of the Seller or any of the Seller Subsidiaries set forth in this Agreement; provided, however, that each Seller Subsidiary shall only be jointly and severally liable to the extent of the Purchase Price received by such Seller Subsidiary.

     19.2 Indemnification of the Seller. Subject to Article 18 and to compliance with Sections 19.3, 19.4 and 19.9 of this Agreement, the Buyer and each of the Buyer Subsidiaries, jointly and severally, agrees to indemnify and hold the Seller and the Seller Subsidiaries, and their respective officers, directors, employees, agents, Affiliates, successors and assigns, harmless against any Indemnified Losses arising out of or resulting from (a) any breach of any representation, warranty, covenant or agreement of the Buyer set forth in this Agreement, or in any certificate or other closing document furnished by the Buyer pursuant to this Agreement, (b) the assertion against the Seller or any Seller Subsidiary of any of the Assumed Liabilities other than those relating to Environmental Conditions or liabilities retained by the Seller under Article 10, or (c) the failure by the Buyer or any Buyer Subsidiary to fully pay, perform or satisfy or cause to be paid or satisfied any of the Assumed Liabilities when due and payable, irrespective of whether the failure to pay or fully satisfy such Assumed Liability results in the breach of any representation, warranty, covenant or agreement of the Buyer or any of the Buyer Subsidiaries set forth in this Agreement.

     19.3 Eligible Claim; Threshold Amount; Payment. A Party may bring a claim seeking indemnification (the "Indemnified Party ") under the terms and provisions of this Article 19 only if such claim exceeds Fifty Thousand Dollars ($50,000) (an "Eligible Claim "). Further, a Party may bring an Eligible Claim seeking indemnification under the terms and provisions of this Article 19 only if such Eligible Claim, either alone or when aggregated with other Eligible Claims for indemnification by such party, exceeds Seven Hundred Fifty Thousand Dollars ($750,000) (the "Threshold Amount"). Until such time as a Party can bring an Eligible Claim or Eligible Claims in the aggregate amount in excess of the Threshold Amount, no right to indemnification under this Article 19 shall arise. In the event that a Party brings an Eligible Claim or Eligible Claims for an amount in excess of the Threshold Amount, such Party shall be entitled to indemnification for the full amount of all Indemnified Losses exceeding One Hundred Thousand Dollars ($100,000) up to the maximum amount referred to in
Section 19.9.  NOTWITHSTANDING  ANYTHING  IN  THE  FOREGOING  TO  THE
CONTRARY,
HOWEVER,  CLAIMS  BY  THE  BUYER  AGAINST  THE  SELLER  OR  ANY  OF  THE
SELLER
SUBSIDIARIES IN RESPECT OF THE RETAINED LIABILITIES, THE SELLER'S LIABILITIES UNDER ARTICLE 10 OR ARTICLE 17, WHETHER ANY OF THE FOREGOING LIABILITIES ARE DIRECTLY OR INDIRECTLY RELATED TO ANY REPRESENTATION
OR
WARRANTY HEREIN, AND CLAIMS BY THE SELLER OR ANY OF THE SELLER SUBSIDIARIES IN RESPECT OF THE ASSUMED LIABILITIES OR THE BUYER'S LIABILITIES UNDER ARTICLE 10, WHETHER ANY OF THE FOREGOING LIABILITIES ARE DIRECTLY OR INDIRECTLY RELATED TO ANY REPRESENTATION OR WARRANTY HEREIN, SHALL NOT BE SUBJECT TO ANY OF THE LIMITATIONS ON INDEMNIFICATION SET FORTH IN THIS
SECTION 19.3, INCLUDING, WITHOUT LIMITATION, THOSE LIMITATIONS RELATING TO ELIGIBLE CLAIMS AND THE THRESHOLD AMOUNT.

     19.4 Procedures for Claims. Subject to Section 19.3, any Indemnified Party shall provide written notice of any Eligible Claim to the Party from which it seeks indemnification (the "Indemnifying Party") within 45 days of such Party becoming aware of the existence of such Eligible Claim stating the amount claimed to be due and payable or an estimate of the Eligible Claim if contingent or unliquidated, the basis of the Eligible Claim and the provision or provisions of this Agreement under which such Eligible Claim is asserted; provided, however, that the failure of the Indemnified Party to give such notice within 45 days of such Party becoming aware of the existence of such Eligible Claim will not relieve the Indemnifying Party of liability for Indemnified Losses it may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced by the Indemnified Party's failure to give such timely notice, including, without limitation, the inability of the Indemnifying Party to adequately conduct the defense of such claim. Within 30 calendar days after receipt of such notice, the Indemnifying Party shall by written notice to the Indemnified Party either (a) concede liability in whole as to the amount claimed in such notice, (b) deny liability in whole as to such amount, or
(c) concede liability in part and deny liability in part. If the Parties are not able to resolve any dispute over a claim brought under this Article 19 within 30 days after the Indemnified Party receives written notice from the Indemnifying Party denying liability in whole or in part, the Parties shall submit the dispute to the dispute resolution procedure set forth in Article 22.

     19.5 Third-Party Claims.

     (a) An Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of written notice from the Indemnified Party of the commencement of or assertion of any lawsuit filed or instituted against the Indemnified Party asserting any Eligible Claim for which the Indemnifying Party may be responsible under this Agreement (each, a "Third Party Claim"), to assume and conduct the defense of each Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that such Third Party Claim involves (and continues to involve) solely monetary damages (the "Litigation Condition"); and, provided, further, that the Indemnifying Party gives the Indemnified Party adequate assurances in writing of the Indemnifying Party's ability to meet its obligations under this Section 19.5 and Sections 19.1 or 19.2, as the case may be, if so required by the Indemnified Party. Notwithstanding the Indemnifying Party's assumption of the defense of a Third Party Claim, in the event that, during the course of such defense, the Indemnifying Party uncovers or becomes aware of sufficient evidence which causes the Indemnifying Party to reasonably conclude that the Indemnified Party is not entitled to indemnification for such Third Party Claim pursuant to either
Section 19.1 or Section 19.2, as the case may be, the Indemnifying Party shall promptly provide the Indemnified Party with written notice of its conclusion that such Third Party Claim is not entitled to indemnification (a "Defense Rejection Notice"). Upon receipt of a Defense Rejection Notice, the Indemnified Party shall assume the defense of such Third Party Claim, provided that the assumption of the defense by the Indemnified Party does not prejudice the defense thereof and is permitted by the appropriate court, administrative agency or tribunal.

     (b) If the Indemnifying Party assumes the defense of a Third Party Claim as provided in Section 19.5, the Indemnifying Party shall be liable for any legal expenses (other than those of the Indemnified Party) in connection with the defense thereof. If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 19.5, the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 19.5, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof for as long as the Indemnifying Party retains the defense of such Third Party Claim; provided, however, that if (i) the Litigation Condition ceases to be met, or
(ii) the Indemnified Party provides written notice to the Indemnifying Party, at any time after the Indemnifying Party assumes the defense of such action, stating that the Indemnified Party believes the Indemnifying Party has failed to take reasonable steps necessary to defend diligently such Third Party Claim, and the Indemnifying Party fails to take such reasonable steps within 30 calendar days (or such shorter period as may be required to defend diligently such Third Party Claim) after receiving such written notice from the Indemnified Party, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. In the event that the Indemnifying Party provides the Indemnified Party with a Defense Rejection Notice, the Indemnified Party, subject to its right to recover legal expenses as Indemnified Losses in the event that it is ultimately determined pursuant to the terms of this Agreement that the Indemnified Party is entitled to indemnification for a Third Party Claim, shall pay the legal fees and expenses incurred in connection with the defense of such Third Party Claim after the date of the Defense Rejection Notice.

     (c) Without the Indemnified Party's prior written consent or authorization, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim. If the Indemnifying Party does not assume the defense of any such Third Party Claim or litigation resulting from such claim in accordance with the terms of this
Section 19, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. If the Indemnifying Party seeks to question the manner in which the Indemnified Party defended such Third Party Claim or litigation resulting from such claim or the amount of or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such claim in a reasonably prudent manner.

     19.6 Exclusive Remedy. Except as otherwise expressly provided for in this Agreement, following the Closing, the indemnification provided by this Article 19 shall be the exclusive remedy for the Buyer or the Seller, as the case may be, with respect to this Agreement and the transactions contemplated by this Agreement other than those matters addressed by Article 10 and Article 12 and except claims for fraud or intentional misrepresentation shall not be limited by the provisions in this Article 19.

     19.7 Payment of Amounts. If any amount is determined to be due and owing to a Party as a result of any occurrence which gives rise to indemnification obligations under this Section 19, such amount shall be paid by the Indemnifying Party to the Indemnified Party in immediately available funds. All indemnification payments under this Article 19 and Article 12 shall be deemed adjustments to the Purchase Price.

     19.8 Tax and/or Insurance Offset. The amount of any Indemnified Losses suffered by an Indemnified Party shall be reduced by the net effect of any tax-related benefits or insurance coverage which may be realized by such Party following the date of such Indemnified Losses in respect of or as a result of such Indemnified Losses or the facts or circumstances relating thereto. Notwithstanding the foregoing, it is understood and agreed that the determination of the net tax effect and/or insurance coverage benefit of any Indemnified Losses, if any, shall not delay payment or indemnification of such Indemnified Losses by the Indemnifying Party. All Indemnified Losses shall be paid or reimbursed promptly upon determination; the Indemnified Party shall reimburse the Indemnifying Party for the net tax effect benefit of such Indemnified Losses, if any, upon the date of filing of the tax return with respect to which such tax benefit is realizable or upon the date of recovery of any insurance proceeds.

     19.9 Maximum Amount of Any Indemnification. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE REQUIRED TO INDEMNIFY THE OTHER FOR CLAIMS WITH RESPECT TO WHICH INDEMNIFICATION (ON A CUMULATIVE BASIS) UNDER THIS AGREEMENT WOULD OTHERWISE BE AVAILABLE IN EXCESS OF AN AMOUNT EQUAL TO 25% OF THE PURCHASE PRICE, AS ADJUSTED PURSUANT TO SECTION 4.3 OR SECTION 7.12.
                                      ARTICLE 20

                                     TERMINATION

     20.1 Grounds. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned only under any of the following circumstances:

     (a) At any time (by written notice delivered to the other Party) prior to the Closing:

     (i) By the Buyer (upon action by its Board of Directors acting on advice of counsel) if the conditions set forth in Section 13 of this Agreement have become incapable of fulfillment on or before the Closing Date;

     (ii) By the Seller (upon action by its Board of Directors acting on advice of counsel) if the conditions set forth in Section 14 of this Agreement have become incapable of fulfillment on or before the Closing Date;

     (iii) By the Seller or the Buyer if the Closing has not occurred on or prior to the Termination Date, unless the absence of such occurrence shall be due to the delay or failure of the Party seeking to terminate this Agreement (or its Subsidiaries or Affiliates) to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing; provided, however, that if the Closing has not occurred by the Termination Date due to the lack of expiration of the applicable waiting period under the HSR Act or similar laws of foreign jurisdictions with respect to pre-merger approval, then, subject to termination of this Agreement pursuant to Section 20.1(b) or subsections (iv), (v) and (vi) of this Section 20.1(a), neither the Buyer nor the Seller may terminate this Agreement due to this subsection (iii) for a period 180 days after the Termination Date;

     (iv) By either the Buyer or the Seller, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and through no failure, delay or fault of or breach by the terminating Party (or its Subsidiaries or Affiliates), and such order, decree, ruling or other action shall have become final and nonappealable;

     (v) By the Buyer at any time if the Seller amends any of the Corresponding Schedules pursuant to Section 7.10 and such amendment reflects information that would have or has had a Material Adverse Effect; or

     (vi) By either the Buyer or the Seller if an appropriate official of the Federal Trade Commission informs such Party that the staff of the Federal Trade Commission has been authorized to seek a permanent injunction restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or an Assistant Attorney General of the United States government or his or her delegate informs such Party that the staff of the Justice Department has been authorized to seek a permanent injunction restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

     (b) At any time by the mutual written consent of both the Buyer and the Seller.

     20.2 Effect.

     (a) If any of the conditions to the obligations of the Buyer in Section 13 or of the Seller in Section 14 have not been satisfied prior to the Termination Date, the Buyer or the Seller, as the case may be, shall have the right either
(i) to terminate this Agreement pursuant to, and with liability allocated as set forth in, this Article 20, or (ii) [to waive and release their respective conditions and] to proceed with the Closing and the consummation of the transactions contemplated by this Agreement without liability or further obligation with respect to the nonfulfillment of such condition.

     (b) In the event that this Agreement is terminated as permitted by Section 20.1, all obligations of the Seller and the Buyer hereunder shall terminate without liability or further obligations; provided, however, if any such termination shall result from the failure, delay or fault of the Buyer or any Buyer Subsidiary, on the one hand, or the Seller or any Seller Subsidiary, on the other hand (for purposes of this Section 20.2(b), either such parties, as applicable, shall be referred to as the "Breaching Party") to fulfill a condition to the performance of the obligations of either the Buyer and the Buyer Subsidiaries or the Seller and the Seller Subsidiaries, as the case may be (for purposes of this Section 20.2(b), either such parties, as applicable, shall be referred to as the "Non-Breaching Party"), then the Breaching Party shall be fully liable for (i) any and all costs, expenses, damages or losses incurred or suffered by the Non-Breaching Party as a result of such termination, including, without limitation, all costs and expenses of the Non-Breaching Party identified in Sections 11.1(b) and Article 21, plus (ii) an amount in cash equal to 3% of the Purchase Price. Such payment shall be made within 20 days of the termination, and such payment shall not constitute liquidated damages or otherwise limit the rights of the Non-Breaching Party, which shall retain all rights and remedies provided by law or equity.

     (c) Notwithstanding the foregoing, any confidentiality agreement entered into by the Parties, and any other agreements between the Parties that do not expressly provide for their termination, shall survive the termination of this Agreement.

                                      ARTICLE 21

                                       EXPENSES

     Subject to Article 20, Section 11.1(b) and Article 16, whether or not the transactions contemplated hereby are consummated, each of the Parties will, except in the case of any breach of the terms and provisions of this Agreement for which either the Buyer or the Seller, as the case may be, may be entitled to indemnification under Article 19 hereof, pay its respective expenses, income and other taxes and costs (including, without limitation, the commissions, fees, disbursements and expenses of its investment bankers, attorneys, accountants and consultants) incurred by it in negotiating, preparing, closing and carrying out this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

                                      ARTICLE 22

                                  DISPUTE RESOLUTION

     22.1 Notice of Dispute. In the event of a dispute between the Parties arising out of or related to this Agreement (except for matters to be resolved by the Independent Accountant), either Party may invoke the procedures specified in this Article 22 by giving written notice to the other Party. Such written notice will describe briefly the nature of the dispute, the approximate amount of any monetary claim and shall identify an individual with authority to settle the dispute on behalf of that Party. The Party receiving such notice shall have ten days within which to designate an individual with authority to settle the dispute on its behalf and to notify the other Party of its designation (the individuals so designated shall be referred to as the "Authorized Individuals "). The Authorized Individuals shall be elected officers of the Parties if the amount claimed exceeds $5,000,000.

     22.2 Investigation; ADR. The Authorized Individuals shall make whatever investigation each deems appropriate and promptly thereafter, but no later than 30 days from the date of the original notice invoking these procedures, shall commence discussions concerning resolution of the dispute. If the dispute has not been resolved within 60 days from the date of the original notice invoking these procedures, the Parties shall submit the matter to alternative dispute resolution ("ADR") in accordance with the following mini-trial procedure.

     22.3 Selection of Neutral. The Parties shall have ten days from expiration of the periods referred to in this Section 22.3 or the agreement of the Parties to submit the matter to ADR, whichever occurs first, within which to agree upon a mutually acceptable person not then or previously affiliated in any manner with either Party (the "Neutral"). If no Neutral has been selected within that time period, either Party may request the American Arbitration Association to supply within ten days a list of at least three potential Neutrals with qualifications as specified in the request, or as agreed to jointly by the Parties. Within seven days of receipt of the list, the Parties shall rank the proposed candidates independently, exchange rankings (ranked numerically with one being the most desired) and select as the Neutral the individual who receives the highest combined ranking who is available to serve. If two or more individuals have the highest ranking and the Parties do not agree within five days as to whom to select, the organization that provided the list of individuals shall select the Neutral from among those individuals with the highest ranking.

     22.4 Prehearing Conference. Within 30 days after appointment of the Neutral, the Parties agree to meet with the Neutral for a prehearing con-ference.
At such conference, the Parties shall arrange for the exchange of information in the possession of the other Party, including certain limited depositions where appropriate, and the stipulation of uncontested facts. The Parties shall establish the extent of and schedule for the production of relevant documents, sworn depositions and the identification of witnesses. Should a dispute arise over the extent of document production, appropriate witnesses or the scheduling of any activity, including the hearing location and date, the Neutral shall make a final determination after hearing each Party's position. At such prehearing conference, or at a later scheduled conference as agreed to by both Parties, the location and date for the hearing shall be set which shall not, unless both Parties agree, be more than 120 days from the date of the initial prehearing conference.

     22.5 Written Summary of Position. One week prior to the scheduled hearing, each Party shall deliver to the Neutral and to the other Party a written summary of its views on the matter in dispute. The summary shall be no longer than twenty double-spaced pages unless the Parties agree otherwise.

     22.6 Hearing. At the hearing each Party shall be represented by the Authorized Individuals and also by counsel. Each Party shall have an agreed-upon time, not to exceed four hours, in order to present its case. The Authorized Individuals shall hear the presentation but shall not participate in them. The Neutral will be permitted to ask questions during the presentation by each side and the Authorized Individuals may ask questions after the conclusion of the other Party's presentation. At the conclusion of such presentations, the Authorized Individuals, without counsel, shall meet with the Neutral to discuss the case in order to reach a resolution. If no settlement is reached, the Neutral will orally summarize the dispute, the strengths and weaknesses of both Parties' positions and give his non-binding opinion as to how much the Party seeking recovery or other relief would receive if the matter were resolved through litigation. There shall be no stenographic, visual or audio record made of the hearing.

     22.7 Commitment to ADR. The Parties agree to participate in the ADR to its conclusion as designated by the Neutral and not to terminate negotiations concerning resolution of the matters in dispute until at least two weeks thereafter. Each Party agrees not to commence a lawsuit or seek other remedies prior to the conclusion of the two-week post-hearing negotiation period; provided, however, that notwithstanding anything to the contrary in this Article 22 or elsewhere in this Agreement, either Party may commence litigation on any date after which the commencement of litigation would be barred by an applicable statute of limitations or in order to request equitable relief to prevent irreparable harm or other injury for which equitable relief is appropriate. In such event, the Parties agree (except as prohibited by court order) to continue to participate in the ADR to its conclusion.

     22.8 Fees. The fees of, and reasonable costs incurred by, the Neutral shall be shared equally by the Parties. The Neutral shall be disqualified as a witness, consultant, expert or counsel for any Party with respect to the matters in dispute and any related matters.

     22.9 Confidentiality. The ADR is a compromise negotiation for purposes of the Federal Rules of Evidence and state rules of evidence. The entire procedure is confidential. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the ADR by any of the Parties, their agents, employees, representatives or other invitees to the ADR and by the Neutral, who is the Parties' joint agent for purposes of these compromise negotiations, are confidential and shall, in addition and where appropriate, be deemed to be work product and privileged. Such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible for any purposes, except impeachment, in any litigation or other proceeding involving the Parties and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative for any of the Parties. Evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the ADR, and the Parties may request any discovery to which they would otherwise be entitled without regard to the documents, depositions or other discovery that occurred as part of the ADR.


                                      ARTICLE 23

                                    MISCELLANEOUS

     23.1 Notices. Any notice, request, instruction, consent or other document to be given hereunder by either Party hereto to the other Party shall be in writing and delivered personally, by confirmed facsimile or sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

     If to the Buyer:    Borg-Warner Automotive, Inc.
                    200 South Michigan Avenue
                    Chicago, Illinois  60604
                    Attention: Vice President and General Counsel Facsimile No.: (312) 322-8621

     With a copy to:     Honigman, Miller, Schwartz & Cohen
                    660 Woodward Avenue
                    2290 First National Building
                    Detroit, Michigan  48226
                    Attention:  David Foltyn
                    Facsimile No.:  (313) 465-7381

     If to the Seller:   Eaton Corporation
                    Eaton Center
                    1111 Superior Avenue
                    Cleveland, Ohio  44114
                    Attention:  Corporate Secretary
                    Facsimile No.:  (216) 479-7103

or at such other address for a Party as shall be specified in writing by that Party. Any notice which is delivered personally or by facsimile to the addresses provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be deemed given to the entity to which it is addressed when received.

     23.2 Waiver. No provision of this Agreement may be waived except by a writing signed by the waiving party. No waiver of any breach of any provision of this Agreement will be deemed a waiver of any preceding or succeeding breach or of any other provision of this Agreement. No extension of time for performance of any obligations or acts will be deemed to be an extension of the time for performance of any other obligations or acts.

     23.3 Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor affect in any way the meaning of the terms and provisions hereof.

     23.4 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto; provided, however, that this Agreement may not be assigned by any Party without the express written consent of the other Party hereto, except that either Party may assign all or part of its rights and obligations under this Agreement to one or more Subsidiaries of such Party, but any such assignment will not release such Party of any of its obligations.

     23.5 Enforceability. If any provision of this Agreement as applied to any Party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The Parties intend this Agreement to be enforced as written. If any such provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, the Seller and the Buyer agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete the specific words or phrases, and in its amended form such provision shall then be enforceable and shall be enforced. If any provision of this Agreement shall otherwise finally be determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

     23.6 No Third-Party Beneficiaries or Right to Rely. Notwithstanding anything to the contrary in this Agreement, (a) nothing in this Agreement is intended to or shall create for or grant to any Third Party (including without limitation to any former, current or future employees or officers of any Party, any Subsidiary or any labor union) any rights whatever, as a Third Party beneficiary or otherwise, (b) no Third Party is entitled to rely on any of the
representations, warranties, covenants or agreements contained herein, and   no
Party hereto shall incur any liability or obligation to any Third Party because of any reliance by such Third Party on any representation, warranty, covenant or agreement herein.

     23.7 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same agreement. A signature to this Agreement delivered by facsimile or other artificial means shall be deemed valid.

     23.8 Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the local laws of the State of Michigan, without regard to principles of conflict of laws.

     23.9 Time of Essence. Time shall be of the essence with respect to this Agreement.

     23.10 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against either Party.

     23.11 Public Announcements. The Buyer and the Seller shall agree on the terms of the press releases to be issued upon the execution of this Agreement and shall consult with each other before issuing any other press releases with respect to this Agreement and the transactions contemplated hereby, including without limitation, any termination of this Agreement for any reason.

     23.12 Currency/Method of Payment. Unless otherwise specifically provided herein, (a) all references to amounts of money shall be to lawful money of the United States, and (b) all payments of money to be made by the Buyer or the Seller, as the case may be, shall be made in immediately available funds.

     23.13 Subsequent Legal Fees. In the event any action or proceeding is initiated to enforce the terms and provisions of this Agreement, the Party prevailing in said action shall be entitled to its reasonable attorney's fees and costs.

     23.14 Exclusive Jurisdiction and Consent to Service of Process. The Parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, shall be instituted in a federal or state court sitting in Wayne County, Michigan, which shall be the exclusive jurisdiction and venue of said legal proceedings and each Party hereto waives any objection which such Party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such Party when transmitted in accordance with the notice provision herein. Nothing contained herein shall be deemed to affect the right of any Party hereto to serve process in any manner permitted by law.

     23.15 Miscellaneous. As used in this Agreement, the Corresponding Schedules, the Corresponding Exhibits and the Related Agreements and as required by the context: the singular and plural shall be deemed to include each other and each gender, to include all genders; the terms herein, hereof, and hereunder or other similar terms refer to this Agreement or the Related Agreements, in which they appear as a whole and not only to the particular sentence, paragraph, subsection or section in which any such term is used except as expressly more specifically limited; and words and phrases defined in this Agreement have the same meaning in the Corresponding Schedules, Corresponding Exhibits and Related Agreements unless specifically provided to the contrary in any thereof.

     23.16 Entire Agreement; Amendment. This Agreement, including all Corresponding Schedules and Corresponding Exhibits hereto, together with the Related Agreements and the Confidentiality Agreement dated April 13, 1999 between the Seller and the Buyer, constitute the sole understanding of the Parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all other prior agreements and understandings between the Parties with respect to such matters. No amendment, modification or alteration of the terms or provisions of this Agreement, including all Corresponding Schedules and Corresponding Exhibits hereto, shall be binding unless the same shall be in writing and duly executed by the Party against whom such would apply.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered by its duly authorized representatives as of the date first written above.


                              EATON CORPORATION


                              By:
                              Name:
                              Title:

                              And by:
                              Name:
                              Title:


                              BORG-WARNER AUTOMOTIVE, INC.


                              By:
                              Name:
                              Title:


                              EATON MDH COMPANY, INC.


                              By:
                              Name:
                              Title:


                              EATON GMBH


                              By:
                              Name:
                              Title:


                              EATON ETN OFFSHORE LTD.


                              By:
                              Name:
                              Title:


                              EATON LIMITED (U.K.)


                              By:
                              Name:
                              Title:


                         EATON (CHINA) INVESTMENTS CO., LTD.


                              By:
                              Name:
                              Title:


                              EATON LTDA.


                              By:
                              Name:
                              Title:


                              HERKULES ACHTUNDDREIBIGSTE VERWALTUNGSGESELLSCHAFT
                              MBH


                              By:
                              Name:
                              Title:


                              BORG-WARNER AUTOMOTIVE SOUTH ASIA CORPORATION


                              By:
                              Name:
                              Title:


                         LACOM SCHWITZER EQUIPAMENTOS LTDA.


                              By:
                              Name:
                              Title:
















                              ASSET PURCHASE AGREEMENT

                                    DATED AS OF

                                   AUGUST 2, 1999

                                       AMONG

                                 EATON CORPORATION,

                             THE SELLER SUBSIDIARIES,

                            BORG-WARNER AUTOMOTIVE, INC.

                                        AND

                               THE BUYER SUBSIDIARIES




            TABLE OF CONTENTS

Page

ARTICLE 1      DEFINITIONS                   2
ARTICLE 2 SALE AND PURCHASE OF ASSETS        10
2.1  Transferred Assets                      10
2.2  Excluded Assets                         12
2.3  Non-Transferability of Certain Assets   12
2.4  Certain Excluded Proprietary Rights     13

ARTICLE 3                          LIABILITIES    13
3.1  Assumption of Liabilities                    13
3.2  Retained Liabilities                         14
3.3  Reimbursement for Certain Payments           15

ARTICLE 4 PURCHASE PRICE                          16
4.1  Purchase Price                               16
4.2  Payment at Closing                           16
4.3  Adjustment to Purchase Price                 16
4.4  Allocation of the Purchase Price             18
4.5  Prorations of Property Taxes                 18

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLER 19
5.1  Organization, Existence and Standing of the Seller19
5.2  Organization Authority                       19
5.3  Financial Statements                         19
5.4  Accounts Receivable.                         20
5.5  Inventory.                                   20
5.6  Real Property                                20
5.7  Title to Personal Property                   21
5.8  Condition and Sufficiency of Transferred Assets22
5.9  Contracts                                    22
5.10 Proprietary Rights                           24
5.11 Tax Matters25
5.12 Environmental Matters                        25
5.13 No Breach of Contract, No Violations of Law, No Prior Approval   26
5.14 Litigation                                   27
5.15 Finders, Brokers and Investment Bankers      27
5.16 No Material Adverse Change                   27
5.17 Governmental Permits and Licenses; Compliance with Laws     27
5.18 Insurance                                    28
5.19 Employees; Labor Relations                   28
5.20 Employee Benefits                            29
5.21 Liabilities                                  29
5.22 Employee Safety                              29
5.23 Customer Assets; Location of Assets          30
5.24 Year 2000 Compliance                         30
5.25 Motor Vehicles                               30
5.26 Stay Bonuses                                 30
5.27 Customers and Suppliers                      30
5.28 Books and Records.                           30
5.29 Products Liability; Warranties               31
5.31 Disclaimer; Corresponding Schedules          31

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYER  32
6.1  Organization, Existence and Standing of the Buyer32
6.2  Corporate Authority                          32
6.3  No Breach of Contract, No Violations of Law, No Prior Approval32
6.4  Litigation                                   33
6.5  Finders, Brokers and Investment Bankers      33
6.6  Financing                                    33
6.8  Disclaimer                                   33

ARTICLE 7 COVENANTS OF THE SELLER AND THE
SELLER SUBSIDIARIES                               34
7.1  Conduct of Business to Closing Date          34
7.2  Access by the Buyer to Properties and Records; Furnishing Information35
7.3  Compliance with Conditions                   36
7.4  Third-Party Consents                         36
7.5  Notification to the Buyer of Damage or Destruction of Transferred Assets or
     Material Changes                             36

7.6  Transfer of Warranties                       36
7.7  HSR Act Filing; Other Governmental Filings   37
7.8  Transitional Use of Trade Names, Trademarks and Logos37
7.9  Negotiations with Third Parties              37
7.10 Update of Schedules                          38
7.11 Covenant Not to Compete                      38
7.12 ESACO Joint Venture Interest                 39
7.13 Assignment of Confidentiality Agreements     40
7.14 Execution of Agreement by Seller Subsidiaries40

ARTICLE 8 COVENANTS OF THE BUYER AND THE BUYER SUBSIDIARIES40
8.1  Compliance with Conditions                   40
8.2  Cooperation in Obtaining Consents            41
8.3  HSR Act Filing; Other Governmental Filings   41
8.4  Make Records and Personnel Available         41
8.5  Buyer Qualification                          42
8.6  ESACO Trademark Agreement; Name of ESACO     42
8.7  Brazilian Regime Automotivo42
8.8  Execution of Agreement by Buyer Subsidiaries 42

ARTICLE 9 MUTUAL COVENANTS                        42
9.1  Transition Services Agreements               42
9.2  Payments Received                            43
9.3  Further Assurances                           43
9.4  Certain Tax Payments and Returns             43
9.5  Covenant Regarding Personnel                 43
9.6  Local Agreements                             44
9.7  Guarantee of Performance                     44
9.8  Warranty Obligations; Product Liability Claims45

ARTICLE 10     EMPLOYEES AND EMPLOYEE BENEFITS    46
10.1 Employment                                   46
10.2 Severance                                    46
10.3 Welfare Benefit Plans                        47
10.4 Pension Plan                                 51
10.5 Disposition of U.S. Investment Plan Responsibilities59
10.6 Buyer/Buyer Subsidiary Retirement Savings Plan(s) 60
10.7 1999 Incentive Compensation                  61
10.8 Employment Claims                            62
10.9 Worker's Compensation Claims and Worker's Occupational Diseases Claim 63
10.10     Vacation Responsibilities                    63
10.11     Other Agreements, Plans, Understandings and Practice        63
10.12     Foreign Employment Liabilities               63
10.13     General                                      64

ARTICLE 11     CERTAIN REAL ESTATE MATTERS             64
11.1 Title Commitment; Title Policy                    64
11.2 Objections                                        65

ARTICLE 12     ENVIRONMENTAL MATTERS                   65

ARTICLE 13     CONDITIONS TO OBLIGATIONS OF THE BUYER  72

13.1 HSR Act Compliance                                72
13.2 No Litigation                                     72
13.3 No Casualty                                       72
13.4 Truth of Representations and Warranties           72
13.5 Performance by the Seller                         73
13.6 Statutory Prohibition                             73
13.7 No Material Adverse Effect                        73
13.8 Organization Authority of Seller Subsidiaries     73
13.9 Required Consents                                 73
13.10     Markdorf, Germany Facility                   73

ARTICLE 14     CONDITIONS TO OBLIGATIONS OF THE SELLER 73
14.1 HSR Act Compliance                                74
14.2 No Litigation                                     74
14.3 Truth of Representation and Warranties            74
14.4 Performance by the Buyer                          74
14.5 Statutory Prohibition                             74

ARTICLE 15     CLOSING                                 74
15.1 The Closing Date                                  74
15.2 Deliveries by the Buyer                           75
15.3 Deliveries by the Seller                          75
15.4 Rights to Possession                              76
15.5 Deliveries by both Parties                        76

ARTICLE 16     SALES AND TRANSFER TAXES                76

ARTICLE 17     BULK SALES                              76

ARTICLE 18     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS77
18.1 Survival                                          77
18.2 Notice of Claim                                   78

ARTICLE 19     INDEMNIFICATION                         78

19.1 Indemnification of the Buyer                      78
19.2 Indemnification of the Seller                     78
19.3 Eligible Claim; Threshold Amount; Payment         79
19.4 Procedures for Claims                             79
19.5 Third-Party Claims                                80
19.6 Exclusive Remedy                                  81
19.7 Payment of Amounts                                81
19.8 Tax and/or Insurance Offset                       81
19.9 Maximum Amount of Any Indemnification             81

ARTICLE 20     TERMINATION                             82
20.1 Grounds                                           82
20.2 Effect                                            83

ARTICLE 21     EXPENSES                                83

ARTICLE 22     DISPUTE RESOLUTION                      84
22.1 Notice of Dispute                                 84
22.2 Investigation; ADR                                84
22.3 Selection of Neutral                              84
22.4 Prehearing Conference                             84
22.5 Written Summary of Position                       85
22.6 Hearing                                           85
22.7 Commitment to ADR                                 85
22.8 Fees                                              85
22.9 Confidentiality                                   85

ARTICLE 23     MISCELLANEOUS                           86
23.1 Notices                                           86
23.2 Waiver                                            86
23.3 Captions                                          86
23.4 Successors and Assigns                            87
23.5 Enforceability                                    87
23.6 No Third-Party Beneficiaries or Right to Rely     87
23.7 Counterparts                                      87
23.8 Governing Law                                     87
23.9 Time of Essence                                   87
23.10     No Strict Construction                       87
23.11     Public Announcements                         87
23.12     Currency/Method of Payment                   88
23.13     Subsequent Legal Fees                        88
23.14     Exclusive Jurisdiction and Consent to Service of Process88
23.15     Miscellaneous88
23.16     Entire Agreement; Amendment                  88

                                    EXHIBIT INDEX

Section
Reference

Assumption Agreement (including Guaranty)         3.1
Transitional Services Agreement - Seller to Buyer 9.1
Transitional Services Agreement - Buyer to Seller 9.1
Environmental Agreement                           9.9
General Assignment and Bill of Sale               15.3(a)

                                  LIST OF SCHEDULES

Section
Reference

Individuals with Actual Knowledge of the Business Article 1
Owned Real Property                               2.1(b)
Leased Real Property                              2.1(c)
Personal Property; Leased and Owned Automobiles   2.1(d)
Proprietary Rights                                2.1(h)
Other Excluded Assets                             2.2(g)
Dual Purpose Proprietary Technology               2.4
Exceptions to Seller's Accounting Principles for Closing Balance Sheet4.3(a)
Financial Statements; Exceptions to Seller's Accounting Principles    5.3
Inventory                                         5.5
Real Property Exceptions                          5.6(a)
Leased Real Property Exceptions                   5.6(b)
Other Real Property Exceptions                    5.6(c)
Personal Property Exceptions                      5.7
Condition of Transferred Assets                   5.8
Contract Exceptions                               5.9(a)
Material Contracts                                5.9(b)
Termination of Material Contracts                 5.9(c)
Proprietary Rights Exceptions                     5.10
Environmental Exceptions                          5.12
Consents; Creation of Liens on Transferred Assets 5.13(a)
Certain Governmental Authorizations, Consents or Approvals  5.13(b)
Litigation; Claims                                5.14
Material Adverse Changes                          5.16
Compliance with Laws                              5.17
           LIST OF SCHEDULES

Section
Reference

Employees                5.19(a)
Employee Claims          5.19(b)
Employee Benefit Plans   5.20
Exceptions from Liabilities   5.21
Employee Safety Exceptions    5.22
Third Party Assets Located at the Division5.23(a)
Personal Property Located Off-Site 5.23(b)
Year 2000 Compliance          5.24
Stay Bonuses                  5.26
Customers and Suppliers       5.27
Product Liability; Warranties 5.29
Disclosure                    5.30
Other Permitted Contracts     7.1(e)
Retained Employees            10.1
Severance Obligations         10.2
Transitional Service Benefit  10.4(a)(iv)
Seller Accrued Benefit Value  10.4(c)(v)(C)
1999 Incentive Compensation   10.7
Foreign Employment Liabilities10.13